As filed with the Securities and Exchange Commission on May 12, 2006
Registration No. 333-129639

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
VINTAGE WINE TRUST INC.
(Exact Name of Registrant as Specified in its Governing Instruments)

1101 Fifth Avenue, Suite 310
San Rafael, California 94901
(415) 456-0420
(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Joseph W. Ciatti
Chief Executive Officer
1101 Fifth Avenue, Suite 310
San Rafael, California 94901
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Jay L. Bernstein, Esq.
Andrew S. Epstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2006
PROSPECTUS
                             Shares of Common Stock
Vintage Wine Trust Inc.

             Vintage Wine Trust Inc. is a self-administered Maryland corporation created to acquire and own vineyards, wineries and other real estate assets related to the wine industry that are net leased to branded wineries, bulk wine producers and independent wine grape growers. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005.
      This prospectus covers the resale of up to                      shares of our common stock that the selling stockholders listed on page 100 of this prospectus may offer for sale from time to time following the effective date of the registration statement of which this prospectus is a part. We are registering these shares of common stock to provide the selling stockholders with freely tradable shares. However, registration of the shares of common stock does not necessarily mean that the selling stockholders will offer or sell any of the shares. We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.
      The selling stockholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the name of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.
      No public market currently exists for our common stock. Our common stock is not currently listed on any national securities exchange or market system. However, following our private offering in March 2005, our common stock has been sold from time to time in private transactions, and some of those transactions have been reported on The Portal Market®, a subsidiary of the NASDAQ Stock Market, Inc. The last reported sale price of our common stock on The Portal Market on May 2, 2006 was $9.00 per share.
      We will not receive any proceeds from sales of our shares of common stock by the selling stockholders, but we will incur expenses in connection with the registration of these shares.
      The shares of our common stock are subject to certain restrictions on ownership and transfer intended to preserve our qualification as a REIT. See “Description of Stock—Restrictions on Transfer.”
       Investing in our common stock involves risks. Before buying any shares, you should read the discussion of those risks in “Risk Factors” beginning on page 15 of this prospectus.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

Market Data
      Market and industry data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. Certain industry data prepared by George Schofield & Associates was prepared for us at our expense. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the uncertainties as the other forward-looking statements in this prospectus.
Trademarks and Tradenames
      Vintage Wine Trusttm, VWTtm and the Vintage Wine Trust Logotm are trademarks of Vintage Wine Trust Inc. We have applied to register the marks with the U.S. Patent and Trademark Office. All references in this prospectus to “Vintage Wine Trust” lacking the tm symbol are defined terms or portions of defined terms that reference the business or products or technologies of the business of Vintage Wine Trust Inc.

SUMMARY
      You should read the following summary together with more detailed information regarding our company appearing elsewhere in this prospectus, including under the caption “Risk Factors,” and the financial statements, including the related notes. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our company,” “our” and “us” refer to Vintage Wine Trust Inc., a Maryland corporation, together with its consolidated subsidiaries, including Vintage Wine Trust LP, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership,” and VWP Inc., a Delaware corporation. In addition, references to “common stock” refer to the common stock, $0.01 par value per share, of our company, and references to “OP units” refer to the units of limited partnership interest of our operating partnership.
Overview
      We are a self-administered Maryland corporation created to acquire and own vineyards, wineries and other real estate assets related to the wine industry. These targeted assets are net leased to branded wineries, bulk wine producers and independent wine grape growers throughout the United States and Canada. Currently, all of the properties in our portfolio are located in the State of California, which has typically accounted for 90.0% or more of the annual wine production in the United States. We believe that we were the first company in the United States focused exclusively on investing in and net leasing vineyards, wineries and other real estate assets related to the wine industry. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005.
      We were formed in January 2005 and completed a private offering of our common stock in March 2005, in which we raised net proceeds of approximately $145.9 million. Shortly after the completion of our private offering, we began to acquire our current portfolio of eight vineyards from unrelated parties for an aggregate purchase price of $111.3 million, including acquisition costs. We own vineyards aggregating approximately 4,618 acres, which are located in Napa County, Sonoma County, the North Coast, the Central Coast and the Central Valley, each a principal California wine region. Unique combinations of climate, soil and water availability make these regions among the best places in the world to grow wine grapes for both premium and generic winemaking.
      We provide branded wineries, bulk wine producers and independent wine grape growers, from multinational branded beverage companies to family-owned businesses, access to capital locked in vineyards, wineries and other real estate assets related to the wine industry at a time when these wine industry participants need additional working capital in order to expand and compete in an increasingly global business while allowing the seller to maintain or third parties to obtain operational control of the leased properties. Branded wineries, bulk wine producers and independent wine grape growers require significant capital for, among other things (1) vineyard acquisition, development, operation and maintenance, (2) wine-making facilities, (3) brand acquisition and development, (4) marketing, sales and distribution, (5) inventory and (6) investment in technology to improve efficiency and reduce costs.
      Our principal business objective is to maximize stockholder returns through a combination of dividends, sustainable long-term growth in cash flow from operations and long-term appreciation in the value of our targeted assets. We declared three distributions in 2005, aggregating $0.17 per share. We negotiate lease rates with our tenants based on, among other factors, the credit quality of the tenant, our assessment of the property’s historical and potential wine or wine grape production and sales, the term of the lease, prevailing market interest and lease rates and the purchase price we pay for the property. In addition to lease payments, we expect to realize significant long-term appreciation in the value of many of our properties because we believe that the value of our properties, particularly in Napa and Sonoma Counties, will generally increase significantly during our period of ownership. We believe that we will be able to capture all or a portion of this anticipated land value appreciation through either (1) our tenants renewing expiring leases or third parties executing new leases, in most instances, on lease terms based on the fair market value of the property at the time of lease renewal or execution, (2) our tenants buying the property back from us at an appreciated value relative to our purchase price, (3) our sale of the property to a third party at its appreciated fair market value or (4) our refinancing of the property based on its appreciated fair market value.
      We believe a number of characteristics of, and trends in, the wine industry favor our acquisition of vineyards, wineries and other real estate assets related to the wine industry. For example, domestic wine consumption has grown over the past decade, and we believe that demographic trends suggest that the growth will continue. In addition, U.S. wine export revenues have increased over the same period, and we believe that the presence and reputation of U.S. wines in the world market is strengthening. At the same time, we believe that the U.S. wine industry appears to be moving from a period of oversupply of wine grapes and low margins for wine industry participants to a period of stable supply, steady and rising prices for both wine grapes and wine and sustainable profits for wine industry participants. We anticipate that these supply and demand dynamics will enhance the value we may realize from the ownership and leasing of our targeted assets. We also believe that recent industry consolidation, along with increased foreign competition and imports, has intensified and will continue to intensify the working capital needs of wine industry participants and make our acquisition and leasing strategy an increasingly attractive source of financing for branded wineries, bulk wine producers and independent wine grape growers.
Industry Overview
      Wine grapes grown in U.S. vineyards are used by domestic producers in wines that are sold throughout the world. As of September 2005, the U.S. wine industry included approximately 3,500 wineries. In 2004, retail wine sales in the United States totaled approximately $23.2 billion. The U.S. wine industry is dominated by the State of California, which has typically accounted for 90.0% or more of the annual wine production in the United States. As of the end of 2004, we estimate that the bearing acres of planted vineyards in California had an aggregate value of $14.9 billion, which does not include the value of other wine industry-related assets. According to a study of the wine industry released by the Wine Institute and California Association of Winegrape Growers entitled “Economic Impact of California Wine 2004,” wine and related industries contributed an estimated $45.4 billion to the economy of California in 2002.
      The wine industry is comprised of a number of different participants, each of which has an important role in the process through which wine grapes move from the vineyard to the finished product ready to be sold to consumers. As illustrated by the chart below, the wine-making process begins with growers, which range from small, independent, family-owned wineries and growers, to large multinational corporations, like Constellation Brands, Inc. and Foster’s Group Limited. Growers sell the wine grapes to wineries pursuant to established (often multi-year) contracts or on the open market, which is referred to as the spot market. To the extent a grower is also a branded winery or a bulk wine producer, it uses the wine grapes to make the wine it sells. Of the 428 million gallons of California wine sold in the U.S. in 2004, approximately 17.2% was produced from wine grapes grown by the selling winery, while approximately 82.8% was produced by wineries from wine grapes or bulk wine purchased from independent wine grape growers or other wineries. Wineries process wine grapes into wine to be sold either in bottles under the label of that winery or on the bulk wine market to be bottled and sold by other wine producers. Following bottling, the wine is sold to consumers through a distribution system that includes distributors, restaurants, wine shops, liquor stores, grocery stores, and big box retailers.
Wine Industry Participants

Market Opportunity
      We believe that our targeted assets represent an attractive investment opportunity for our company due to a number of short- and long-term factors affecting the wine industry.

•	Demand for Wine Has Been Steadily Increasing. U.S. adult per capita wine consumption grew every year from 1990 to 2004 at a compound annual growth rate of 2.5%, which represents an aggregate percentage increase of 41.3%. U.S. wine export revenues also increased at a compound annual growth rate of approximately 13% to $794 million in 2004 from $153 million in 1991.

•	Cyclical Changes in Domestic Wine Grape Supply Appear to Be Leading to a Period of Supply/ Demand Stabilization. Wine production has historically been a cyclical business, with trends of increasing and decreasing wine grape supply influencing the price of wine grapes and wine. When combined with a trend of increased demand, we believe that the U.S. wine industry appears to be emerging from a period of oversupply of wine grapes and low margins for branded wineries, bulk wine producers and independent wine grape growers into a period of stable supply and improving margins.

•	Appreciation in Value of Vineyards. We have observed a positive correlation between wine grape prices and vineyard values in many of the principal California wine regions over the last ten years. Despite short-term fluctuations in vineyard values, we believe that the long-term trend in vineyard values has been positive.

•	Branded Wineries, Bulk Wine Producers and Independent Wine Grape Growers Need Increasing Amounts of Capital. The wine industry is an increasingly capital-intensive business. In order to remain competitive and expand, branded wineries, bulk wine producers and independent wine grape growers need increasing amounts of capital for, among other things, (1) vineyard acquisition, development, operation and maintenance, (2) wine-making facilities, (3) brand acquisition and development, (4) marketing, sales and distribution, (5) inventory and (6) investment in technology to improve efficiency and reduce costs.

•	Industry Consolidation. The international and domestic wine industry has recently experienced significant consolidation as larger wine industry participants seek to build broader brand portfolios and capitalize on increasing demand by creating and acquiring additional wineries or brands. We believe that continued consolidation within the wine industry, along with increased foreign competition and imports, will intensify the working capital needs of wine industry participants and make our acquisition and leasing strategy an increasingly attractive source of financing for branded wineries, bulk wine producers and independent wine grape growers.
Our Properties
      Current Portfolio. Our current portfolio of properties consists of eight vineyards with an aggregate of 4,618 acres. These properties are located in Napa County, Sonoma County, the North Coast, the Central Coast and the Central Valley, each a principal California wine region. The Terra Ventosa and Huichica Hills vineyards, which we acquired in March 2005, are leased to The Robert Mondavi Corporation, a branded winery that is a wholly owned subsidiary of Constellation Brands, Inc. The Pope Creek Ranch vineyard, which we also acquired in March 2005, and the Gravelly Ford vineyard, which we acquired in June 2005, are leased to Carson Smith Farming Company, Inc., an independent wine grape grower. The Iron Corral Ranch vineyard, which we also acquired in June 2005, is leased to Foster’s Wine Estates Americas, a branded winery that is a wholly owned subsidiary of Foster’s Group Limited. The Edna Valley vineyard and winery, which we acquired in December 2005, is leased to The Wine Group LLC, a branded winery. The Hopland winery, which we acquired in March 2006, is leased to Weibel Incorporated, a branded winery. The San Mateo vineyard, which we also acquired in March 2006, is leased to an independent wine grape grower. The leases for our current vineyards typically provide for a contractual base rent, an additional prepaid rent payment of 1.0% of the purchase price due at closing and an annual rent escalator of 2.0%.

      The following table sets forth information, as of March 31, 2006, regarding our current portfolio of properties.
Current Portfolio Information

												Approximate
						Total Acres/						Initial Lease		Tenant
	Purchase					Approximate		Initial Annual		Straight-Line		Term/Renewal	Principal	Repurchase
Property Name and Location	Price(1)		Seller	Tenant	Type	Planted Acres		Base Rent(10)		Rent(13)		Term	Varieties	Right

Terra Ventosa vineyard (Central Coast)	$37,103,373		Robert Mondavi Properties, Inc.	The Robert Mondavi Corporation (3)	branded winery	1,408/1,216		$3,148,700	(11)	$3,508,761		11 years/ 3×5 years	chardonnay; merlot; syrah	right of first refusal
Huichica Hills vineyard (Napa and Sonoma Counties)	30,080,960		Robert Mondavi Properties, Inc.	The Robert Mondavi Corporation (3)	branded winery	589/383	(7)	2,553,000	(11)	2,744,372		2 years/ 3×5 years	chardonnay; pinot noir; merlot	right of first refusal
Iron Corral Ranch vineyard (Napa Valley)	9,538,629		Foster’s Wine Estates Americas	Foster’s Wine Estates Americas	branded winery	424/142	(8)	753,615		753,615		2 years	cabernet sauvignon; merlot; syrah	none
Edna Valley vineyard and winery (Central Coast)	8,055,386		The Wine Group LLC	The Wine Group LLC	branded winery	100/ 60		685,762	(11)(12)	732,050	(14)	2 years/ 3×5 years	pinot noir; chardonnay	right of first offer
Gravelly Ford vineyard (Central Valley)	7,049,183	(2)	Golden State Vintners, Inc.	Carson Smith Farming Company, Inc.(4)	independent wine grape grower	769/769		610,849	(11)	656,064		7 years/ 3×5 years	French colombard; zinfandel; ruby cabernet	option to purchase
Pope Creek Ranch vineyard (Central Valley)	6,099,648		Brar & Dellavalle	Brar & Dellavalle (5)	independent wine grape grower	624/597		549,212	(11)	586,758		5 years/ 3×5 years	viognier; French columbard; chardonnay	option to purchase
Hopland winery (North Coast)	6,087,516		Ste. Michelle Wine Estates Ltd.	Weibel Incorporated	branded winery	37/32	(9)	562,120		602,280		6 years/ 3x5 years	cabernet sauvignon, cabernet franc, syrah, zinfandel	option to purchase
San Mateo vineyard (Central Valley)	7,292,691		Donald and Judith Peracchi	Donald and Judith Peracchi(6)	independent wine grape grower	667/605		632,880		681,276		6.5 years/ 3x5 years	table grapes, muscat, symphany	option to purchase

Total	$111,307,386					4,618/3,804		$9,496,138		$10,265,176

(1)	The purchase price amounts shown herein include the acquisition costs and the closing costs of approximately $583,000 that we paid in connection with these acquisitions, all of which amounts were paid in cash.

(2)	The purchase price amount shown herein does not include crop costs loaned by us to the seller of the property, in the amount of $574,092 at the time of closing pursuant to a promissory note executed by the tenant at the time of the acquisition. The tenant, Carson Smith Farming Company, Inc., repaid the amount owed to us under this promissory note prior to December 31, 2005.

(3)	Constellation Brands, Inc., the parent corporation of The Robert Mondavi Corporation, has guaranteed the obligations of The Robert Mondavi Corporation under this lease.

(4)	Carson Smith, an individual and the owner of Carson Smith Farming Company, Inc., has guaranteed the obligations of Carson Smith Farming Company, Inc. under this lease.

(5)	After March 31, 2006, Brar & Dellavalle assigned their rights and obligations as a tenant under this lease to Carson Smith Farming Company, Inc.

(6)	With our consent, Donald and Judith Peracchi subleased this vineyard to San Mateo Farms, LLC, an independent wine grape grower jointly owned by them.

(7)	Approximately 59 acres of the total 589 acres are fallow land that were previously planted as a vineyard and are available for planting.

(8)	Approximately 50 acres of the total 424 acres are fallow land available for planting.

(9)	Approximately 40,000 square feet of the total 37 acres are comprised of a developed winery site and related buildings.

(10)	Initial Annual Base Rent was calculated by multiplying (a) the purchase price for a property (including acquisition costs) by (b) the sum of the ten-year U.S. treasury yield as of one or two business days immediately prior to the commencement date of the lease plus a certain percentage set forth in the lease.

(11)	Pursuant to the terms of this lease agreement, the Annual Base Rent for each property will increase on an annual basis by 2.0%, compounded annually.

(12)	The Initial Annual Base Rent for the Edna Valley vineyard and winery is paid pursuant to two separate lease agreements for the vineyard and winery on one hand and certain related equipment on the other hand.

(13)	Straight-Line Rent represents annualized rental income recognized for accounting purposes.

(14)	Rental payments for this property are made pursuant to two separate leases, one for the real property and one for the equipment on the property.

     Additional Investments under Review. As of the date hereof, we have entered into non-binding letters of intent with respect to three additional properties totaling approximately $86.2 million and may enter into additional non-binding letters of intent when we deem it strategically advantageous. There is no assurance that we will execute a contract for purchase with respect to the properties that we have under non-binding letter of intent or that we will complete any of these acquisitions.
      We also have identified additional properties that are under preliminary consideration for potential investment for an aggregate purchase price of approximately $390 million as of the date hereof. In some cases, we are actively negotiating contracts for purchase or non-binding letters of intent with the owners and prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner and/or prospective tenant. Upon further due diligence, we may decide not to pursue or we may not be able to complete any or all of these transactions.
Secured Credit Facility
      On September 26, 2005, we entered into a $150 million secured credit facility with a syndicate of lenders, with Bank of the West as a lender and administrative agent. We will use funds drawn on our secured credit facility principally to finance future asset acquisitions and to mortgage our current properties. The secured credit facility has an 11-year term and bears interest at rates ranging from the London Inter-Bank Offer Rate, or LIBOR, plus 1.25% to LIBOR plus 1.50% depending on the original lease terms underlying the property that serves as collateral. The facility, which will be secured primarily by our properties, includes a $100 million accordion feature that allows us to increase the amount of the facility to $250 million in the future. This secured credit facility contains various covenants including financial covenants regarding interest and fixed charge coverage and consolidated leverage. As of the date hereof, we have approximately $32.3 million of outstanding debt, all of which was borrowed under our secured credit facility.

Our Competitive Advantages
      We believe we distinguish ourselves from other companies that may seek to enter into net lease transactions with branded wineries, bulk wine producers and independent wine grape growers in a number of ways and enjoy significant competitive advantages, which include the following:
      Management Experience and Strategic Relationships. Our management team has combined experience in the wine, real estate and finance industries of more than 100 years. In particular, through his considerable experience in the wine industry, including in his current position as Chairman of Joseph W. Ciatti & Co., LLC, the largest grape and bulk wine broker in the United States, Mr. Ciatti, our Chairman and Chief Executive Officer, has developed an extensive network of strategic contacts throughout the industry that provides him and us with immediate access to current market trends and wine grape pricing movements.
      First to Market. We believe we were the first company in the United States focused exclusively on investing in and net leasing vineyards, wineries and other real estate assets related to the wine industry and therefore have an opportunity to develop mutually advantageous and lasting relationships and establish ourselves as an experienced company uniquely suited to the needs of wine industry participants. We believe that these relationships and our reputation will give us a competitive advantage over other entities, including specialty finance companies, public and private real estate investors and wine companies, that may seek to compete with us to attempt to acquire our targeted assets.
      Knowledge of Tenant Creditworthiness and Capital Needs. We believe our focus on and expertise in the wine industry enables us to effectively assess the state of the industry, tenant credit risk and the factors that contribute to successful operations in the wine industry and structure our leases on terms that are mutually beneficial to us and our tenants.
      Tax Advantages. Our use of the umbrella partnership REIT, or UPREIT, structure enables us to acquire properties in exchange for equity interests in our operating partnership. Although sellers who choose to receive OP units will not receive immediate access to the capital they had accumulated in their properties, these sellers will instead have the opportunity to defer some or all of their potential taxable gain.
Our Strategy
      Our principal business objective is to maximize stockholder returns through a combination of dividends, sustainable long-term growth in cash flow from operations and long-term appreciation in the value of our targeted assets. Our strategy to achieve this objective consists of the following:
      Assets Acquisitions. Our principal business strategy is to acquire vineyards, wineries and other real estate assets related to the wine industry and to net lease them to branded wineries, bulk wine producers and independent wine grape growers. In addition, when we determine that it is strategically advantageous we may pursue other opportunities related to table grapes, which may be used in wine making or for consumption.
      Net Lease Transactions. We expect that the vineyards we acquire will generally be net leased to either the sellers of the properties or other branded wineries, bulk wine producers or independent wine grape growers under net leases for which the initial term may be extended by up to 15 years.
      Asset Management. Our leases require our vineyard tenants to adhere to good and prevailing viticultural practices and winery tenants to adhere to commercially reasonable practices in order to maintain or improve the income-earning capacity and protect, preserve and enhance the appreciable value of our properties. Following our acquisition of a property, we carefully monitor operations at the property and our tenant’s compliance with the terms of its lease to identify any ongoing problems or risks associated with the property.
      Financing. Currently, between our cash on hand and additional availability under our credit facility, we have approximately $186 million available to fund future acquisitions. We intend to maintain target debt levels of up to 65.0% of asset value. We intend to finance our future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which will include a combination of equity and long- and short-term, fixed-or variable-rate, interest only or principal amortizing debt.

      Lease Expiration. Upon the expiration of our net leases, we will either seek to re-lease the assets to the existing tenants based upon the asset’s then fair market value, seek an alternative tenant to assume operation of the assets under a lease based on the asset’s then fair market value or sell the assets to our tenant or a third party.
      Capital Expenditures. Part of our active asset management philosophy and practice is to make capital improvements to the assets we own in consultation with our tenants and after thorough due diligence and analysis in order to maintain and enhance the long-term value of our assets. The terms of each tenant’s lease typically include provisions describing the general circumstances under which capital expenditures may be made. The lease terms will be adjusted to reflect any capital expenditures that we may make so as to provide us with an appropriate return.
Our Underwriting Process and Criteria
      In considering a property for acquisition and subsequent leasing, our management team engages in a comprehensive underwriting process. Below is a summary of our underwriting procedures and evaluation criteria that we typically employ and consider. We believe that our comprehensive underwriting process, combined with our wine industry expertise and real estate experience, will help us obtain favorable purchase and lease terms for each prospective property acquisition.
      Due Diligence. Our management team, often working together with independent experts, which may include viticulturalists as well as other consultants specializing in the wine industry and third party appraisers, performs comprehensive due diligence to assess the value and the tenant credit risk of each prospective property. In addition, all underwriting decisions are subject to receipt of any third party due diligence reports that we may deem advisable, which may include a site and location analysis, environmental site assessment, viticultural report, structural evaluations, title and survey review, appraisal, review of credit reports and background investigation.
      Quantitative Analysis. We conduct extensive quantitative analysis of the prospective property, including examining historical and projected wine or wine grape yield and prices, production levels, operating expenses and profitability. This analysis enables us to better evaluate the financial performance of the property, the manner in which the property has been operated and the ability of a tenant to make lease payments and perform its other obligations under a lease.
      Qualitative Analysis. To the extent we deem necessary or appropriate, we evaluate and consider a number of qualitative factors in making our property acquisition and leasing decisions, including (1) the strength of the tenant’s management, (2) the tenant’s reputation within the industry, (3) credit and background investigations on tenants and their controlling companies, (4) property location and site quality, (5) specific viticultural practices employed by the tenant, (6) brand strength, where applicable, and (7) environmental condition.
Summary Risk Factors
      You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 15 of this prospectus prior to deciding whether to invest in our common stock. Some of these risks include:

•	We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

•	Our properties are related to only one industry, exposing us to industry-specific risks.

•	We have limited operating history, limited experience operating as a REIT and limited experience acquiring, owning and net leasing vineyards, wineries and other real estate assets, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to stockholders.

•	Our management has limited experience operating a public company and therefore may have difficulty in successfully executing our business strategies as a public company or complying with regulatory requirements, including the Sarbanes-Oxley Act of 2002.

•	Our business could be harmed if key personnel with long-standing business relationships in the wine and the real estate industries terminate their employment with us.

•	The occurrence of a material adverse event with respect to tenants to whom we have a high degree of exposure could materially adversely affect our results of operations.

•	Our tenants’ business and the value of our properties are subject to a number of risks associated with the agricultural industry.

•	Our properties are limited to four of the wine regions in California, exposing us to local economic risks.

•	Our organizational documents may inhibit changes in our board of directors, and transfers of our stock and could prevent or delay potential acquisition bids that you and other stockholders may consider favorable.

•	Certain provisions of Maryland law could inhibit changes in control.

•	Because to our knowledge we were the first REIT to be exclusively dedicated to the ownership of vineyards, wineries and other real estate assets related to the wine industry, our qualification as a REIT is subject to interpretations of existing law related to the unique nature of our assets and income for which no clear precedent is available.

•	If we fail to qualify as a REIT, our dividends will not be deductible by us, and we will be subject to corporate level tax on our net taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.

•	If one or more of our leases are recharacterized as a financing for U.S. federal income tax purposes, our net income for certain taxable years could be increased and we could be required to pay a deficiency dividend, together with applicable interest.

•	Common stock eligible for future sale, including sales of shares of our common stock registered pursuant to the registration statement, may have adverse effects on our stock price.

•	We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions in the future.

•	Our properties may not appreciate in value after we acquire them (and may, in fact, decline in value) and, if they do appreciate in value, we may not realize the full amount of that appreciation in value.

Our Formation Transactions
      We were formed as a Maryland corporation on January 25, 2005. In March 2005, we completed a private offering of 16,011,269 shares of our common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc. acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $145.9 million. There were approximately nine record holders of our common stock as February 7, 2006.
      Concurrently with the closing of our March 2005 private offering, we issued an aggregate of 272,750 OP units and paid $385,000 in cash for the membership interests in VWP LLC, a Delaware limited liability company, which was formed by our founders in August 2004 and was dissolved in September 2005. Of this amount, 60,250 of the OP units and $60,000 of cash were issued and paid, respectively, to our management team. In addition, each of Mr. Ciatti and Tamara D. Fischer, our Chief Financial Officer, purchased 20,000 shares of our common stock in connection with our March 2005 private offering.

      Based upon the offering price of our common stock in our March 2005 private offering, the aggregate value of the OP units issued and cash paid in exchange for the membership interests in VWP LLC in the formation transactions was $3,112,500. Certain members of our senior management team valued the membership interests in VWP LLC by taking into account the then current values of our initial properties, the vineyard market, lease rates and other lease terms with respect to these properties, the creditworthiness of our tenants, the property pipeline being contributed by VWP LLC and general market conditions. VWP LLC did not have any operations or assets other than a lease for our office space and the rights to acquire our initial properties under contract. In valuing these membership interests, we did not obtain any independent third-party valuations of the membership interests or fairness opinions with respect to their valuation.
      VWP Inc., a Delaware corporation that we formed in February 2005, operates as our wholly owned taxable REIT subsidiary, or TRS.
Our Structure
      We conduct our business through a traditional UPREIT structure in which our facilities are owned by our operating partnership, Vintage Wine Trust LP. Through our wholly owned Maryland business trust subsidiaries, we are the sole general partner of our operating partnership and hold 96.6% of the outstanding OP units of our operating partnership. In the future, we may issue OP units to third parties from time to time in connection with asset acquisitions. In addition, we may issue equity interests in subsidiaries of our operating partnership in connection with asset acquisitions. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax to the extent that we currently distribute our net taxable income to our stockholders. We may utilize a TRS, such as VWP Inc., which together with us has elected to be our TRS, to own or manage our assets and engage in other activities when we deem it necessary or advisable. The taxable income generated by our TRS will be subject to regular corporate income tax.

      The following chart reflects our corporate structure as of the date of this prospectus on a fully diluted basis:

Public Stockholders
Directors and Officers
99.7%
0.3%
Vintage Wine Trust Inc.
(the REIT)
100%
100%
Vintage Wine
Business Trust I
Vintage Wine
Business Trust II
1.0%
(general partner)
95.6%
(limited partner)
Senior Management
Other Limited Partners
2.1%
(limited partner)
1.3%
(limited partner)
Vintage Wine
Trust LP
(our operating
partnership)
VWP Inc.
(our TRS)
100%
100%
Targeted Assets

Joseph W. Ciatti & Co., LLC
      Joseph W. Ciatti, our Chairman and Chief Executive Officer, is also the Chairman of Joseph W. Ciatti & Co., LLC. Pursuant to Mr. Ciatti’s employment agreement with us, Mr. Ciatti is required to devote a substantial majority of his business time to our company, but he may also continue his duties as Chairman of Joseph W. Ciatti & Co., LLC. In connection with his position and responsibilities as Chairman of Joseph W. Ciatti & Co., LLC, Mr. Ciatti has done business with and may continue to do business with all of the sellers from whom we have acquired properties or may negotiate the acquisition of properties and all of our current and potential tenants. Although this could give rise to conflicts of interest, we believe that Mr. Ciatti’s strategic business relationships provide us with a competitive advantage in developing and maintaining a pipeline of investment opportunities, potential replacement tenants, if necessary, and third party buyers.
Distribution Policy
      To maintain our qualification as a REIT, we are required to make annual distributions to our stockholders of at least 90% of our net income (which generally does not equal net income as calculated in accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP) excluding net capital gains. In order to meet the distribution requirements applicable to REITs, we intend to distribute all or substantially all of our net taxable income to our stockholders. The timing and frequency of distributions will be at the discretion of our board of directors and will depend upon a number of factors deemed relevant by our directors. Our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, which will depend upon receipt of lease payments with respect to our properties from our tenants. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in properties which may result in certain depreciation and non-cash charges against our income, a portion of our distributions may constitute a return of capital. In addition, in the event we were to sell a property, a portion of any distributions may be designated as a capital gain dividend. To the extent not inconsistent with maintaining our qualification as a REIT, our TRS may retain its after tax earnings, if any. We may designate certain dividend income received by us from our TRS as qualified dividend income.
      The table below sets forth a summary of our distributions.

			Distribution per Share of
Declaration Date	Record Date	Date of Distribution	Common Stock

May 24, 2005	July 1, 2005	July 15, 2005	$0.03
September 12, 2005	October 1, 2005	October 15, 2005	$0.04
December 13, 2005	December 16, 2005	December 27, 2005	$0.10(1)
February 22, 2006	March 15, 2006	March 27, 2006	$0.06

(1)	The $0.10 per share dividend declared on December 13, 2005 was comprised of a regular quarterly dividend of $0.06 per share and a special dividend of $0.04 per share.
      We cannot assure you that we will have sufficient cash available for future quarterly distributions at these levels or at all.
Registration Rights and Lock-Up Arrangements
      Registration Rights Agreement. Pursuant to a registration rights agreement among us, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock entered into on March 23, 2005, which we refer to as the registration rights agreement, we were required, among other things, to file with the Securities and Exchange Commission, or the SEC, by November 11, 2005, which is 240 days after the date of our March 16, 2005 offering memorandum, a resale shelf registration statement of which this prospectus is a part, registering all of the shares of common stock purchased or placed by Friedman, Billings, Ramsey & Co., Inc. in our March 2005 private offering. We are required under the registration rights agreement to use our reasonable best efforts to cause the resale registration statement to become effective under the Securities

Act of 1933, as amended, or the Securities Act, as promptly as practicable after the filing and to maintain the resale registration statement continuously effective under the Securities Act for a specified period.
      If we fail to satisfy our filing obligations under the registration rights agreement set forth above, for each day such failure continues, Messrs. Ciatti and Shell and Ms. Fischer will forfeit 2.0% of any cash bonus to which he or she is entitled as a result of performance during the 2005 and 2006 fiscal years and 2.0% of all awards that we grant to him or her pursuant to our 2005 equity incentive plan or other equity incentive plan.
      Pursuant to the registration rights agreement, under certain circumstances, following the effectiveness of the registration statement of which this prospectus is a part, we may direct the holders to suspend sales of the shares registered pursuant to the registration statement of which this prospectus is a part for such times as we reasonably may determine is necessary and advisable (but in no event for more than an aggregate of 90 days in any rolling 12-month period commencing March 23, 2005, which is the closing date of our March 2005 private offering.
      The purchasers of our common stock in our March 2005 private offering are entitled to the benefits of a registration rights agreement among the purchasers of our common stock in that offering, Friedman, Billings, Ramsey & Co., Inc. and us. At the request of us or the underwriters in an initial public offering by us, the holders of our outstanding common stock will be prohibited from pledging, selling, contracting to sell or otherwise disposing of or hedging their common stock or securities convertible into or exchangeable for our common stock for a period commencing 30 days prior to the effective date of the registration statement for an initial public offering by us, or the IPO registration statement, and ending 60 days following the effective date of the IPO registration statement.
      Lock-up Agreements. Subject to limited exceptions, all of our directors and executive officers at the time of our March 2005 private offering and certain former members of VWP LLC have entered into lock-up agreements with Friedman, Billings, Ramsey & Co. that prohibit these holders from selling or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 90 days after the effective date of this registration statement. Friedman, Billings, Ramsey & Co., Inc. may, in its discretion, release all or any portion of the common stock subject to these lock-up agreements at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement.
Our Ownership Limit
      We have included in our charter documents provisions that generally prohibit any person from actually or constructively owning, applying certain attribution rules of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock. Our charter documents, however, permit exceptions to be made for stockholders provided our board of directors determines that these exceptions will not jeopardize our qualification as a REIT.
Our Tax Status
      We intend to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our initial taxable year ended December 31, 2005. We believe that we are organized and operated in conformity with the requirements for qualification and taxation as a REIT and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes. We expect to receive an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. We believe that we were the first REIT dedicated primarily to the ownership of vineyards, wineries and other real estate assets related to the wine industry and, as a result, our qualification as a REIT is subject to the application of interpretations of existing law to the unique nature of our assets and income for which no clear precedent is available. It is possible that the Internal Revenue Service, or the IRS, may challenge our qualification as a REIT or attempt to recharacterize the nature of our assets or income. We do not intend to seek a ruling from the IRS as to the foregoing matters. It must be emphasized that the opinion of Clifford Chance US LLP, which is not binding on the IRS or any court, is based on various assumptions and certain representations made by our management relating to our organization, assets, income and operations, including, without limitation, the amount of rents that we will receive from personal property.
      To maintain our qualification as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net income (excluding net capital gains) to our stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on our net income that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property, and the net income of our TRS will be subject to taxation at normal corporate rates. See “U.S. Federal Income Tax Considerations.”
Our Corporate Information
      Our executive offices are located at 1101 Fifth Avenue, Suite 310, San Rafael, California 94901. Our telephone number is 415-456-0420. Our website address is http://vintagewinetrust.com. Information on our website is not incorporated into this prospectus.

SUMMARY FINANCIAL DATA
      The following table presents selected historical consolidated financial information and operating data as of December 31, 2005, September 30, 2005 and June 30, 2005 and the periods from inception (January 25, 2005) through December 31, 2005, September 30, 2005 and June 30, 2005. The summary historical consolidated financial information presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” as of and for the periods from inception through June 30, 2005 and from inception through December 31, 2005 have been derived from our audited consolidated financial statements, and as of and for the period from inception through September 30, 2005, have been derived from our unaudited interim financial statements. In addition, since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this registration statement. We do not consider the results of our operations in this period to be meaningful with respect to an analysis of our expected operations.

	As of and for the Period Ended

	December 31, 2005	September 30, 2005	June 30, 2005

	(dollars in thousands, except per share data)
Consolidated income statement data
Revenues:
Rental	$6,012	$3,928	$1,866

Total revenues	6,012	3,928	1,866

Expenses:
Depreciation and amortization	1,964	1,226	538
General and administrative	4,048	2,811	1,547

Total expenses	6,012	4,037	2,085

Non-operating items:
Investment income	1,518	1,001	540
Net unrealized gain on derivative instruments	410	—	—
Interest expense	(318)	—	—

Total non-operating items	1,610	1,001	540

Income before Minority Interest	1,610	892	321
Minority Interest	(55)	(30)	(11)

Net income	$1,555	$862	$310

Per share data
Diluted net income	$0.10	$0.05	$0.02
Dividends declared	$0.17	0.07	$0.03
Consolidated balance sheet data
Real estate assets, net of depreciation	$95,980	$88,644	$89,312
Cash and short term investments	$73,529	$57,872	$58,171
Total assets	$171,802	$148,727	$148,628
Long term obligations	$23,725	—	$—
Stockholders’ equity	$141,672	$143,443	$143,612
Non-GAAP financial information(1)
Funds from operations (“FFO”)(2)	$3,537	$2,110	$858
Operating data
Number of properties under lease	6	$5	5
Acres under lease:
Total	3,914	3,814	3,814
Plantable	3,279	3,216	3,216
Planted	3,170	3,107	3,107
Total real estate assets acquired	$97,907	89,849	$89,849
Weighted average effective lease rates:
Initial year contractual rent(3)	8.51%	8.50%	8.50%
Straight-line rent recognized under GAAP	9.21%	9.18%	9.18%
Weighted average lease term (in years):
Initial	5.70	6.03	6.03
Remaining as of period end	5.03	5.56	5.81
Notes

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed funds from operations, or FFO, as a relevant non- GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. Comparison of our presentation of FFO, using the NAREIT definition, to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

(2)	For a definition of FFO and a reconciliation of FFO to its most directly comparable GAAP measure, net income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Funds from Operations.”

(3)	Excludes additional prepaid rent due at closing equal to 1.0% of the purchase price of the property.

RISK FACTORS
      An investment in our common stock involves significant risks. Before making an investment decision, you should carefully consider the following risk factors in addition to the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Note Regarding Forward-Looking Statements.”
Risks Related to Our Properties and Operations

We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.
      Integral to our business strategy is continuing acquisitions of vineyards, wineries and other real estate assets related to the wine industry. Our ability to expand through acquisitions requires us to identify suitable acquisition candidates that meet our investment criteria and are compatible with our growth strategy. We analyze potential acquisitions on a property-by-property basis. We may not be successful in identifying suitable acquisition candidates or in consummating acquisitions on favorable terms. Failures in identifying or consummating acquisitions could reduce the number of acquisitions we complete and slow our anticipated growth, which could adversely affect our results of operations.
      Our ability to acquire properties on attractive terms and successfully integrate and operate them may be constrained by the following significant risks:

•	competition from other real estate investors with significant capital, including other publicly-traded REITs;

•	competition from other potential acquirers may significantly increase the purchase price for an acquisition property, which could reduce our profitability;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions;

•	failure to finance an acquisition on attractive terms or at all;

•	ability of wine industry participants to understand the benefits of the net lease concept; and

•	the acquisition of properties subject to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by persons in respect of events transpiring or conditions existing before we acquired the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.
      If any of these risks are realized, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be adversely affected.

Our properties are related to only one industry, exposing us to industry-specific risks.
      The properties that we acquire are related only to the wine industry. Furthermore, we expect many of our tenants to be primarily dependent on the state of the wine industry for the success of their businesses. Because of this lack of diversification in industry, our financial condition and results of operations will be uniquely sensitive to fluctuations in the wine industry. Any downturn in the wine industry or disruption in the business of any of our tenants could adversely affect our financial condition and results of operations. Among other risks, the U.S. wine industry is subject to the risks of:

•	a downturn in consumer spending;

•	adverse international, national, regional and local economic conditions, including high unemployment levels, trade restrictions, exchange rate fluctuations and company relocations;

•	protectionist trade barriers of countries that import U.S. wine, including tariffs, production subsidies, unfavorable exchange rates and distribution restrictions;

•	periods of undersupply and oversupply of wine grapes and wine due to the cyclical nature of the wine industry;

•	poor harvests, pests and other agricultural risks;

•	potential environmental or other legal liabilities;

•	changes in prevailing market rates of interest;

•	government regulation of wine consumption and adverse changes in zoning and other laws;

•	disruption or poor performance of distribution channels;

•	deterioration of consumer perception of the wine industry or alcohol consumption in general;

•	domestic and international competition among wine companies;

•	competition from imported wines; and

•	competition from other industries and industry segments, such as beer or other distilled alcoholic beverages.
      In addition, vineyard values in the major wine grape growing areas in the United States have tended to move in concert with the cyclical fluctuation of wine and wine grape prices in the short term. Wine production has historically been a cyclical business, with trends of increasing and decreasing wine grape supply influencing the price for wine grapes, as well as bulk wine. As a result, downturns in the wine industry may affect our ability to sell our properties or lease our properties at lease rates that are favorable to us.

Our business and operations are especially subject to the risks of earthquakes, wildfires, floods, power outages, acts of terrorism and other disasters.
      Our properties are all located in northern and central California, regions that have experienced earthquakes, wildfires, floods and power outages and are known for seismic activity. An earthquake, wildfire, flood, power outage, act of terrorism or other event outside of our control could damage the condition and operations of our properties, our ability to lease our properties or our tenants’ ability to make lease payments, harming our business operations and future financial condition, results of operations or liquidity.

Any leasing delays, tenant bankruptcies, non-renewals of leases or lease non-compliance by tenants could adversely affect our results of operations and financial condition.
      We receive substantially all of our income as lease payments under net leases. Therefore, we are dependent upon the payment of lease payments and performance of other lease obligations, such as maintenance of properties, payment of taxes, utilities and other charges and maintenance of insurance, by our tenants under the leases. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may delay lease commencement or renewal, fail to make lease payments when due or declare bankruptcy. Any leasing delays, tenant failures to make lease payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a large tenant, material losses to us and harm to our ability to make distributions to our stockholders or otherwise operate our business.
      If tenants are unable to comply with the terms of our leases, we may be forced to modify lease terms in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease or to extend a lease upon expiration of its term could require us to declare a default, repossess the property, find a suitable replacement tenant, operate the property or sell the property. There is no assurance that we will be able to lease the property on substantially equivalent or better terms than the prior lease, or at all, find another tenant, successfully reposition the property for other uses, successfully operate the property or sell the property on terms that are favorable to us.
      Any bankruptcy filings by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that tenant or seize its property, unless we receive an order permitting us to do so from the bankruptcy court, which we may be unable to obtain. A tenant bankruptcy could also delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a tenant assumes the lease while in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which could adversely affect our results of operations and cash flow. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

We may not be successful in re-leasing our properties, which could adversely affect our results of operation and cash flow.
      Two of our leases, representing approximately 34.8% of our total initial annual base rent, will expire in 2006. We cannot assure you that we will be able to successfully find replacement tenants upon expiration of these leases or at all. Any failure by us to re-lease these properties at attractive rates or at all would materially adversely affect our results, financial condition and ability to make distributions to our stockholders.

If we are unable to complete the acquisition of our properties under non-binding letter of intent in a timely fashion or at all, our results of operations could be adversely affected.
      Our future success depends in large part on our ability to continue to grow our business through the acquisition of additional vineyards, wineries and other real estate assets related to the wine industry. We currently own eight vineyards that we acquired for an aggregate purchase price of approximately $111.3 million and have additional properties under non-binding letter of intent. Our ability to complete the acquisition of the properties under non-binding letter of intent is dependent upon many factors, such as execution of a contract for purchase, satisfaction of due diligence, resolution of structure and title matters and customary closing conditions. We may not be able to complete the acquisition of any properties under non-binding letter of intent. If we are unsuccessful in completing these acquisitions or any portion thereof within our anticipated time frame or at all, we will incur similar costs without achieving corresponding revenues, which could materially adversely affect our results, financial condition and ability to make distributions to our stockholders.

Because we have not committed a portion of the net proceeds of our March 2005 private offering to any specific investment, investors will not be able to evaluate the economic merits of any investments we make with these proceeds. We may be unable to invest the remaining net proceeds of our March 2005 private offering or funds available under our secured credit facility on favorable terms, or at all.
      A portion of the unallocated net proceeds of our March 2005 private offering and funds available under our secured credit facility have not yet been targeted for an investment under contract. As a result, investors will not be able to evaluate the economic merits of any investments we make with these funds prior to purchasing shares of our common stock registered by this prospectus. In addition, our stockholders will not have input on our investment decisions. These factors will increase the uncertainty and the risk of investing in our shares.
      Until we identify an acquisition consistent with our investment criteria, we intend to invest the uncommitted net proceeds remaining from our March 2005 private offering in short-term, investment-grade securities or money market accounts consistent with our intention to qualify as a REIT. We cannot assure you that we will be able to identify properties that meet our investment criteria, that we will be successful in completing any acquisition we identify or that any acquisition we complete using the net proceeds of our March 2005 private offering or funds available under our secured credit facility will yield the anticipated returns on our investment. We may be unable to invest the unallocated net proceeds remaining of our March 2005 private offering or funds available under our secured credit facility on favorable terms, or at all, which could delay receipt by our stockholders of a return on their investment. Moreover, we will have broad authority to invest these funds in any real estate investments that we may identify.

Rising expenses associated with owning and operating real estate could reduce our results of operations and cash flow.
      Our properties are subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repair and maintenance costs, administrative expenses and potential liability for environmental conditions. Although our properties are and will generally continue to be leased on terms that require tenants to pay substantially all of the expenses associated with the property, renewals of leases or future leases may not be negotiated on that basis, in which event, we will have to pay all or a portion of those costs. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses associated with the property or if tenants fail to pay required tax, utility and other impositions, we could be required to pay the balance of those costs, which could adversely affect our results of operations and cash flow.

Our interest in protecting and preserving the long term value and productivity of our targeted assets may not be aligned with the interests of our tenants, which could have an adverse affect on our business, results of operations and financial conditions.
      Our tenants’ interests in maximizing current production, yield and profits from their operations on our targeted assets during the terms of their respective leases may, at times, be in conflict with our interest in protecting and preserving the long term value and productivity of our properties. For example, vines generally begin to slow their production of quality wine grapes between their 25th and 40th year of life. Because newly planted vines generally take between three and five years to produce commercial quantities of quality wine grapes, our tenants may seek to prevent us from re-planting old vines during the terms of their respective leases since they may prefer to harvest lower yields from older vines as compared to no yields for three to five years from newly planted vines. Our leases do not afford us the opportunity to replant vines in most circumstances without the consent of our tenants. At the end of a lease term, we could be left with aged vineyards that warranted, but that did not receive, prudent replanting during the term of the lease, which could have an adverse affect on our business, results of operations and financial condition. In addition, our winery tenants may seek to prevent us from making certain structural renovations that we believe are necessary to maintain the value and productive use of the structures related to our winery properties due to possible slow-downs in their operations. At the end of a lease term, we could be left with poorly maintained structures that warranted, but did not receive, renovations during the term of the lease, which could have an adverse affect on the business, results of operations and financial condition.

We may become subject to significant unexpected liabilities that are not uncovered during our due diligence process and our properties may not meet projections.
      To the extent that we or any third parties we engage to assist us underestimate or fail to identify risks and liabilities associated with the properties that we acquire, we may incur unexpected liabilities or fail to perform in accordance with our projections. If we do not accurately assess the value of and liabilities associated with a property prior to its acquisition, we may pay a purchase price that exceeds the current net fair value of the property. As a result, material goodwill and other intangible assets would have to be recorded, which could result in significant charges in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume and our overpayment for the property, could adversely affect our financial condition and results of operations, as well as our ability to make distributions to our stockholders.
      As our due diligence processes may not identity all risk and liabilities associated with the properties we acquire, our investments may fail. Furthermore, the representations and warranties we obtain from the sellers of our targeted properties to meet our business objectives may not cover the particular issue resulting in our loss. Even if the issue resulting in our loss is associated with a breach of a representation and warranty made by the seller, we may still be unable to recover from the seller if we bring the claim after a certain period of time following the closing of the transaction, the seller is financially incapable of settling the matter or other reasons. Pursuing an action against a seller would most likely take a long period of time, divert management’s attention and result in significant legal fees. A failure to reveal a liability or weakness of a targeted property and failure to recover any of our losses could materially adversely affect our financial condition, results of operations and ability to make distributions to our stockholders.

We expect to experience rapid growth and may not be able to adapt our management and operational systems to integrate the properties that we have acquired or that we may acquire without unanticipated disruption or expense.
      We are currently experiencing a period of rapid growth through the acquisition of vineyards, wineries and other real estate assets related to the wine industry. We may not be able to adapt our management, administrative, accounting or operational systems or hire and retain sufficient operational staff to integrate and manage the properties that we have acquired or properties that we may acquire. The properties that we have acquired or may acquire may turn out to be less compatible with our growth strategy than originally anticipated, may require excessive expenditures of time and capital to make necessary improvements or renovations and may cause disruptions in our operations and divert management’s attention away from our other operations. Our failure to successfully integrate and manage acquisitions could adversely affect our business and financial condition.

An uninsured loss or a loss that exceeds the insurance policies on our properties could subject us to lost capital or revenue on those properties.
      Under the terms and conditions of our leases, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons and contamination of air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from negligence or intentional misconduct by us or our agents. Additionally, tenants generally are required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies acceptable to us. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of their appurtenant areas.
      All of these policies may involve substantial deductibles and certain exclusions. Some of the agricultural risks to which our properties are subject, including risks of pest infestation and disease, are not insurable. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the insurance policies noted above or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in and anticipated revenue from one or more of the properties, which could adversely affect our results of operations and financial condition, as well as our ability to make distributions to our stockholders.

We have a limited operating history, limited experience operating as a REIT and, limited experience acquiring, owning and net leasing vineyards, wineries and other real estate assets related to the wine industry and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to stockholders.
      We have recently been organized and have a limited operating history and limited experience operating as a REIT. We are subject to all of the business risks and uncertainties associated with any new business, including unproven business models, untested plans, uncertain market acceptance and competition with established businesses. Although some of our senior executive officers have experience in the wine industry, our senior executive officers have limited experience acquiring, owning and net leasing vineyards, wineries and other real estate assets related to the wine industry and generating revenues from this business. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to our stockholders.

      We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code and will be subject to various rules relating to REITs. The REIT rules and regulations are highly technical and complex, and our failure to comply with those rules and regulations could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. Because we have limited experience operating with the complex rules and regulations associated with being a REIT, we cannot assure you that we will be able to comply with these rules and regulations. Our failure to comply with these rules and regulations could materially adversely affect our business, financial condition and results of operations. See “— Risks Related to Our Organization and Operation as a REIT.”

Our management has limited experience operating a public company and therefore may have difficulty in successfully executing our business strategies as a public company or complying with regulatory requirements, including the Sarbanes Oxley Act of 2002.
      Our management has limited experience operating a public company or complying with regulatory requirements, including the Sarbanes-Oxley Act of 2002. As a result, we cannot assure you that we will be able to successfully execute our business strategies as a public company or comply with regulatory requirements applicable to public companies.

We may face competition from other companies with similar business objectives and strategies.
      We believe that we were the first company in the United States focused exclusively on investing in and net leasing vineyards, wineries and other real estate assets related to the wine industry. However, other public or private entities may also target these types of properties for acquisition, and some of those companies may have substantially greater financial resources, general real estate experience or risk tolerance than we have. These entities will compete with us in seeking vineyards, wineries and other real estate assets related to the wine industry for acquisition as they become available. This competition may adversely affect the number of suitable acquisition opportunities available to us.
      This competition may also increase the bargaining power of property owners from whom we are seeking to buy, making it more difficult for us to acquire new properties on attractive terms. We believe that competition for properties will primarily be on the basis of acquisition price and lease rates. Competition could have the effect of increasing acquisition prices and decreasing lease rates, which could adversely affect our financial results and ability to make distributions to our stockholders.

If we are unable to maintain and continue to grow our relationships within the wine industry, our ability to identify, acquire and lease our targeted assets may be harmed.
      Our business plan significantly depends upon the relationships within the wine industry that members of our senior management have. We identify potential acquisitions primarily through our senior management’s familiarity with many established branded wineries, bulk wine producers and independent wine grape growers. If we cannot successfully maintain our existing relationships with these persons or continue to grow and cultivate new relationships, our business, financial condition and results of operations may be materially adversely affected.
Our business could be harmed if key personnel with long-standing business relationships in the wine and the real estate industries terminate their employment with us.
      Our success depends, to a significant extent, on the continued services of our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer and the other members of our senior management team and their respective relationships within the wine industry. We identify potential acquisitions primarily through our senior management’s familiarity with many of the established branded wineries, bulk wine producers and independent wine grape growers. If we cannot successfully maintain our existing relationships with these persons or continue to grow and cultivate new relationships, our business, financial condition and results of operations may be materially adversely affected. Although we have employment agreements with our Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer, there is no guarantee that any of them will remain employed by us. We do not maintain key person life insurance on any of our officers. The loss of the services of one or more members of our senior management team, particularly our Chief Executive Officer, Chief Operating Officer and our Chief Financial Officer, could harm our business.
Joseph W. Ciatti, our Chairman and Chief Executive Officer, has an outside business interest which could divert his time and attention away from us, which could harm our business.
      Joseph W. Ciatti, our Chairman and Chief Executive Officer, is the Chairman of Joseph W. Ciatti & Co., LLC, the largest wine grape and bulk wine broker in the United States. In addition, Mr. Ciatti’s employment agreement includes an exception to his non-competition covenant pursuant to which he is permitted to devote a portion of his business time to the management and operations of Joseph W. Ciatti & Co., LLC. Although Mr. Ciatti’s employment agreement requires him to devote a substantial majority of his business time to our company, there are no other restrictions on the amount of time Mr. Ciatti may devote to his outside business interests. This outside business interest could interfere with Mr. Ciatti’s ability to devote time to our business and affairs and, as a result, our business could be harmed.
We may have paid more in exchange for the membership interests in VWP LLC than we would have paid if we had acquired the membership interests in an arm’s length negotiation.
      Concurrently with the closing of our March 2005 private offering, we issued an aggregate of 272,750 OP units and paid $385,000 in cash for the membership interests in VWP LLC, which was formed by certain members of our senior management team in August 2004. Of this amount, 60,250 of the OP units and $60,000 of cash were issued and paid, respectively, to certain members of our senior management team. Based upon the offering price of our common stock in our March 2005 private offering, the aggregate value of the OP units issued and cash paid in exchange for the membership interests in VWP LLC in the formation transactions was $3,112,500. These members of our senior management team valued the membership interests in VWP LLC by taking into account the then current values of our initial properties, the vineyard market, lease rates and other lease terms with respect to these properties, the creditworthiness of our tenants, the property pipeline being contributed by VWP LLC and general market conditions. In valuing the membership interests, we did not obtain any independent third-party valuations of the membership interests or fairness opinions with respect to their valuation. The amount of consideration we paid was not determined in an arm’s-length negotiation, and it is possible that the consideration that we paid for the membership interests in VWP LLC may exceed the appraised fair market value, if an appraisal had been obtained.
We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may subject us to different risks.
      We may change our investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to other risks or real estate market fluctuations.
We may pursue less vigorous enforcement of the terms of formation transaction agreements because of conflicts of interest with certain of our officers.
      Under the agreements pursuant to which we consummated our formation transactions, we are entitled to indemnification and damages in the event of breaches of representations or warranties made by the former members of VWP LLC. In addition, the employment agreement of Mr. Ciatti, our Chief Executive Officer, includes an exception to his non-competition covenant pursuant to which he is permitted to devote a portion of his business time to the management and operations of Joseph W. Ciatti & Co., LLC. None of these agreements was negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with, and our reliance on, the individuals party to these agreements.

The occurrence of a material adverse event with respect to tenants to whom we have a high degree of exposure could materially adversely affect our results of operations.
      The Robert Mondavi Corporation currently leases from us 43.2% of our total acreage and accounts for 60.0% of our initial annual base rent. Constellation Brands, Inc., the parent corporation of The Robert Mondavi Corporation, has guaranteed the obligations of The Robert Mondavi Corporation under these leases. Constellation Brands, Inc. also purchases wine grapes grown at another one of our current properties. The default, financial distress or insolvency of The Robert Mondavi Corporation or Constellation Brands, Inc., its parent corporation, or the failure of The Robert Mondavi Corporation to renew its leases with us upon expiration could cause interruptions in the receipt of lease revenue from this tenant and/or result in the Terra Ventosa and Huichica Hills vineyards being unleased for an extended period of time, which would reduce our revenues and increase operating costs until the affected properties are leased or sold. We may be unable to lease the property at a comparable lease value or rate or without incurring additional expenditures in connection with the leasing or find an acceptable tenant to lease and operate the property.

We may make errors in analyzing the data of certain of our net lease tenants.
      Our tenants on the Gravelly Ford, Pope Creek Ranch, Edna Valley and San Mateo vineyards and the Hopland winery do not have publicly available credit ratings. These tenants account for approximately 32.0% of our initial annual base rent. We expect that we may continue to lease properties to tenants without publicly available credit ratings in the future. For these tenants, we prepare an internally generated credit analysis, after a review of available financial data. We may misinterpret or incorrectly analyze both publicly available credit ratings and internally generated data. These mistakes may, in part, lead us to make investments we would not have otherwise made and may ultimately result in losses on one or more of our investments. Any tenant failures to make lease payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a large tenant, in material losses to us and harm to our ability to make distributions to our stockholders or otherwise operate our business.

Our tenants’ business and the value of our properties are subject to a number of risks associated with the agricultural industry.
      Winemaking and wine grape growing are subject to a variety of agricultural risks. Various diseases, pests, fungi, viruses, droughts, frosts and certain other weather conditions can affect the quality and quantity of wine grapes and negatively impact profitability for independent wine grape growers. For example, many California vineyards have been infested with phylloxera, a root louse that feeds on the leaves and roots of grape vines, killing the grape vines and requiring replanting, and there can be no assurance that our properties will not become susceptible to current or new strains of phylloxera. The viticultural experts that we commissioned in connection with our underwriting process identified a number of agricultural risks associated with our vineyards. For example, the viticulturalist that prepared a report on the Pope Creek Ranch vineyard observed Eutypa dieback, a grape vine disease that delays the emergence of new shoots in the spring and causes chlorosis, stunting, and tattering of leaves, as well as pockets of alkali soil that inhibits vines from absorbing nutrients from the soil. We cannot be certain that the viticulturalists we engaged to report on our properties or the property that we have under contract identified all of the material risks at those properties, nor can we be certain that we will be able to properly manage these or other agricultural risks that may arise. These and other agricultural risks may damage the operations of our tenants and the value of our properties.
      Another agricultural risk is Pierce’s Disease, a vine bacterial disease that has been in California for more than 100 years. This disease kills grape vines, and there is no known cure. Small insects called sharpshooters spread this disease. A new strain of the sharpshooter, the glassy winged, was discovered in southern California and is believed to be migrating north. Under our leases, our tenants will be required to make every reasonable effort to prevent an infestation in our properties. We cannot, however, guarantee that our tenants will make such efforts or, even if they do, that our properties will not be damaged by the effects of pest infestation and disease.
      Wine grape growing requires adequate water supplies. The water needs of our properties are generally supplied through wells and reservoirs located on the properties. Although we believe that there are adequate water supplies to meet the needs of all of our properties, a substantial reduction in water supplies could result in material losses of wine grape crops and vines.
      The weather phenomenon commonly referred to as “El Nino” produced heavy rains and cooler weather during the spring of 1998 and 1999, which resulted in colder and wetter soil than is typical during California’s wine grape growing season. Consequently, the 1998 and 1999 California wine grape harvests were postponed by approximately four to six weeks depending on the geographic location and varietal. Future weather phenomena could similarly adversely affect the time, quality or quantity of wine grape harvests.
      Agricultural industries generally, and the wine industry specifically, are labor intensive, and our tenants may employ numerous agricultural workers, including immigrants, to help satisfy a portion of their need for seasonal labor. They may also from time to time unknowingly employ illegal immigrants. Any change to existing U.S. immigration policy that restricts the ability of foreign workers to obtain employment in the United States is likely to contribute to a shortage of available labor. In addition, if the Immigration and Naturalization Service finds illegally employed workers on our properties, our tenants could suffer substantial fines and a loss of their workforce.
      All of our properties are currently leased to branded wineries, bulk wine producers and independent wine grape growers, who are subject to these agricultural risks. If our tenants suffer a downturn in their business due to any of the factors described above, they may be unable to make their lease payments, which could adversely affect our results of operations and financial condition.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.
      Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws may also require modifications to our properties or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and an order to correct any noncomplying feature, which may require substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance, and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the property into compliance. If we incur substantial costs to comply with the ADA or other legislation, our financial condition, results of operations and cash flow, the per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to make distributions to our stockholders could be adversely affected.

Our properties are limited to four of the wine regions in California, exposing us to local economic risks.
      Our properties are all located in the California regions of Napa County, Sonoma County, the Central Coast and the Central Valley. As a result of the geographic concentration of properties in these markets, we are particularly exposed to downturns in these local economies or other changes in local real estate market conditions. As a result of economic changes in these markets, our business, financial condition, results of operations and cash flow, the value of our common stock, our ability to satisfy our debt service obligations and our ability to make distributions could be materially adversely affected.
Risks Related to Our Organization and Structure

Conflicts of interest could arise as a result of our relationship with our operating partnership.
      Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership through our wholly owned

Maryland business trust subsidiary, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner, through our wholly owned Maryland business trust subsidiary, to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company. Our operating partnership’s partnership agreement does not require us to resolve such conflicts in favor of either our company or the limited partners of our operating partnership.
      Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.
      Additionally, the partnership agreement expressly limits our liability by providing that neither we, our wholly owned Maryland business trust subsidiary, as the general partner of the operating partnership, nor any of our directors or officers, will be liable or accountable for damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) a criminal proceeding in which the person had reasonable cause to believe the act or omission was unlawful.
      The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law. We have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.
      If in the future we issue limited partnership units to third parties who contribute real property to us, and we subsequently wish to sell or refinance the contributed property, the partners who contributed the property may recognize tax on any built-in gain that existed at the time the property was contributed to us. In addition, a sale of all or substantially all of our assets, or a merger or other business combination transaction, that we undertake in the future could result in adverse tax consequences to the limited partners of our operating partnership that are disproportionate to the tax consequences of the transaction to us or our stockholders. As a result, it is possible under certain circumstances that we could be required to obtain the consent of the limited partners of our operating partnership in order to proceed with one of the foregoing transactions. If we are unable to obtain the consent of our limited partners, we may be unable to proceed with the transaction even if our board of directors and our senior management team believe the transaction is in the best interests of our company and our stockholders.

Our organizational documents may inhibit changes in our board of directors, and transfers of our stock and could prevent or delay potential acquisition bids that you and other stockholders may consider favorable.
      Our charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may inhibit stockholders from making changes in our board of directors.
      In addition, our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership, applying certain attribution rules of the Internal Revenue Code, of no more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership, direct or indirect, in excess of 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock could jeopardize our qualification as a REIT. These restrictions on ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay, defer or prevent a transaction or a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. See “Description of Stock—Restrictions on Transfer.”

Certain provisions of Maryland law could inhibit changes in control.
      Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special appraisal rights and special stockholder voting requirements on these combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and our affiliates and (2) between us and any person who has not otherwise become an interested stockholder, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). As a result, our affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute. In the future, our board of directors may exempt other persons from these provisions of the MGCL without the consent of our stockholders.
      We have determined to opt out of the so-called “control share” provisions of the MGCL that provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
      The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors.

All management rights are vested in our board of directors and our senior management team, and our stockholders have limited rights.
      Our board of directors is responsible for our management and strategic business direction, and our senior management team is responsible for our day-to-day operations. Our major policies, including our policies with respect to REIT qualification, acquisitions and developments, leasing, financing, growth, operations, debt limitation and distributions, are determined by our board of directors. Our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Investment and operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.
The ability of our board of directors to revoke our qualification as a REIT without stockholder approval may cause adverse consequences to our stockholders.
      The power of our board of directors to revoke our qualification as a REIT without stockholder approval may cause adverse consequences to our stockholders. Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on total return to our stockholders.

Our board of directors has the power to cause us to issue additional shares of our stock in a manner that may not be in the best interests of our stockholders.
      Our charter authorizes our board of directors to cause us to issue additional authorized but unissued shares of common or preferred stock and to amend our charter to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. In addition, our board of directors may reclassify any unissued shares of common stock, classify any unissued shares of preferred stock or reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors and set the preferences, rights and other terms of the classified or reclassified shares. See “Description of Stock—Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” Our board of directors could cause us to issue additional shares of our common stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to recover money damages from our directors and officers are limited.
      Maryland law provides that a director or officer has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

Our executive officers have agreements that provide them with benefits in the event their employment is terminated by us without cause, by the executive officer for good reason, or under certain circumstances following a change of control transaction that you may believe to be in your best interest.
      We have entered into agreements with our executive officers that provide them with severance benefits if their employment is terminated by us without cause, by them for good reason, or under certain circumstances following a change of control of our company. Based on the minimum compensation for the year 2005 set forth in their respective employment agreements, the cash severance payments that would be due upon a change of control to each of our executive officers with whom we have executed employment agreements is as follows: $1,506,960 to Mr. Ciatti, $756,000 to Mr. Shell, $630,000 to Ms. Fischer, $367,500 to Mr. Bledsoe and $367,500 to Mr. Shea. These amounts may vary depending on the compensation that each of these executive officers actually receives during the year. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our executive officers have agreements that provide them with minimum annual bonuses regardless of our financial performance or the performance of individual officers with respect to specific objectives.
      We have entered into agreements with each of our executive officers under which we have agreed to pay each of them an annual bonus in amount that is not less than 40% and not more than 100% of his or her annual base salary, regardless of our financial performance or the performance of the individual officer with respect to specific objectives. Based on the 2005 annual base salaries of our executive officers, our minimum annual bonus payment obligation to these officers was $482,000, which we paid for the year ended December 31, 2005. Our obligation to award minimum annual bonuses to our executive officers regardless of performance may adversely affect our cash flows and ability to make distributions to our stockholders.

Through a wholly owned subsidiary, we are the general partner of our operating partnership and, should the subsidiary be disregarded, we could become liable for the debts and other obligations of our operating partnership beyond the amount of our investment.
      Through a wholly owned subsidiary, Vintage Wine Business Trust I, we are the sole general partner of our operating partnership, Vintage Wine Trust LP. Vintage Wine Business Trust I could be disregarded by a Maryland court as the general partner of our operating partnership in the event the court determined that (1) the relationship between our company and Vintage Wine Business Trust I was anything other than a legitimate parent-subsidiary relationship, which would be determined using a variety of factors, and (2) disregarding Vintage Wine Business Trust I would be necessary to prevent fraud or to enforce a paramount equity. If Vintage Wine Business Trust I were disregarded as the general partner, we would be liable for our operating partnership’s debts and other obligations. In such event, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our investment in our operating partnership. These obligations could include unforeseen contingent liabilities and could materially adversely affect our financial condition, results of operations and ability to make distributions to our stockholders.

Risks Related to Our Organization and Operation as a REIT

Because to our knowledge we were the first REIT exclusively dedicated to the ownership of vineyards, wineries and other real estate assets related to the wine industry, our qualification as a REIT is subject to interpretations of existing law related to the unique nature of our assets and income for which no clear precedent is available.
      You will be subject to certain risks that are not applicable to an investment in REITs focused on other types of property, because to our knowledge we were the first REIT exclusively dedicated to the ownership of vineyards, wineries and other real estate assets related to the wine industry and as a result, our qualification as a REIT is subject to interpretations of existing law to the unique nature of our assets and income for which no clear precedent is available. It is possible that the IRS will challenge our qualification as a REIT or attempt to recharacterize the nature of our assets or income for U.S. federal income tax purposes. For example, under the REIT provisions of the Internal Revenue Code, if rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to the personal property will constitute non-qualifying income for purposes of the 75% and 95% gross income tests. Real property under the REIT provisions of the Internal Revenue Code generally includes land, buildings and any inherently permanent structure (including any structural component of a building). Personal property under the Internal Revenue Code generally includes assets accessory to the operation of a business, such as machinery and equipment, that is not a structural component of a building. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to differing interpretations. Counsel has advised us with respect to the legal considerations underlying this determination. Based on counsel’s advice, internal discussions and discussions with experts in the field, we have allocated the purchase price for each of the properties owned by our operating partnership among the various components of each such property, and we have determined that the rents attributable to personal property in connection with substantially all of the leases of those properties will not exceed 15% of the total rent with respect to any particular lease of a property owned by our operating partnership. However, because there were no comparable allocations on which to base our purchase price allocations, and such allocations were not made by an independent appraiser, and due to the unique and specialized nature of our assets, there can be no assurance that the IRS will not assert that we should have allocated more value to the components of our properties that constitute personal property and, therefore, that the rent attributable to personal property with respect to any particular property lease is greater than 15% of the total rent provided for in the lease. If the amount of this non-qualifying income, together with any other nonqualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations—Taxation of the Company—Gross Income Tests.” If we fail to qualify as a REIT or lose our qualification as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders. See “— If we fail to qualify as a REIT, our dividends will not be deductible by us, and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock” and “U.S. Federal Income Tax Considerations—Taxation of the Company—Failure to Qualify.”

If we fail to qualify as a REIT, our dividends will not be deductible by us, and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.
      We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes under the Internal Revenue Code commencing with our taxable year ended December 31, 2005. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions, for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable regulations issued by the U.S. Treasury Department that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. We cannot assure you that we will be successful in operating in a manner that will allow us to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

      If we fail to qualify as a REIT or lose our qualification as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.
      In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. stockholders (as such term is defined under “U.S. Federal Income Tax Considerations”) who are taxed as individuals would be taxed on our dividends at long-term capital gains rates through 2008 and that our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital and would adversely affect the value of our common stock. See “U.S. Federal Income Tax Considerations—Taxation of the Company—Failure to Qualify.”
If one or more of our leases are recharacterized as a financing for U.S. federal income tax purposes, our net income for certain taxable years could be increased and we could be required to pay a deficiency dividend together with applicable interest.
      We have entered into and may in the future enter into leases of properties where the fixed rents during the term of the lease are sufficient for us to receive a market based return on our purchase price, and we grant the lessee a purchase option determined based on an agreed upon escalator provision. In such a case, although we believe that the purchase price exercisable pursuant to the option shall represent the fair market value of the property on the option exercise date, our ability to estimate the fair market value of our properties at a future date is limited, and in certain circumstances the purchase price could be less than the fair market value of the property at the time the purchase option is exercised. Factors such as these may result in such a lease being treated as a “financing lease” and not a true lease for U.S. federal income tax purposes. If such a lease were treated as a “financing lease,” then any “interest income” we were deemed to receive with respect to such a “financing lease” would be qualifying income for purposes of the 75% gross income test only to the extent that our “loan” did not exceed the fair market value of the real estate assets of the vineyard. Any such additional interest income would be qualifying income for purposes of the 95% gross income test but not the 75% gross income test and, accordingly, we believe the characterization of any of our leases as “financing leases” would not adversely affect our ability to meet the gross income and asset tests described above. See “U.S. Federal Income Tax Considerations— Taxation of the Company— Gross Income Tests— Interest Income” and “U.S. Federal Income Tax Considerations— Taxation of the Company—Asset Tests” below. However, the classification of a lease as a “financing lease” would also increase the amount of net income that we would recognize in certain taxable years, in some cases by a significant amount. If we were not considered the owner of a property for U.S. federal income tax purposes, our depreciation deductions would be reduced, and we could also be required to accrue, as original issue discount, certain amounts of interest income prior to the actual receipt of cash. This could result in us failing to meet the distribution requirements applicable to REITs for such taxable years and would require us to pay a deficiency dividend, together with applicable interest, with respect to any undistributed income for such years in order to maintain our qualification as a REIT and avoid the payment of corporate income and excise taxes on such undistributed income. See “U.S. Federal Income Tax Considerations— Taxation of the Company—Annual Distribution Requirements” below. In order to pay such a deficiency dividend, we could be forced to incur indebtedness or sell properties at a time when markets may not be favorable to take such action. If we were unable to distribute a sufficient deficiency dividend, we would fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations— Taxation of the Company—Failure to Qualify” below.

To maintain our qualification as a REIT, we may be forced to borrow funds or sell properties during unfavorable market conditions.
      In order to maintain our REIT qualification and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term, or possibly long-term, basis or sell properties to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings or sales. These needs could result from a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, required debt or amortization payments or our being required to pay deficiency dividends and associated interest as a result of the recharacterization of one or more of our leases as a financing transaction for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations—Taxation of the Company— Annual Distribution Requirements.”

Dividends payable by REITs do not qualify for reduced tax rates.
      The maximum U.S. federal income tax rate for dividends payable by domestic corporations to individual U.S. stockholders (as such term is defined under “U.S. Federal Income Tax Considerations”) is 15% through 2008. Dividends payable by REITs, however, are generally not eligible for the reduced rate, except to the extent they are attributable to dividends paid by a TRS or other taxable corporation. Although this fact does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Possible legislative actions affecting REITs could adversely affect our stockholders.
      The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders. It cannot be predicted whether, when, in what forms or with what effective dates the tax laws applicable to us or our stockholders will be changed.

We will pay some taxes, which could impact our cash flows.
      Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on our income and property. For example, each property is subject to real and personal property taxes. The real and personal property taxes on properties in which we invest may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits which has led many of them, and may in the future lead others to, increase assessments and/or taxes. If property taxes increase, our ability to make expected distributions to our stockholders could be adversely affected.
      In addition, VWP Inc., our wholly owned subsidiary, is a TRS for U.S. federal income tax purposes. A TRS is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our TRS and us are not comparable to similar arrangements among unrelated parties. To the extent that we are or our TRS is required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.

To the extent our distributions represent a return of capital for tax purposes, you could recognize an increased capital gain upon a subsequent sale of your common stock.
      Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock but, instead, constitute a return of capital and will reduce such stockholder’s adjusted tax basis. If distributions result in a reduction of a stockholder’s adjusted tax basis in his or her common stock, subsequent sales of the common stock potentially will result in recognition of an increased capital gain due to the reduction in adjusted tax basis.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.
      To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our common stock. In order to meet these tests, we may be required to forego attractive business opportunities. Thus, compliance with the REIT requirements may adversely affect our ability to operate solely to maximize profits.

Risks Related to this Registration

Future offerings of debt or preferred equity securities that are senior to our common stock and other equity securities upon liquidation, or other equity securities may dilute our existing stockholders, may be senior to our common stock for the purpose of distributions and may harm the value of our common stock.
      In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other debt will receive a distribution from our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market considerations and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders bear the risk that our future offerings may reduce the market price of our common stock and dilute their stock holdings in us.

There is currently no public market for our common stock, and an active trading market for our common stock may never develop.
      There is currently no public market for our common stock. We intend to file the necessary documentation to allow our common stock to be traded in various states in accordance with each state’s securities laws, but an active trading market for our common stock may never develop or be sustained. The last trade of our common stock on The Portal Market®, which is operated by The Nasdaq Stock Market, Inc.®, which permits secondary sales of eligible securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act, occurred on May 2, 2006 at a price of $9.00 per share. Individuals and institutions that sell our common stock are not obligated to report their sales to The Portal Market.® Therefore, the last sales price that was reported on The Portal Market® may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock may trade in the future.

The market price and trading volume of our common stock may be volatile and could decline substantially.
      Even if a trading market develops for our common stock, the market price for shares of our common stock may be highly volatile and may be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

      Performance, government regulatory action, tax laws, interest rates and general market conditions could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly results of operations or distributions;

•	changes in our funds from operations, earnings estimates or publication of research reports about us, the real estate industry or the wine industry;

•	increases in market interest rates that may lead purchasers of our common stock to demand a higher yield;

•	changes in market valuations of other net lease companies;

•	adverse market reaction to any increased debt we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market, economic and political conditions.

Common stock eligible for future sale, including sales of shares of our common stock registered pursuant to this registration statement, may have adverse effects on our stock price.
      As of December 31, 2005, there were:

•	16,011,269 outstanding shares of our common stock excluding 43,370 unvested restricted shares;

•	272,750 OP units (excluding OP units that we own through our wholly owned Maryland business trust subsidiaries) outstanding exchangeable for 272,750 shares of our common stock;

•	290,355 LTIP units exchangeable, under certain circumstances, for 290,355 OP units, which OP units are exchangeable for 290,355 shares of our common stock; and

•	an additional 480,476 shares of our common stock available for future awards under our equity incentive plan.

      In addition, in connection with an initial public offering of our common stock by us, we expect our Chief Executive Officer to recommend to our nominating, compensation and corporate governance committee that members of our senior management team be granted awards under the 2005 equity incentive plan in an amount equal to approximately 2% of the amount by which the total number of shares of our common stock on a fully diluted basis that will be outstanding upon the completion of such initial public offering, including any shares that are issued upon exercise of the underwriters’ over-allotment option, exceeds 16,284,019 shares of our common stock.
      We cannot predict the effect, if any, of future sales of our common stock, including shares of our common stock registered pursuant to this registration statement or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that these sales could occur, may adversely affect prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities. We may issue from time to time additional shares of common stock or OP units convertible into shares of our common stock in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances.

Your interest in us may be diluted if we issue additional shares.
      Selling stockholders and potential investors do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing shares sold pursuant to the resale shelf registration statement of which this prospectus is a part may experience dilution of their equity investment if we issue additional common stock in the future, including shares issued as incentive compensation under our 2005 incentive bonus plan, or issue securities that are convertible into common stock, including LTIP units and OP units exchangeable for shares of our common stock.

You should not rely on the underwriters’ lock-up agreements to limit the number of shares of common stock sold into the market.
      Subject to limited exceptions, all of our directors and executive officers at the time of our March 2005 private offering and certain former members of VWP LLC, have agreed to be bound by lock-up agreements that prohibit these holders from selling or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 90 days after the effective date of this registration statement. Friedman, Billings, Ramsey & Co., Inc. may, in its discretion, release all or any portion of the common stock subject to these lock-up agreements with our directors and executive officers at the time of our March 2005 private offering and certain former members of VWP LLC, at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement. There are no present agreements releasing them from these lock-up agreements. However, we cannot predict the circumstances or timing under which Friedman, Billings, Ramsey & Co., Inc. may waive these restrictions.
      If the restrictions under the lock-up agreements and the registration rights agreement are waived or terminated, up to approximately 16.0 million shares of our common stock will be available for sale into the market, subject only to applicable securities rules and regulations, which could reduce the market price for our common stock.

An increase in market interest rates may have an adverse effect on the market price of shares of our common stock.
      One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate on shares of our common stock or seek alternative investments paying higher dividends or interest. The market price of shares of our common stock likely will be based in part on the earnings that we derive from lease income with respect to our properties and our related distributions to our stockholders. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of shares of our common stock could decrease because potential investors may require a higher dividend yield on shares of our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our debt and make distributions to our stockholders.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions in the future.
      We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. In 2005, we made regular quarterly distributions of $0.03, $0.04 and $0.06 per share for the second, third and fourth quarters, respectively, and a special distribution of $0.04 per share during the fourth quarter. However, we have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s basis in its investment.

Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.
      Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Decreases in market rents, negative tax, real estate and zoning law changes and changes in environmental protection laws may also increase our costs, lower the value of our investments and decrease our income, which would adversely affect our business, financial condition and results of operations. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be favorable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.
      We may be required to expend funds to correct defects or to make capital improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those capital improvements. In acquiring a property, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lock-out provisions would restrict our ability to sell a property even if we deem it necessary or appropriate. If we are prevented from selling a property for any of these reasons, our ability to respond to adverse changes in the performance of the property may be impeded, which could adversely affect our results of operations and financial condition.

Our properties may not appreciate in value after we acquire them (and may, in fact, decline in value) and, if they do appreciate in value, we may not realize the full amount of that appreciation in value.
      One of our primary business objectives is to realize long-term appreciation in the value of our properties. Past appreciation in the value of the properties we acquire is no guarantee of continued future appreciation in the value of these properties. A variety of factors could cause the value of these properties to decline after we acquire them, including downturns in the wine industry, damage to the vines on our properties resulting from pest infestation or disease, damage to or deterioration of winery facilities, damage to our properties resulting from earthquakes, wildfires, floods and other disasters and increased competition from other vineyards or wineries.
      In addition, even if our properties do appreciate in value after we acquire them, we may not realize the full amount of this appreciation in value. Our leases may provide tenants with various purchase options upon expiration, which may be at less than the fair market value of the property. If the tenant exercises its purchase option at a purchase price that is less than the fair market value of the property, then we will not realize the full amount of appreciation in the value of the property.

Environmental compliance costs and liabilities associated with operating our properties may adversely affect our results of operations.
      Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such conditions, may adversely affect the owner’s or operator’s ability to lease or sell such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person.
      Certain environmental laws also impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property even after they no longer own or operate the property. Moreover, the past or present owner or operator from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases.

      Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous materials and other regulated substances. Failure to comply with these laws can result in penalties or other sanctions.
      No assurance can be given that environmental studies with respect to our properties reveal all environmental liabilities, that any prior owner or operator of the properties did not create any material environmental condition not known to us or that a material environmental condition does not otherwise exist as to any one or more of our properties. In addition, material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Finally, future laws, ordinances or regulations and future interpretations of existing laws, ordinances or regulations may impose additional material environmental liability.

Risks Related to Our Debt Financings

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to make the distributions to our stockholders currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.
      As of the date hereof, we have approximately $32.3 million of outstanding debt, all of which was borrowed under our secured credit facility. We expect to incur additional debt in connection with future acquisitions or refinancings of properties. We may borrow amounts under our secured credit facility or other debt instruments to acquire or refinance these future properties. Further, we may need to borrow funds to make the distributions to our stockholders required to maintain our qualification as a REIT. We may not, however, be able to borrow funds to make distributions on attractive terms or at all.
      If we are required to utilize our secured credit facility for purposes other than acquisition activity, this will reduce the amount available for acquisitions and could slow our growth. Therefore, our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	we may be required to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for acquisition of new properties and distributions to our stockholders;

•	we may be at a competitive disadvantage compared to our competitors that have less debt;

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions or distributions required to maintain our qualification as a REIT;

•	we may be unable to refinance our debt at maturity or may find that the refinancing terms may be less favorable than the terms of our original debt;

•	because a portion of our debt may bear interest at variable rates, an increase in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	after debt service, the amount available for distributions to our stockholders could be reduced;

•	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•	we may violate restrictive covenants in our loan documents or otherwise default on our obligations, which would entitle the lenders or mortgagees to accelerate our debt obligations, foreclose on our properties that secure their loans and receive an assignment of lease payments; and

•	our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other debt or result in the foreclosures of other properties.

Our secured credit facility contains financial covenants that could limit our operations and our ability to make distributions to our stockholders.
      Our secured credit facility with a syndicate of lenders, with Bank of the West as a lender and administrative agent, contains financial and operating covenants, including fixed charge coverage and debt ratios and other limitations on our ability to make distributions or other payments to our stockholders (other than those required by the Internal Revenue Code), sell all or substantially all of our assets and engage in mergers, consolidations and certain acquisitions. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to comply with any of the covenants in our secured credit facility could result in a default under one or more of our debt instruments.
      This could cause one or more of our lenders to accelerate the timing of payments and may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

An increase in interest rates would increase our interest costs on variable rate debt at a greater rate than the annual increases in annual base rent that we will receive from our tenants under our leases.
      As of the date hereof, we had approximately $1.1 million of debt that bears interest at variable rates, and we may incur more variable rate indebtedness in the future. Our operating results depend in large part on differences between income received from our leases, net of credit losses, and our financing costs. Pursuant to the terms of the lease agreements for most of our current properties, the annual base rent for each property will increase on an annual basis by 2.0%, compounded annually, which may be lower than the increase in interest rates on any variable rate debt we have incurred or may incur in the future. For any period during which our lease rates are not match-funded, the income from such leases may adjust more slowly than the interest rate fluctuations on our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may materially adversely affect our net income and our ability to make distributions to our stockholders.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our stockholders.
      We have entered into two interest rate swap agreements in order to manage our exposure to interest rate volatility in connection with anticipated borrowings and any other variable rate debt we may incur. In addition, we may continue to manage our exposure to interest rate volatility by using these interest rate swaps and other interest rate hedging arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. In addition, we may be limited in the type and amount of hedging transactions we may use in the future by our need to satisfy the REIT income tests under the Internal Revenue Code. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect results of operations and our ability to make distributions to our stockholders.
Our organizational documents contain no limitations on the amount of debt we may incur, and our cash flow and ability to make distributions could be adversely affected if we become highly leveraged.
      Our organizational documents contain no limitations on the amount of debt that we or our operating partnership may incur. We intend to maintain target debt levels of up to 65.0% of asset value. We could, however, alter the balance between our total outstanding debt and the value of our portfolio at any time without stockholder approval. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding debt and to make our anticipated distributions to our stockholders and/or the distributions to our stockholders required to maintain our qualification as a REIT and could harm our financial condition.

Our cash flow is not assured. If our cash flow is reduced, we may not be able to make distributions to our stockholders.
      We intend to distribute to our stockholders all or substantially all of our net taxable income each year in order to comply with the distribution requirements of REITs under the Internal Revenue Code and to avoid U.S. federal income and excise taxes. We have not established a minimum dividend payment level. Our ability to make distributions may be adversely affected by the risks described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our qualification as a REIT and other factors that our board of directors may deem relevant from time to time. We cannot assure you that we will be able to make distributions in the future. Our ability to make distributions to our stockholders is based on many factors, including the following:

•	our ability to make acquisitions;

•	our success in negotiating favorable lease terms; and

•	our tenants’ ability to perform under their leases.
      We also cannot assure you that the level of our distributions will increase over time or that the receipt of rental revenue in connection with future acquisitions of properties will increase our cash available for distribution to stockholders. In the event of defaults or lease terminations by our tenants, lease payments could decrease or cease, which would result in a reduction in cash available for distribution to our stockholders. If our cash available for distributions, generated by our assets, is less than our expected distributions or if such cash available for distribution decreases in future periods from expected levels, our ability to make the expected distributions would be adversely affected. We may be required either to fund future distributions from any borrowings under our secured credit facility or to reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution or fail to make expected distributions, our stock price may be adversely affected.
Mortgage debt obligations expose us to increased risk of property losses, which could harm our financial condition, cash flow and ability to satisfy any future debt obligations and make distributions to our stockholders.
      Incurring mortgage debt increases our risk of property losses because defaults on debt secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In order to distribute the taxable income to our stockholders as required for our qualification as a REIT, we may be compelled to borrow funds on unfavorable terms.
      Advances under our secured credit facility are secured by mortgages on one or more of our properties. Our approximately $32.3 million of outstanding debt under this facility is secured by mortgages on our Terra Ventosa and San Mateo vineyards and our Hopland winery. In addition, in the future, we may assume mortgage debt in connection with a property acquisition or otherwise incur mortgage debt with respect to other properties that we own. Our default under any one of our mortgage debt obligations may increase the risk of our default on future debt. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to make distributions to our stockholders may be harmed.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains various “forward-looking statements.” In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases.
      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties”;

•	general volatility of the capital markets and the lack of a public market for our common stock prior to the registration pursuant to the registration statement of which this prospectus is a part;

•	changes in our business and investment strategy;

•	default by our tenants;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	perception of the wine industry;

•	changes in supply and demand dynamics within the wine industry;

•	environmental and agricultural effects;

•	changes in interest rates;

•	changes in applicable laws and regulations;

•	state of the general economy and local economy in which our properties are located; and

•	the degree and nature of our competition.
      We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS
      We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. We have agreed, however, to pay expenses relating to the registration of the shares of common stock under applicable securities laws.

DISTRIBUTION POLICY
      We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2005. In order to qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

(1) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

(2) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

(3) any excess non-cash income (as determined under Section 857 of the Internal Revenue Code).
      See “U.S. Federal Income Tax Considerations.”
      To satisfy the requirement to qualify as a REIT and to avoid paying U.S. federal income or excise tax, we intend to make distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. The timing and frequency of any distributions we make will be at the discretion of our board of directors and will depend upon a number of factors, including the following:

•	actual results of operations;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

•	our general and administrative expenses; and

•	other factors that our board of directors may deem relevant.
      Our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, which will depend upon receipt of lease payments from our tenants with respect to the leases on our properties. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors” beginning on page 15.
      The table below sets forth a summary of our distributions since inception. We cannot assure you that we will have cash available for future quarterly distributions at these levels or at all. See “Risk Factors.”

			Distribution per Share of
Declaration Date	Record Date	Date of Distribution	Common Stock

May 24, 2005	July 1, 2005	July 15, 2005	$0.03
September 12, 2005	October 1, 2005	October 15, 2005	$0.04
December 13, 2005	December 16, 2005	December 27, 2005	$0.10(1)
February 22, 2006	March 15, 2006	March 27, 2006	$0.06

(1)	The $0.10 per share dividend declared on December 13, 2005 was comprised of a regular quarterly dividend of $0.06 per share and a special dividend of $0.04 per share.
      We determined that the three distributions declared in 2005, aggregating $0.17 per share, were comprised entirely of ordinary income and no return of capital. We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of our distributions may constitute a return of capital. In addition, in the event we were to sell an asset, a portion of our distributions may be designated as a capital gain dividend. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gains. To the extent not inconsistent with maintaining our qualification as a REIT, our TRS may retain its after-tax earnings, if any. We may designate certain dividend income received by us from our TRS as qualified dividend income.
      We cannot assure you that we will have sufficient cash available for future quarterly distributions at these levels, or at all.

SELECTED FINANCIAL DATA
      The following table presents selected historical consolidated financial information and operating data as of December 31, 2005, September 30, 2005 and June 30, 2005 and the periods from inception (January 25, 2005) through December 31, 2005, September 30, 2005 and June 30, 2005. The selected historical consolidated financial information presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” as of and for the periods from inception through June 30, 2005 and from inception through December 31, 2005 have been derived from our audited consolidated financial statements, and as of and for the period from inception through September 30, 2005, have been derived from our unaudited interim financial statements. In addition, since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this registration statement. We do not consider the results of our operations in this period to be meaningful with respect to an analysis of our expected operations.

	As of and for the Period Ended

	December 31, 2005	September 30, 2005	June 30, 2005

	(dollars in thousands, except per share data)
Consolidated income statement data
Revenues:
Rental	$6,012	$3,928	$1,866

Total revenues	6,012	3,928	1,866

Expenses:
Depreciation and amortization	1,964	1,226	538
General and administrative	4,048	2,811	1,547

Total expenses	6,012	4,037	2,085

Non-operating items:
Investment income	1,518	1,001	540
Net unrealized gain on derivative instruments	410	—	—
Interest expense	(318)	—	—

Total non-operating items	1,610	1,001	540

Income before Minority Interest	1,610	892	321
Minority Interest	(55)	(30)	(11)

Net income	$1,555	$862	$310

Per share data
Diluted net income	$0.10	$0.05	$0.02
Dividends declared	$0.17	0.07	$0.03
Consolidated balance sheet data
Real estate assets, net of depreciation	$95,980	$88,644	$89,312
Cash and short term investments	$73,529	$57,872	$58,171
Total assets	$171,802	$148,727	$148,628
Long term obligations	$23,725	—	$—
Stockholders’ equity	$141,672	$143,443	$143,612
Non-GAAP financial information(1)
Funds from operations (“FFO”)(2)	$3,537	$2,110	$858
Operating data
Number of properties under lease	6	$5	5
Acres under lease:
Total	3,914	3,814	3,814
Plantable	3,279	3,216	3,216
Planted	3,170	3,107	3,107
Total real estate assets acquired	$97,907	89,849	$89,849
Weighted average effective lease rates:
Initial year contractual rent(3)	8.51%	8.50%	8.50%
Straight-line rent recognized under GAAP	9.21%	9.18%	9.18%
Weighted average lease term (in years):
Initial	5.70	6.03	6.03
Remaining as of period end	5.03	5.56	5.81
Notes

(1)	NAREIT developed FFO as a relevant non-GAAP financial measure of performance of an equity REIT in order to recognize that income- producing real estate historically has not depreciated on the basis determined under GAAP. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. Comparison of our presentation of FFO, using the NAREIT definition, to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

(2)	For a definition of FFO and a reconciliation of FFO to its most directly comparable GAAP measure, net income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

(3)	Excludes additional prepaid rent due at closing equal to 1.0% of the purchase price of the property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      We are recently formed and did not commence revenue-generating operations until March 2005. Please see “Risk Factors—Risks Relating to Our Properties and Operations” for a discussion of risks relating to our limited operating history. The following discussion should be read in conjunction with our historical financial statements and related notes thereto included elsewhere in this prospectus.
Overview
      We are a self-administered Maryland corporation created to acquire and own vineyards, wineries and other real estate assets related to the wine industry that are net leased to branded wineries, bulk wine producers and independent wine grape growers throughout the United States and Canada. Currently, we are focused on investments in the State of California, the location of all of the properties in our portfolio. We negotiate the lease rates with our tenants based on, among other factors, the credit quality of the tenant, our assessment of the property’s historical and potential grape production and sales, the term of the lease and prevailing market interest and lease rates, and the purchase price we pay for the property. Lease rates will typically escalate by 2% per year over the lease term or some other percentage specified in the lease. In addition, lease rates during any renewal will generally be established based on the then fair market value of the property and a pre-determined percentage to the then current ten-year U.S. treasury yield. In addition to rent, our leases are generally structured so that our tenants are responsible for substantially all of the operating expenses, including payment of taxes and insurance. We may, however, negotiate different lease terms to accommodate circumstances in specific transactions.
      Since our March 2005 private offering, we have acquired eight vineyards aggregating 4,618 acres: the Huichica Hills and Terra Ventosa vineyards leased to The Robert Mondavi Corporation, the Pope Creek Ranch and the Gravelly Ford vineyards leased to Carson Smith Farming Company, Inc., an independent wine grape grower, the Iron Corral Ranch vineyard leased to Foster’s Wine Estates Americas, the Edna Valley vineyard and winery leased to The Wine Group, LLC, the Hopland winery leased to Weibel Incorporated, and the San Mateo vineyard leased to an independent wine grape grower. In each case other than the Gravelly Ford and Pope Creek Ranch vineyards and the Hopland winery, our tenant was the seller of the property. These eight vineyards are located in Napa County, Sonoma County, the North Coast, the Central Coast and the Central Valley, each a principal California wine region. In addition, we intend to use the net proceeds remaining from our March 2005 private offering to expand our portfolio by acquiring additional properties that we have under non-binding letter of intent. We account for our current portfolio of properties and will account for any new acquisitions under the purchase method of accounting, recording these acquisitions at cost.
      As of March 31, 2006, we had approximately $34.8 million remaining of the $145.9 million of net proceeds raised in our March 2005 private offering. We also have a secured credit facility under which we can incur $150 million of debt to supplement our investment capital. As of the date hereof, we have $32.3 million of outstanding debt, all of which was borrowed under our secured credit facility. The proceeds of the borrowing are currently available for future acquisitions and are held in short-term investments. While our charter does not limit the amount of debt we can incur, we intend to maintain target debt levels of up to 65.0% of asset value to maintain flexibility to respond to industry conditions and opportunities. Currently, between our cash on hand and additional availability under our credit facility, we have approximately $186 million available to fund future acquisitions.
      We incur general and administrative expenses including, principally, compensation expense for our executive officers and other employees, professional fees and various expenses incurred in the process of acquiring, owning and leasing properties. We are managed by our executive officers and staff, although we engage third party viticultural, legal, accounting, tax, financial and other advisors from time to time. Immediately prior to our formation, many of our senior executive officers were employed in or associated with the wine industry or employed by or associated with other REITs.

      Part of our active asset management philosophy and practice is to make capital improvements to the assets we own in consultation with our tenants and after thorough due diligence and analysis in order to maintain and enhance the long-term value of our assets. The terms of each tenant’s lease typically include provisions describing the general circumstances under which capital expenditures may or must be made. The lease terms will be adjusted to reflect any capital expenditures that we may make so as to provide us with a return on our investment calculated in the same manner as the lease rate for the property. Decisions to make capital expenditures will be based on an expectation that the capital expenditure is necessary in order to either maintain or improve the income-earning capacity and protect, preserve and enhance the appreciable value of the property. We evaluate capital expenditure opportunities for their potential risk-adjusted returns on investment.
      We conduct substantially all of our operations through Vintage Wine Trust LP, our operating partnership. Through our wholly owned Maryland business trust, Vintage Wine Business Trust I, we are the sole general partner and 1.0% owner of our operating partnership and as a result we control the operating partnership. In addition to our 1.0% general partner interest, through our wholly owned Maryland business trust, Vintage Wine Business Trust II, we currently own 95.6% of the OP units in our operating partnership for an aggregate interest in our operating partnership of 96.6%.
      In the future, we may issue OP units to third parties in exchange for capital or in exchange for interests in properties. Sellers of properties may negotiate with us to receive OP units in exchange for their ownership interest in those properties in order to defer recognition of any taxable gain that would be recognized in a cash sale until such time as their OP units are redeemed by us or we sell the contributed properties. Pursuant to our operating partnership’s partnership agreement, upon a limited partner’s election to have us redeem its OP units, we may redeem them, at our election, either for cash or shares of our common stock on a one-for-one basis, subject to any lock-up or other restrictions that may exist. Our operating partnership will distribute the income it generates from its operations to us to the extent not payable to other limited partners.
      For us to qualify as a REIT, we cannot operate vineyards or wineries. Therefore, our operating partnership and its subsidiaries will lease our properties to branded wineries, bulk wine producers, and independent wine grape growers, who will operate our vineyards. Because we control our operating partnership, our principal source of funds on a consolidated basis will be from lease revenue. We may utilize our TRS to own and manage vineyards and engage in other activities when we deem it necessary or advisable. The taxable income generated by our TRS will be subject to regular U.S. federal, state and local corporate income tax.
      We intend to make distributions to our stockholders in amounts not less than the amounts required to maintain our qualification as a REIT under the Internal Revenue Code. Our ability to make these distributions depends on our actual results of operations, including (1) the timing of the investment, (2) the lease payments received from our tenants, (3) the ability of our tenants to meet their obligations under their leases, (4) interest and principal payments on current and future debt and (5) our general and administrative expenses.
Industry Trends
      We believe a number of characteristics of, and trends in, the wine industry favor our acquisition of vineyards, wineries and other real estate assets related to the wine industry. For example, domestic wine consumption has grown over the past decade, and we believe that demographic trends suggest that the growth will continue. In addition, U.S. wine export revenues have increased over the same period, and we believe that the presence and reputation of U.S. wines in the world market is strengthening. At the same time, we believe that the U.S. wine industry appears to be moving from a period of oversupply of wine grapes and low margins for branded wineries, bulk wine producers and independent wine grape growers to a period of stable supply, steady and rising prices for both wine grapes and wine and sustainable profits for wine industry participants. We anticipate that these supply and demand dynamics will enhance the value we may realize from the ownership and leasing of our targeted assets. We also believe that recent industry consolidation, along with increased foreign competition and imports, has intensified and will continue to intensify the working capital needs of wine industry participants and make our acquisition and leasing strategy an increasingly attractive source of financing.

Critical Accounting Policies and Estimates
      The preparation of our consolidated financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are affected by management’s application of critical accounting policies. Management believes the following are the critical accounting policies that will be used in the preparation of our consolidated financial statements.

Real Estate Assets — Estimated Useful Lives and Allocation of Purchase Price
      We depreciate our real estate assets using the straight-line method over their estimated useful lives. Our properties will generally be depreciated over 15 to 30 years, and buildings and improvements will generally be depreciated over 10 to 40 years. Depreciation is computed based on the estimated useful life of the properties. The purchase price of real estate properties acquired is allocated to the various components, such as land, vines, water delivery systems, trellises and irrigation systems, buildings and improvements. The purchase price is allocated based on the fair value of each component at the time of acquisition. We will periodically assess our real estate assets for possible permanent impairment when certain events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable.

Capital Expenditures
      From time to time we will fund capital improvements on our existing properties. Improvements generally include costs incurred on vineyards or facilities during which the tenant’s business continues to operate, and will generally be comprised of planting fallow land, replacing existing vines, or other vineyard or facility related improvements. Capital improvements are recorded as improvements to leased real estate assets on our consolidated balance sheet and the rents charged to the tenant on these improvements during the project are recorded as rental revenue. Once the project is completed, the useful life of the associated assets is determined and depreciation expense is recognized on a prospective basis.

Rental Revenue Recognition
      We lease our properties pursuant to net leases, under which the tenants typically pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. Our leases are recorded as either operating or capital leases for financial reporting purposes. Rental income attributable to the leases is recorded monthly when due from tenants and recognized on a straight-line basis over the initial terms of the related leases. Rental income attributable to the majority of our leases is and will continue to be fixed by the lease agreement but is generally subject to certain fixed rent escalators during the initial lease term and extension periods, and rent is typically adjusted at the time of renewal based on the then fair market value of the property and the 10-year U.S. treasury yield. The fixed minimum rent escalations are straight-lined into rental income over the respective lease term. Moreover, the additional rent payable in the first year of the lease is straight-lined into rental income over the initial lease term.

REIT Qualification Tests
      We will be subject to a number of operational and organizational requirements to maintain our qualification as a REIT. We are subject to audit and if the IRS determines that we failed one or more of these requirements, we could lose our REIT qualification. If we fail to qualify as a REIT, our income would become subject to federal, state and local income taxes, which would be substantial, and the resulting adverse effects on our results of operations, liquidity and amounts available for distribution to our stockholders would be material.

Results of Operations

For the Period from January 25, 2005 (Inception) until December 31, 2005
      Results for the period from January 25, 2005 (inception) to December 31, 2005 included the operations of six wholly owned properties acquired in March, June and December for an aggregate purchase price of $97.9 million. Our net income for the period totaled $1.6 million or $0.10 per share, which was principally due to limited operations in connection with our start-up, which began on March 23, 2005, when we closed the private offering of our common stock. We completed our private offering of common stock in March 2005 and received proceeds, net of offering expenses and fees, of approximately $145.9 million.
      Rental revenue for the period following completion of the March 2005 private offering was $6.0 million and was comprised of lease income. In addition, we reported investment income under non-operating items of approximately $1.5 million. Other non-operating items include net unrealized gains of derivative instruments of $0.4 million and interest expense of $0.3 million related to our borrowing. We expect rental revenue to increase and investment income to decrease if we are able to successfully invest our remaining funds.
      Expenses during the period, which totaled $6.0 million, included compensation and benefits of $3.3 million, depreciation and amortization of approximately $2.0 million and other general and administrative expenses of approximately $0.7 million.
      We do not consider the results of our operations in this period to be meaningful with respect to an analysis of our expected operations.
Liquidity and Capital Resources
      In order to maintain our qualification as a REIT, we will be required to annually distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs other than our dividend distribution and operating expenses. Instead, these needs must be met from cash generated from external sources of capital, including the approximately $35 million of unallocated net proceeds of our March 2005 private offering as of the date thereof.
      While our charter does not limit the amount of debt we can incur, we intend to maintain target debt levels of up to 65.0% of asset value to maintain flexibility to respond to industry conditions and opportunities. We have a secured credit facility under which we can incur $150 million of debt to supplement our investment capital. As of the date hereof, we have $32.3 million of outstanding debt, all of which was borrowed under our secured credit facility. Currently, between our cash on hand and additional availability under our credit facility, we have approximately $186 million available to fund future acquisitions.
      As of the date thereof, we own eight vineyards aggregating approximately 4,618 acres. We intend to use the unallocated net proceeds of our March 2005 private offering and our debt funding to expand our portfolio by acquiring or developing additional vineyards, wineries and other real estate assets related to the wine industry. There can be no assurance that we will acquire the properties that we currently have under contract or non-binding letter of intent or make any other acquisitions that meet our investment criteria.

Short-Term Liquidity Requirements
      Our short-term liquidity needs are primarily to fund future real estate investments and general and administrative expenses, interest on any outstanding debt and distributions to our stockholders and holders of OP units. We expect that we will be able to meet our short-term liquidity needs generally through net cash provided by operations, unused capital generated from our March 2005 private offering and borrowings under our secured credit facility. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on our anticipated borrowings and fund distributions in accordance with the REIT requirements.
      Under the terms of our net leases, the tenant is responsible for substantially all expenses associated with the operation of the related property, such as taxes, insurance, utilities and maintenance. Any increase in these expenses or other operating expenses could adversely affect our tenants’ ability to make lease payments.

As a result of these arrangements, we do not anticipate incurring substantial costs in connection with most of these properties during the terms of the leases.
      The terms of each tenant’s lease typically include provisions describing the general circumstances under which capital expenditures may be made. The lease terms will be adjusted to reflect any capital expenditures that we may make so as to compensate us for amount expended. Decisions to make capital expenditures will be based on our expectation that the capital expenditure is necessary in order to either maintain or improve the income earning capacity of the asset. We evaluate capital expenditure opportunities for their potential risk adjusted returns on investment. Currently, we have no commitments to make capital expenditures.
      The revenues our tenants derive from our properties depend on prevailing market prices for wine grape varietals, supply and demand for wine grapes and wine, consumer tastes and general economic conditions that could also adversely affect our tenants’ ability to make lease payments. In the case of adverse trends with respect to any of these factors or other factors, the ability of our tenants to make lease payments would be adversely affected and our ability to renew leases or lease our properties as leases expire or as a result of tenant defaults may be impacted. In all of these cases, our cash flow would be adversely affected.
      We expect to use unallocated proceeds of our March 2005 private offering and borrowings under our secured credit facility to fund future asset acquisitions or for capital improvements on our current properties.

Long-Term Liquidity Requirements
      Our long-term liquidity needs consist primarily of acquisitions of new vineyards, wineries and other real estate assets related to the wine industry, principal payments under any outstanding debt we incur and non-recurring capital expenditures. We do not expect the net cash provided by operations will be sufficient to meet all of these long-term liquidity needs.
      We intend to acquire additional properties only as suitable opportunities arise. In the near term, we intend to fund acquisitions with the unallocated net proceeds of our March 2005 private offering. Longer term, we expect to fund our new asset acquisitions through a combination of borrowings under our secured credit facility and traditional secured mortgage financing or through additional issuances of equity. In addition, we expect to use our OP units as currency to acquire properties from existing owners seeking a tax deferred transaction. The success of our acquisition strategy may depend, in part, on our ability to access additional capital through these methods.
      We expect to meet our other long-term liquidity requirements through net cash provided by leasing activities and through additional equity and debt financings, including loans from banks and our secured credit facility, institutional investors or other lenders, bridge loans, letters of credit, the sale of properties and other arrangements, most of which will be collateralized by mortgages on our properties. Additionally, we may also issue unsecured debt or publicly or privately placed debt securities in the future. Other than our secured credit facility, we do not currently have in place commitments for any such financings, and our ability to meet our long-term liquidity needs over time will depend upon our performance and prevailing market conditions.

Secured Credit Facility
      On September 26, 2005, we entered into a $150 million secured credit facility with a syndicate of lenders, with Bank of the West as a lender and administrative agent. The facility, which will be secured primarily by our properties, includes a $100 million accordion feature that allows us to request that the lenders increase the amount of the facility to $250 million as long as we are not in default under the facility. The lenders may or may not agree to loan us additional amounts under the facility. Pursuant to our secured credit facility, the lenders have agreed to make both (1) term loans, which, once repaid, may not be reborrowed and (2) swing line loans, which we will convert to term loans. Interest will accrue on amounts outstanding under our secured credit facility at the following annual rates: (A) a rate of interest equal to a rate per year equal to the higher of (1) the federal funds rate plus 0.05% and (2) the rate announced from time to time by Bank of the West as its prime rate, plus either 0.150% (for a term of less than five years), 0.375% (for a term of five to seven years) or 0.500% (for a term beyond seven years) or (B) a variable rate of interest equal to the adjusted eurodollar rate calculated under the terms of our secured credit facility for any eurodollar loans, plus either 1.250% (for a term of less than five years), 1.375% (for a term of five to seven years) or 1.500% (for a term beyond seven years). The amount that we may borrow under the secured credit facility is dependent on our maintaining a minimum borrowing base of properties. Based on the current group of our properties comprising our borrowing base, approximately $70 million is currently available to us under our secured credit facility, of which $32.3 million has been utilized. We draw down loan amounts when we need them to acquire properties or for capital improvements on existing properties under lease, and each loan amount is secured by a mortgage on one or more of our properties. The length of the mortgage will match the lease term of the relevant property. The term of our lenders’ lending commitment is 18 months from September 2005, and any loan amounts outstanding as of the conclusion of the lending commitment period will mature on September 16, 2016 except in the case of an event of default. The secured credit facility contains customary terms and conditions for credit facilities of this type, including (1) limitations on our ability to (A) incur liens on our properties or other assets, (B) incur additional indebtedness, (C) subject to complying with REIT requirements, make distributions to our stockholders, (D) make certain investments, (E) merge, dissolve, liquidate, consolidate or engage in other fundamental change transactions, or (F) dispose of our properties, (2) maintenance of a pool of unencumbered assets and (3) requirements for us to maintain certain financial coverage ratios. These customary financial coverage ratios include a maximum leverage ratio (0.65 to 1.0), minimum interest coverage ratio (1.8 to 1.0), minimum fixed charge coverage ratio (1.5 to 1.0), minimum debt service coverage ratio (1.25 to 1.0) and a minimum level of net worth plus accumulated depreciation ($140.0 million). On November 15, 2005, we borrowed $23.7 million under our secured credit facility, which amount is secured by our Terra Ventosa vineyard. We swapped $22.6 million of this variable rate debt pursuant to our two interest rate swaps, which bear interest at a weighted-average fixed rate of 6.11% per annum. The remaining $1.1 million of this debt is subject to floating interest at a rate equal to LIBOR plus 1.5%. On March 30, 2006, we had additional borrowings under our secured credit facility totaling $8.6 million, of which amount $4.7 million is secured by the San Mateo vineyard and $3.9 million is secured by the Hopland winery. The interest rate on the borrowings of the San Mateo vineyard and the Hopland winery has been swapped to fixed rates of 6.48% and 6.71%, respectively. Each time we acquire a property, we analyze the current credit markets and consider our liquidity needs and cash in order to determine whether we will borrow under our secured credit facility, seek other debt or use cash to purchase the property.
Off-Balance Sheet Arrangements
      We do not currently have and have never had any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purposes entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities, nor do we have any commitment or intent to provide funding to any such entities. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Distributions
      On May 24, 2005, we declared a quarterly distribution of $0.03 per share of our common stock, payable on July 15, 2005, to stockholders of record as of the close of business on July 1, 2005. On September 12, 2005, we declared a quarterly distribution of $0.04 per share of our common stock, payable on October 15, 2005, to stockholders of record as of the close of business on October 1, 2005. On December 13, 2005, we declared a quarterly distribution of $0.10 per share of our common stock, payable on December 27, 2005, to stockholders of record as of the close of business on December 16, 2005. The $0.10 per share distribution declared on December 13, 2005 was comprised of a regular quarterly distribution of $0.06 per share and a special distribution of $0.04 per share. We determined that the three distributions declared in 2005, aggregating $0.17 per share, were comprised entirely of ordinary income and no return of capital.
      On February 22, 2006, we declared a quarterly distribution of $0.06 per share of our common stock, payable on March 27, 2006, to stockholders of record as of the close of business on March 15, 2006. The tax character of the amounts of this distribution will be determined subsequent to the determination of our 2006 taxable income. We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all.
Real Estate Taxes
      Our leases will generally require our tenants to be responsible for all real estate taxes.
Outstanding Debt
      As of the date hereof, we have approximately $32.3 million of outstanding debt, all of which was borrowed under our secured credit facility. We expect to incur additional debt in connection with future acquisitions of properties. In the future, we intend to maintain target debt levels of up to 65.0% of asset value.

Contractual Obligations
      The following table summarizes known material contractual obligations as of December 31, 2005.

	Payment Due by Period (in thousands)

	Less Than			More Than
Contractual Obligation	1 Year	1-3 Years	3-5 Years	5 Years	Total

Office Lease	$156	$147	$—	$—	$303
Secured Credit Facility	82	1,109	1,387	21,147	23,725
Guaranteed Minimum Employment Bonuses	482	964	—	—	1,446

Total	$720	$2,220	$1,387	$21,147	$25,474

Inflation
      Most of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase lease rates during the terms of the leases at fixed rates of 2% per year, which could be less than the rate of inflation. In addition, all of our current leases require the tenant to pay substantially all of the operating expenses, including maintenance costs, real estate taxes and insurance, and we expect that any future leases will also include these requirements. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.
Seasonality
      Although the business associated with wine grape vineyards is subject to seasonal fluctuations, we do not consider our business of net-leasing vineyards to be subject to material seasonal fluctuations.
Geographic Concentration
      Our properties are all located in northern and central California. For future acquisitions in the short term, we expect to target properties that are located in this same region. As a result of the geographic concentration of properties in these markets, we are particularly exposed to downturns in these local economies or other changes in local real estate market conditions.
Quantitative and Qualitative Disclosure About Market Risk
      Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.
      We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to maintain liquidity and to fund expansion of our portfolio. Our interest rate risk-management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. We also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We do not intend to enter into derivative transactions for speculative purposes.
      We either hedge our variable rate debt to convert it to a fixed interest rate, designating such hedge as a cash flow hedge, or hedge our fixed rate debt to convert it to a variable interest rate, designating such hedge as a fair value hedge.
      The cash flow and fair value hedges are designed to mirror the underlying debt in terms of index, spread, reset, amortization, compounding and maturity. Due to the identical nature of the terms of the swap arrangements and the underlying terms of the debt, the swap arrangements we enter into with third parties are designated as highly effective at the inception of the swap arrangements.
      For a derivative qualifying as a cash flow hedge, the change in the unrealized gain or loss is recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity on our consolidated balance sheet. The fair value of the swap is recorded as either an asset or liability on our consolidated balance sheet.
      For a derivative qualifying as a fair value hedge, the change in the net unrealized gain or loss upon measuring the fair value hedge and the fair value of the debt instrument being hedged is recorded on our consolidated statements of operations. Generally, these amounts offset each other. The fair value of the swap is recorded as either an asset or liability, with a corresponding increase or decrease recorded to the carrying value of the debt instrument being hedged on our consolidated balance sheet.
      The following table provides information regarding our interest rate swaps as of December 31, 2005.

Notional Amount	Fixed Interest Rate	Maturity

$19,500,000	6.07%	1/10/2016
3,055,000	6.34%	1/10/2016

$22,555,000

      This analysis does not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, this analysis assumes no changes in our financial structure.
Funds from Operations
      Our financial reports will include a discussion of funds from operations, or FFO. As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We will present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We will compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and March 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
      The following table reconciles FFO available to common stockholders for the periods ended December 31, 2005, September 30, 2005 and June 30, 2005 to their most directly comparable GAAP measure, net income (in thousands):

	For the Period Ended

	December 31, 2005	September 30, 2005	June 30, 2005

Net income	$1,555	$862	$310
Add: Real estate depreciation and amortization	1,927	1,218	537
Add: Minority Interest	55	30	11

FFO	$3,537	$2,110	$858

BUSINESS AND PROPERTIES
Overview
      We are a self-administered Maryland corporation created to acquire and own vineyards, wineries and other real estate assets related to the wine industry. These targeted assets are net leased to branded wineries, bulk wine producers and independent wine grape growers throughout the United States and Canada. Currently, all of the properties in our portfolio are located in the State of California, which has typically accounted for 90% or more of the annual wine production in the United States. We believe that we were the first company in the United States focused exclusively on investing in and net leasing vineyards, wineries and other real estate assets related to the wine industry. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005.
      We were formed in January 2005 and completed a private offering of our common stock in March 2005, in which we raised net proceeds of approximately $145.9 million. Shortly after the completion of our private offering, we began to acquire our current portfolio of eight vineyards from unrelated parties for an aggregate purchase price of $111.3 million, including acquisition costs. We own vineyards aggregating approximately 4,618 acres, which are located in Napa County, Sonoma County, the North Coast, the Central Coast and the Central Valley, each a principal California wine region. Unique combinations of climate, soil and water availability make these regions among the best places in the world to grow wine grapes for both premium and generic winemaking. Our vineyards produce, in varying amounts, all of the major types of wine grapes, or varietals, used in wines made in North America, including cabernet sauvignon, merlot, pinot noir, zinfandel, syrah, chardonnay, sauvignon blanc and pinot grigio.
      We provide branded wineries, bulk wine producers and independent wine grape growers, from multinational branded beverage companies to family-owned businesses, access to capital locked in vineyards, wineries and other real estate assets related to the wine industry at a time when these wine industry participants need additional working capital in order to expand and compete in an increasingly global business. Branded wineries, bulk wine producers and independent wine grape growers require significant capital for, among other things (1) vineyard acquisition, development, operation and maintenance, (2) wine-making facilities, (3) brand acquisition and development, (4) marketing, sales and distribution, (5) inventory and (6) investment in technology to improve efficiency and reduce costs. Our acquisition and leasing strategy provides branded wineries, bulk wine producers and independent wine grape growers with access to this capital while allowing the seller to maintain or third parties to obtain operational control of the leased properties and a secure source of wine grapes and/or wine processing.
      Our principal business objective is to maximize stockholder returns through a combination of dividends, sustainable long-term growth in cash flow from operations and long-term appreciation in the value of our targeted assets. We negotiate lease rates with our tenants based on, among other factors, the credit quality of the tenant, our assessment of the property’s historical and potential wine and wine grape production and sales, the term of the lease, prevailing market interest and lease rates and the purchase price we pay for the property. In addition to lease payments, we expect to realize long-term appreciation in the value of many of our properties because we believe that the value of our properties, particularly in Napa and Sonoma Counties, will generally increase significantly during the time that we own the properties. We believe that we will be able to capture all or a portion of this anticipated land value appreciation through either (1) our tenants renewing expiring leases or third parties executing new leases, in most instances, on lease terms based on the fair market value of the property at the time of lease renewal or execution, (2) our tenants buying the property back from us at an appreciated value relative to our purchase price, (3) our sale of the property to a third party at its appreciated fair market value or (4) our refinancing of the property based on its appreciated fair market value.
      We believe a number of characteristics of, and trends in, the wine industry favor our acquisition of vineyards, wineries and other real estate assets related to the wine industry. For example, domestic wine consumption has grown over the past decade, and we believe that demographic trends suggest that the growth will continue. In addition, U.S. wine export revenues have increased over the same period, and we believe that the presence and reputation of U.S. wines in the world market is strengthening. At the same time, we believe that the U.S. wine industry appears to be moving from a period of oversupply of wine grapes and low margins for wine industry participants to a period of stable supply, steady and rising prices for both wine grapes and wine. We anticipate that these supply and demand dynamics will enhance the value we may realize from the ownership and leasing of our targeted assets. We also believe that recent industry consolidation, along with increased foreign competition and imports, has intensified and will continue to intensify the working capital needs of wine industry participants and make our acquisition and leasing strategy an increasingly attractive source of financing for branded wineries, bulk wine producers and independent wine grape growers.
Our Management Team
      Our management team has combined experience in the wine, real estate and finance industries of more than 100 years. Joseph W. Ciatti, our Chairman and Chief Executive Officer, is the Chairman of Joseph W. Ciatti & Co., LLC, the largest wine grape and bulk wine broker in the United States. During Mr. Ciatti’s approximately 40 years in the wine industry, he has developed strong relationships with key wine industry leaders and is regarded as an expert in the supply and demand dynamics of wine grapes and bulk wine.
      Pursuant to Mr. Ciatti’s employment agreement with us, Mr. Ciatti is required to devote a substantial majority of his business time to our company, but he may also continue his duties as Chairman of Joseph W. Ciatti & Co., LLC. In connection with his position and responsibilities as Chairman of Joseph W. Ciatti & Co., LLC, Mr. Ciatti has done business with and may continue to do business with all of the sellers from whom we have acquired properties or may negotiate the acquisition of properties and all of our current and potential tenants. Although this could give rise to conflicts of interest, we believe that Mr. Ciatti’s strategic business relationships provide us with a competitive advantage in developing and maintaining a pipeline of investment opportunities, potential replacement tenants, if necessary, and third party buyers.
      From 1998 to 2002, Richard N. Shell, a director and our Chief Operating Officer, was Chairman and Chief Executive Officer of the company now known as Wine Communications Group, one of the largest publishers of U.S. wine industry trade content and information, including Wine Business Monthly, Wines & Vines, Wine Business Insider and www.winebusiness.com. Mr. Shell remains a director of that company. Tamara D. Fischer, our Chief Financial Officer, has more than ten years of experience in the REIT industry as the Executive Vice President and Chief Financial Officer of Chateau Communities, Inc., a publicly-traded REIT. Andrew Bledsoe, our Senior Vice President, Asset Management, has more than 20 years of experience in the wine industry, specifically with viticulture, asset management and grower relations, including various positions at The Robert Mondavi Corporation and its affiliates. We believe that our management’s ability to combine traditional real estate investment expertise with an understanding of the wine industry will enable us to successfully implement our strategy. See “Management—Executive Officers, Directors and Other Officers.”
Industry Overview
      Wine grapes grown in U.S. vineyards are used by domestic producers in wines that are sold throughout the world. As of September 2005, the U.S. wine industry included approximately 3,500 wineries. In 2004, retail wine sales in the United States totaled approximately $23.2 billion. The U.S. wine industry is dominated by the State of California, which has typically accounted for 90.0% or more of the annual wine production in the United States. As of the end of 2004, we estimate that the bearing acres of planted vineyards in California had an aggregate value of $14.9 billion, which does not include the value of other wine-industry related assets. Wine and related industries contributed an estimated $45.4 billion to the economy of California in 2002.
      We believe the wine industry to be a unique agricultural-based branded beverage business, with thousands of competitive products covering a wide range of retail price points. We believe that wine production adds more value to the raw material and retains more of the profit margin with the producer than most other agricultural products, which are sold to processors in their raw form. These other agricultural products may pass through numerous local and out-of-state processors and distributors, each of which may increase the product price, before reaching the consumer. In contrast, wineries capture a higher percentage of the revenues from wine sales by not only crushing wine grapes and producing wine, but also by packaging, marketing and selling wine to wholesalers, foreign exporters or directly to consumers. In addition, the variety and quality of branded wines enables quality independent wine grape growers to charge a premium for their products.
      Wineries produce varietal and generic wines. The varietals can also be blended to make a range of products spanning from low-priced jug wines to very high-priced luxury wines. The wine market is also divided into segments based on retail price, including low-priced, mid-priced, ultra-premium and luxury wines. These segments differ with respect to source and price of wine grape, production techniques, flavor and complexity, distribution channels and brands.
      State and federal laws and regulations affect the wine industry. For example, in California, at least 75% of the wine in a bottle labeled with a varietal name must be produced from the varietal wine grape on the label. Official “appellations” such as Napa Valley require that at least 85% of the wine in a bottle labeled with a varietal name to be produced from the varietal wine grape on the label and 85% of the wine to be from vineyards within the appellation boundaries. Higher-priced wines are often made from wine grapes with greater flavor intensity and certain flavor characteristics that can only be grown in specific microclimates with certain techniques. Lower-priced wines generally come from wine grapes grown in climates and geography that enable higher, more reliable yields with adequate quality.
      The wine industry is comprised of a number of different participants, each of which has an important role in the process through which wine grapes move from the vineyard to the finished product ready to be sold to consumers. As illustrated by the chart below, the wine-making process begins with growers, which range from small, independent, family-owned wineries and growers, to large multinational corporations, like Constellation Brands, Inc. and Foster’s Group Limited.
Wine Industry Participants
      Our tenants include branded wineries, bulk wine producers and independent wine grape growers, who plant, grow and harvest wine grapes. Grape vines are typically planted four to eight feet apart in rows six to twelve feet apart. Trellises are built to carry the weight of the vines and provide for the appropriate exposure of the vines to the sun. Grape vines experience a period of dormancy during the winter, during which they are pruned in preparation for the next growing season. New shoots appear on the vines in the spring. Because the majority of rainfall in California occurs during the winter and the water required by the vineyard during the spring and summer growing season can be greater than the soil’s water reservoir accumulated during the winter rainfall, supplemental irrigation of vineyards may be required at some point during the spring and summer months. The wine grapes typically ripen during August and September until they reach a desired level of sugar, complexity and color and possess certain flavor components. The wine grapes are then harvested in the fall. A newly planted vineyard starts to produce a commercial yield of wine grapes approximately three to five years after planting. Wine grape growers employ increasingly advanced agricultural and viticultural techniques in order to maximize the quality and yield of wine grapes they produce. Based on our experience, depending on wine region and varietal, in approximately the 25th to 40th year after planting, vines need to be removed and replanted in order to sustain the vineyard’s commercial production capacity.
      Growers sell the wine grapes to wineries pursuant to established (often multi-year) contracts or on the open market, which is referred to as the spot market. To the extent a grower is also a branded winery or a bulk wine producer, it uses the wine grapes to make the wine it sells. Of the 428 million gallons of California wine sold to consumers in the U.S. in 2004, approximately 17.2% was produced from wine grapes grown by the selling winery, while approximately 82.8% was produced by wineries from wine grapes or bulk wine purchased from independent wine grape growers or other wineries. Wine industry participants therefore include companies that broker the purchase and sale of wine grapes and bulk wine, facilitating the movement of wine grapes and bulk wine through the various phases of the production, distribution and marketing process for ultimate sale to consumers either “on-premises” in restaurants or bars, or “off-premises” in stores. Many major branded wineries rely on independent or separately-owned growers for a substantial portion of their wine grape supply.
      Wineries process wine grapes into wine to be sold either in bottles under the label of that winery or on the bulk wine market to be bottled and sold by other wine producers. The wine grapes are crushed, and the juice (including skins for red wine) is fermented, typically 10 to 14 days, in stainless steel tanks, following which the juice and skins are separated. The wine producer then stabilizes and clarifies this juice through fining, racking and filtering. In addition, red wine and white wine from chardonnay grapes is often aged in oak barrels or in tanks with oak staves or chips. The stabilizing, clarifying and aging process can take from a few months (for non-barrel aged, less expensive wines) to two years (for certain high-priced red wines), after which the wine is bottled. Some wines continue to improve with age after they are bottled, and the winery may not release the wine until it is sufficiently bottle-aged for consumption.
      Following bottling, the wine is sold to consumers through a distribution system that includes distributors, restaurants, wine shops, liquor stores, grocery stores and big box retailers. Changes in the structure of the distribution system have had a major effect on wine pricing and the cost of sales and marketing for wineries. The number of wines and wineries and the supply of wine, including both domestically-produced and imported wine, have all increased over the past decade, while the number of distributors and large scale retailers has decreased. This has increased the bargaining power of distributors and retailers at the expense of wineries. The result has been an increased need for wineries to allocate and spend working capital on marketing and sales in order to win the attention of wholesale distributors and retailers.
      In addition, as a result of a recent decision by the U.S. Supreme Court, which held that states may not discriminate against out-of-state wineries in their regulation of direct sales of wine by wineries to consumers in that state, individual wineries will have greater freedom in their ability to market and sell wine directly to consumers over the internet and by telephone. The Wine Institute, a leading trade association for the California wine industry, estimates that in 2004 only 1.0% to 2.0% of total wine shipments in the United States were sold by wineries directly to consumers visiting wineries and through the Internet and telephone. We believe that the increased availability of direct sales to consumers as a result of this ruling could demand even greater capital resources for a winery for marketing and sales, especially for smaller wineries that did not have access to these markets through wholesalers and distributors, in order to capitalize on this new market. While wine industry commentators agree that it is clear that the ruling will help individual wineries, particularly small wineries that may not produce enough wine or have sufficient consumer demand for their wine to make it economical for wholesalers to carry their products, it is more difficult to project the effect of this decision on the wine market in general.
Market Opportunity
      We believe that our targeted assets represent an attractive investment opportunity for our company due to a number of short and long-term factors affecting the wine industry.

Demand for Wine Has Been Steadily Increasing
U.S. Demand
      According to the Wine Institute, wine shipments from all production sources to or within the United States increased from a then record of 643.0 million gallons in 2003 to a new record of 668.0 million gallons in 2004, a 3.9% increase. During this period, the retail value of these shipments also increased from $22.2 billion in 2003 to $23.2 billion in 2004, or 4.5%. California’s 428 million gallons accounted for a 64% share of the market or about two out of every three bottles sold in the United States.

      The following chart depicts historical demand trends in the wine industry for the 34-year period from 1970 to 2004.
U.S. Adult Per Capita Wine
Consumption v. Population Growth
Source: U.S. Census Bureau, Adams Business Media
     In 2005, demand for wine in the United States surged more strongly than at any point during the prior 20 years, and immediate prospects for continued growth are favorable. According to the Wine Market Council, a non-profit association of independent wine grape growers, wine producers, importers, wholesalers and other affiliated businesses and organizations, U.S. adult per capita wine consumption grew every year from 1990 to 2004 at a compound annual growth rate of 2.5%, which represents an aggregate percentage increase of 41.3%, and has risen from 1.05 gallons per adult in 1970 to an all-time high level of 2.77 gallons per adult in 2004, a compound annual growth rate for that period of 2.9%. During the same period, the adult population in the United States has grown at a compound annual growth rate for that period of 1.3% from 134 million in 1970 to 209 million in 2004. Partially as a result of these two factors, total wine consumption has increased from 267 million gallons in 1970 to 668 million gallons in 2004, a compound annual growth rate for that period of 2.7%.
      According to Joseph W. Ciatti & Co., LLC, the wine industries of many principal wine-producing countries, including France, Australia, Argentina, Chile and South Africa, have been experiencing significant over-supply of wine grapes and bulk wine over the past several years. Sales of imported wines in the United States grew nearly three times as fast as California wine sales in 2005, accounting for more than half of the aggregate increase in U.S. sales in 2005. Although this international over-supply may exert some downward pressure on the U.S. wine and wine grape market, we believe that other factors my mitigate the effects of this international over-supply. For example, as set forth above, domestic demand for U.S. wine continues to increase, with domestic shipments of California wine increasing by approximately 6.5 million cases in 2005 from 2004.
International Demand
      According to the Wine Institute, U.S. wine export revenues increased at a compound annual growth rate for that period of approximately 18.9% from $35 million in 1986 to $794 million in 2004. The volume shipped grew from 7.3 million gallons to 118.8 million gallons during the same period, approximately 95.0% of which came from California. In spite of this growth in California wine exports, market penetration in many major markets remains relatively small, and we believe that there is potential for substantial additional growth in exports for California wines over the next several years.

      The following chart sets forth information relating to U.S. wine export revenues during the period from 1986 to 2004.
U.S. Wine Export
(in millions)
Source: Wine Institute using data from the U.S. Department of Commerce, USA Trade Online
     According to the Wine Institute, California wines were shipped to 133 countries in 2003, and we believe that the presence and reputation of U.S. wines in the world market is strengthening. Wine exports are a growing part of the California wine business and represent about 17.0% of the state’s wine production, according to John Fredrikson, author of the Gomberg-Fredrikson Report.

Cyclical Changes in Domestic Wine Grape Supply Appear to Be Leading to a Period of Supply/ Demand Stabilization
      Wine production has historically been a cyclical business, with trends of increasing and decreasing wine grape supply influencing the price of wine grapes and wine. These cycles have historically averaged approximately eight years. We believe that the U.S. wine industry appears to be emerging from a period of oversupply of wine grapes and low margins for branded wineries, bulk wine producers and independent wine grape growers into a period of stable supply and improving margins. In addition to agricultural factors that affect wine production, supply levels are also influenced by consumer demand. Wine grape supply shifts more slowly than demand due to the delay between a new vineyard’s planting and yield of a commercial crop. As demand increases, competition among wineries for what is in the short term a fixed supply of a particular varietal and quality of wine grape results in increased wine grape prices. As wine grape prices increase, growers seek to capitalize on this trend by increasing wine grape plantings of that varietal in place of other crops or other varietals of lesser demand.
      For example, between 1995 and 1998, the industry engaged in a period of extensive planting of grape vines due to increasing consumer demand and resulting optimism by growers. Typically, newly planted vines are first harvested beginning in the third year after planting, while a full mature crop yield can be expected approximately five years after planting. During this three to five year period, the land on which the vines are planted is considered to be non-bearing. From 2000 to 2004, the U.S. wine industry felt the effects of the increased wine grape planting during the 1995 to 1998 period and began to experience an oversupply of wine grapes. As a result, problems associated with oversupply in the market occurred, including reduced prices for both wine grapes and wine. In response to these circumstances, between 1999 and 2004, a number of growers in the lower value segment of the wine grape market either allowed portions of their land to lie fallow and not be harvested or removed grape vines from the ground and replanted with other crops. In addition, growers in all segments of the wine grape market, including the premium segment, significantly reduced the rate of new planting in their vineyards. As a result, wine grape acreage planted in California declined during each year from 2002 through 2004 compared to the prior year. According to the California Chapter of the American Society of Farm Managers and Rural Appraisers, the estimated forecast and wine grape prices in 2004 improved over prior years as California’s wine grape industry began to recover from a four-year low point in the cycle. As a result, there were reports of new vine plantings in the third quarter of 2005 in response to demand from wineries for additional wine grapes.
      The following table sets forth information relating to the total planted acres used in California wine production during the period from 1999 to 2004.

	Total California
	Wine Grape Acreage

	1999	2000	2001	2002	2003	2004

	(In thousands)
Total Planted Acres	490.6	500.0	502.9	493.8	482.4	475.1
Annual % Change	5.8%	1.8%	0.6%	(1.8)%	(2.3)%	(1.5)%
Acres Planted	31.8	27.5	20.0	13.0	10.3	11.2
Acres Removed	(4.8)	(17.9)	(17.1)	(22.2)	(21.7)	(18.4)

Source:	Derived from data prepared by George Schofield & Associates
     The chart below illustrates the location, by total acreage, of the planted vineyard acres within the principal wine regions of California in 2004.
Principal Wine Regions of California
Planted Vineyard Acres

Source:	June 2005 USDA - NASS, California Statistical Office, Department of Agriculture, California Grape Acreage Report for the year 2004

     The table below illustrates the trends in prices of wine grapes during the period from 1991 to 2004. We believe that the downward trend in wine grape prices beginning in the years 2000 and 2001 reflects the recent oversupply of wine grapes caused by excessive planting between 1995 and 1998. We further believe, as indicated above, that these factors are part of cyclical changes in domestic wine grape supply and that the California wine grape supply has begun to stabilize. According to the California Chapter of the American Society of Farm Managers and Rural Appraisers, the wine grape cycle is turning upward with the grape surplus and the resulting price cutting abating in most regions of California. We believe that supply and demand conditions in the current market are creating an environment that will support higher wine grape prices across the various California wine regions over the next several years.
Weighted Average Wine Grape Prices per Ton

Source:	California Agricultural Statistics Service Grape Crush Reports published for the years 1991 to 2004, each published by the California Department of Food and Agriculture

     The table below illustrates the total wine grapes crushed and made into wine over the period from 1991 to 2005.
Wine Grapes Crushed in California
(tons in thousands)

Source:	California Agricultural Statistics Service Grape Crush Report published for the year 2005, published by the California Department of Food and Agriculture on March 10, 2006.

Appreciation in Value of Vineyards
      A unique combination of climates, soils and water availability limits the very best wine grape growing regions to isolated geographic areas throughout the world. Many of these areas are located in California and cannot be artificially duplicated elsewhere. Vineyard planting is also subject to county and state land-use regulation. Official “appellations” such as Napa Valley require that at least 85% of the wine in a bottle labeled with the name of that appellation be produced from wine grapes from vineyards within the appellation boundaries. In addition, land-use regulations limit vineyard development based on the slope and drainage properties of the land, availability of water for irrigation, conversion from forest to vineyard land and endangered or protected species. We believe that the geographic limitations and regulatory constraints on the planting of new, or expansion of existing, vineyards and the continued growth of demand for wines will support the underlying value of established vineyards.
      We have observed a positive correlation between wine grape prices and vineyard values in many of the principal California wine regions over the last ten years. Despite short-term fluctuations in vineyard values, we believe that the long-term trend in vineyard values has been positive. For example, according to Bergman Euro-National, vineyard values in Napa and Sonoma Counties, which are widely regarded as the two most desirable wine regions in California, appreciated by at least 100% per acre per decade over the 40-year period between 1960 and 2000.

      The following chart illustrates the mid-point value per acre of vineyards sold in Napa and Sonoma Counties from 1993 to 2004.
Vineyard Values per Acre
Napa and Sonoma Counties

Source:	Trends in Agricultural Land and Lease Values published for the years 1993 to 2004 published by the California Chapter of the American Society of Farm Managers and Rural Appraisers.
     While vineyards in Napa and Sonoma Counties are generally the highest valued vineyards in California and fluctuations in the values of those vineyards are not representative of fluctuations in values of vineyards in all wine regions in California, some wine industry commentators observe increased recognition within the industry of the equal quality of specific varietals grown and wine regions outside of Napa and Sonoma Counties. For example, the following California wine regions are gaining recognition within the wine industry as being the preferred source for specific varietals: sparkling wine and pinot noir in Carneros, cabernet sauvignon in Stags’ Leap and chardonnay in Santa Maria Valley. These commentators predict that the once absolute dominance of Napa and Sonoma Counties may give way to a greater equality of recognition of quality of wine, and, as a result, value of vineyards, in other wine regions.

Branded Wineries, Bulk Wine Producers and Independent Wine Grape Growers Need Increasing Amounts of Capital
      The wine industry is an increasingly capital-intensive business. Wine production requires a significant investment in vineyards and wine-making facilities, such as presses, filters, centrifuges, hand-crafted barrels and temperature-controlled fermentation and storage areas. In addition, vineyards may be labor-intensive and require planting, pruning, spraying and harvesting. In order to remain competitive and fund expansion, branded wineries, bulk wine producers and independent wine grape growers need increasing amounts of capital for, among other things (1) vineyard acquisition, development, operation and maintenance, (2) wine-making facilities, (3) brand acquisition and development, (4) marketing, sales and distribution, (5) inventory and (6) investment in technology to improve efficiency and reduce costs. Increasing costs of sales, public relations, marketing, administration and market research costs also require additional capital. Our acquisition and leasing strategy provides branded wineries, bulk wine producers and independent wine grape growers with access to this capital while allowing the seller to maintain or third parties to obtain operational control of the leased properties and a secure source of wine grapes and/or wine processing.

      In addition to operating revenues, branded wineries, bulk wine producers and independent wine grape growers have had to depend on equity and debt financing to raise necessary capital. Traditional equity capital financing may be difficult to obtain or unattractive because it may result in dilution or loss of control over the business. Under traditional debt financing, lenders typically loan only a portion of the value of the asset securing the loan and may require a blanket lien over accounts receivable and inventory, in addition to real estate, and other onerous terms and financial covenants, all of which restrict the financial flexibility of the borrower. In contrast, our net lease transactions will provide branded wineries, bulk wine producers and independent wine grape growers with an alternative form of financing, through which they may access up to 100% of the value of their real estate assets and reallocate this capital to their operations, while maintaining control of their vineyard and winery operations.

Industry Consolidation
      The international and domestic wine industry has recently experienced significant consolidation as large wine industry participants seek to build broader brand portfolios and capitalize on increasing demand by creating and acquiring additional wineries or brands. Two recent examples of this consolidation are the acquisitions by Constellation Brands, Inc. of the California winery The Robert Mondavi Corporation, one of our tenants, and Australian winery BRL Hardy, both of which significantly increased Constellation Brands, Inc.’s competitive position in the wine industry. In addition, Fortune Brands, Inc. recently acquired various spirits and wine brands and related assets and liabilities from a subsidiary of Pernod Ricard S.A., that acquired all the shares of Allied Domecq PLC shortly before the sale to Fortune Brands, Inc. As the wine industry moves progressively from a highly fragmented industry, with many small growers and wineries, to a competitive branded beverage industry with large sophisticated global operators dominating the marketplace, we believe that the focus of wine companies will shift increasingly from a production-driven to a marketing and sales-driven business model, with an increased emphasis on the more efficient use of capital.
      In addition, the distribution channels of the wine industry have experienced significant consolidation. We believe the number of wholesalers has decreased dramatically while the number of wineries has grown dramatically during the last 20 years, resulting in an increased concentration of the bargaining power and market influence of the remaining distributors and retailers. As a result, wineries face increased competition for access to the market and are therefore under greater pressure to produce high quality wines at a lower cost and to allocate and spend more working capital on marketing to win distributor attention.
      We believe that continued consolidation within the wine industry, along with increased foreign competition and imports, will increase the working capital needs of wine industry participants, which should make additional vineyards, wineries and other assets related to the wine industry available for purchase by our company.
Our Properties
      Current Portfolio. Our current portfolio of properties consists of eight vineyards with an aggregate of 4,618 acres. These properties are located in Napa County, Sonoma County, the North Coast, the Central Coast and the Central Valley, each a principal California wine region. The Terra Ventosa and Huichica Hills vineyards, which we acquired in March 2005, are leased to The Robert Mondavi Corporation, a branded winery that is a wholly owned subsidiary of Constellation Brands, Inc. The Pope Creek Ranch vineyard, which we also acquired in March 2005 and the Gravelly Ford vineyard, which we acquired in June 2005, are leased to Carson Smith Farming Company, Inc., an independent wine grape grower. The Iron Corral Ranch vineyard, which we also acquired in June 2005, is leased to Foster’s Wine Estates Americas, a branded winery. The Edna Valley vineyard and winery, which we acquired in December 2005, is leased to The Wine Group, LLC, a branded winery. The Hopland winery, which we acquired in March 2006, is leased to Weibel Incorporated, a branded winery. The San Mateo vineyard, which we also acquired in March 2006, is leased to an independent wine grape grower. The leases for our current vineyards typically provide for a contractual base rent, an additional prepaid rent payment of 1.0% of the purchase price due at closing and an annual rent escalator of 2.0%.

      The following table sets forth information, as of March 31, 2006, regarding our current portfolio of properties.
Current Portfolio Information

						Total Acres/						Approximate
						Approximate						Initial Lease		Tenant
Property Name and	Purchase					Planted		Initial Annual		Straight-Line		Term/Renewal	Principal	Repurchase
Location	Price(1)		Seller	Tenant	Type	Acres		Base Rent(10)		Rent(13)		Term	Varieties	Right

Terra Ventosa vineyard (Central Coast)	$37,103,373		Robert Mondavi Properties, Inc.	The Robert Mondavi Corporation (3)	branded winery	1,408/1,216		$3,148,700	(11)	$3,508,761		11 years/ 3×5 years	chardonnay; merlot; syrah	right of first refusal
Huichica Hills vineyard (Napa and Sonoma Counties)	30,080,960		Robert Mondavi Properties, Inc.	The Robert Mondavi Corporation (3)	branded winery	589/383	(7)	2,553,000	(11)	2,744,372		2 years/ 3×5 years	chardonnay; pinot noir; merlot	right of first refusal
Iron Corral Ranch vineyard (Napa Valley)	9,538,629		Foster’s Wine Estates Americas	Foster’s Wine Estates Americas	branded winery	424/142	(8)	753,615		753,615		2 years	cabernet sauvignon; merlot; syrah	none
Edna Valley vineyard and winery (Central Coast)	8,055,386		The Wine Group LLC	The Wine Group LLC	branded winery	100/60		685,762	(11)(12)	732,050	(14)	2 years/ 3×5 years	pinot noir; chardonnay	right of first offer
Gravelly Ford vineyard (Central Valley)	7,049,183	(2)	Golden State Vintners, Inc.	Carson Smith Farming Company, Inc. (4)	independent wine grape grower	769/769		610,849	(11)	656,064		7 years/ 3×5 years	French colombard; zinfandel; ruby cabernet	option to purchase
Pope Creek Ranch vineyard (Central Valley)	6,099,648		Brar & Dellavalle	Brar & Dellavalle (5)	independent wine grape grower	624/597		549,212	(11)	586,758		5 years/ 3×5 years	Malvania bianca; viognier; French columbard; chardonnay	option to purchase
Hopland winery (North Coast)	6,087,516		Ste. Michelle Wine Estates Ltd.	Weibel Incorporated	branded winery	37/32	(9)	562,120		602,280		6 years/ 3x5 years	cabernet sauvignon, cabernet franc, syrah, zinfandel	option to purchase
San Mateo vineyard (Central Valley)	7,292,691		Donald and Judith Peracchi	Donald and Judith Peracchi(6)	independent wine grape grower	667/605		632,880		681,276		6.5 years/ 3x5 years	table grapes, muscat, symphany	option to purchase

Total	$111,307,386					4,618/3,804		$9,496,138		$10,265,176

(1)	The purchase price amounts shown herein include the acquisition costs and the closing costs of approximately $583,000 that we paid in connection with these acquisitions, all of which amounts were paid in cash.

(2)	The purchase price amount shown herein does not include crop costs loaned by us to the seller of the property, in the amount of $574,092 at the time of closing pursuant to a promissory note executed by the tenant at the time of the acquisition. The tenant, Carson Smith Farming Company, Inc., repaid the amount owed to us under this promissory note prior to December 31, 2005.

(3)	Constellation Brands, Inc., the parent corporation of The Robert Mondavi Corporation, has guaranteed the obligations of The Robert Mondavi Corporation under this lease.

(4)	Carson Smith, an individual and the owner of Carson Smith Farming Company, Inc., has guaranteed the obligations of Carson Smith Farming Company, Inc. under this lease.

(5)	After March 31, 2006, Brar & Dellavalle assigned their rights and obligations as a tenant under this lease to Carson Smith Farming Company, Inc.

(6)	With our consent, Donald and Judith Peracchi subleased this vineyard to San Mateo Farms, LLC, an independent wine grape grower jointly owned by them.

(7)	Approximately 59 acres of the total 589 acres are fallow land that were previously planted as a vineyard and are available for planting.

(8)	Approximately 50 acres of the total 424 acres are fallow land available for planting.

(9)	Approximately 40,000 square feet of the total 37 acres are comprised of a developed winery site and related buildings.

(10)	Initial Annual Base Rent was calculated by multiplying (a) the purchase price for a property (including acquisition costs) by (b) the sum of the ten-year U.S. treasury yield as of one or two business days immediately prior to the commencement date of the lease plus a certain percentage set forth in the lease.

(11)	Pursuant to the terms of this lease agreement, the Annual Base Rent for each property will increase on an annual basis by 2.0%, compounded annually.

(12)	The Initial Annual Base Rent for the Edna Valley vineyard and winery is paid pursuant two separate lease agreements for the vineyard and winery on one hand and certain related equipment on the other hand.

(13)	Straight-Line Rent represents annualized rental income recognized for accounting purposes.

(14)	Rental payments for this property are made pursuant to two separate leases, one for the real property and one for the equipment on the property.

     Additional Investments under Review. As of the date hereof, we have entered into non-binding letters of intent with respect to three additional properties totaling approximately $86.2 million and may enter into additional non-binding letters of intent when we deem it strategically advantageous. There is no assurance that we will execute a contract for purchase with respect to the properties that we have under non-binding letter of intent or that we will complete any of these acquisitions.
      We also have identified additional properties that are under preliminary consideration for potential investment for an aggregate purchase price of approximately $390 million. In some cases, we are actively negotiating contracts for purchase or non-binding letters of intent with the owners and prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner and/or prospective tenant. Upon further due diligence, we may decide not to pursue or we may not be able to complete any or all of these transactions.

Terra Ventosa Vineyard
      Location. The Terra Ventosa vineyard is located in Monterey County, just northeast of King City, which is in the Central Coast.
      Tenant. The Robert Mondavi Corporation, a wholly owned subsidiary of Constellation Brands, Inc., a leading worldwide producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories, is the tenant of the Terra Ventosa vineyard. Constellation Brands, Inc. has guaranteed the obligations of The Robert Mondavi Corporation under the lease.
      Acreage. The total acreage is approximately 1,408 acres, including approximately 1,216 acres of varietal wine grape vineyard and approximately 192 acres of homesite acreage, shop sites, reservoirs and pump sites, vineyard avenues and hillsides and other non-plantable land.
      Age. The vineyard was planted in 2001 and 2002, and the weighted average age of the vineyard is approximately 3.7 years as of fall 2005.

      Varietals. The primary varietals planted at the Terra Ventosa vineyard are chardonnay, merlot and syrah. The wine grapes grown on the Terra Ventosa vineyard have historically been directed toward the Mondavi brands of Woodbridge and Mondavi Private Selection.
      Water Company. In connection with the acquisition of this vineyard, we acquired an equity interest in a nonprofit corporation that was established to develop and maintain a communal water system for this vineyard and other appurtenant vineyards owned by third parties. In order to qualify as a REIT we may not own greater than 10% of the outstanding securities, by vote or value, of a corporation that is not a TRS or a qualified REIT subsidiary. Accordingly, our TRS owns these shares.

Huichica Hills Vineyard
      Location. The Huichica Hills vineyard is situated within the Los Carneros American Viticultural Area, or Carneros AVA, which straddles the southern portions of both Napa and Sonoma counties. Approximately 75% of the vineyard is located in Napa County and 25% in Sonoma County.
      Tenant. The Robert Mondavi Corporation, a wholly owned subsidiary of Constellation Brands, Inc., is the tenant of the Huichica Hills vineyard. Constellation Brands, Inc. has guaranteed the obligations of The Robert Mondavi Corporation under the lease.
      Acreage. The total acreage is approximately 589 acres, 438 of which are in Napa County and 151 of which are in Sonoma County. Of the total acreage, approximately 383 acres are planted with varietal wine grapes, and approximately 59 acres are fallow land that was previously planted as a vineyard and is available for planting. Approximately 147 acres consist of building sites, creeks, reservoirs, vineyard avenues and hillsides and other non-plantable land.
      Age. The vineyard was planted between 1989 and 1998, and the weighted average age of the vineyard is approximately 12.4 years as of fall 2005.
      Varietals. The primary varietals planted at the Huichica Hills vineyard are chardonnay, pinot noir and merlot. The wine grapes from this vineyard have historically been used to make premium wines under the Robert Mondavi Winery label. The wines made from these wine grapes are typically designated as “Carneros,” as in “Carneros Chardonnay,” a labeling designation that identifies the wine as having been made primarily from wine grapes grown within the Carneros AVA.
      Winery Permit. In addition to the vineyard and the plantable land, the property includes a permit to operate a winery, with annual production up to 340,000 gallons.

Iron Corral Ranch Vineyard
      Location. The Iron Corral Ranch vineyard is located in the Pope Valley region of Napa County.
      Tenant. Foster’s Wine Estates Americas, a branded winery, is the tenant of the Iron Corral Ranch vineyard.
      Acreage. The total acreage is approximately 424 acres, including approximately 142 planted acres and 50 acres of fallow land that is available for planting. The remaining 232 acres are comprised of homesites, hillsides and other unplantable acres.
      Age. The vineyard was planted in 1999, 2000 and 2002. The weighted average age of the vineyard is approximately 4.8 years as of fall 2005.
      Varietals. The primary varietals planted at the Iron Corral Ranch vineyard are cabernet sauvignon, merlot and syrah.
      Water Company. In connection with the acquisition of this vineyard, we acquired an equity interest in a nonprofit corporation that was established to develop and maintain a communal water system for this vineyard and other appurtenant vineyards owned by third parties. In order to qualify as a REIT we may not own greater than 10% of the outstanding securities, by vote or value, of the nonprofit corporation. Accordingly, our TRS owns these shares.

Edna Valley Vineyard and Winery
      Location. The Edna Valley vineyard and winery is located in San Luis Obispo County, which is in the Central Coast.

      Tenant. The Wine Group, LLC, the third largest wine producer in the United States, is the tenant of the Edna Valley vineyard and winery.
      Acreage. The total acreage is approximately 100 acres, including approximately 60 acres of varietal wine grape vineyards and approximately 40 acres of winery buildings, site improvements, ancillary equipment, storage facilities and other non-plantable land.
      Age. The vineyard was planted in 1997, and the weighted average age of the vineyard is approximately 9.0 years as of fall 2005.
      Varietals. The primary varietals planted at the Edna Valley vineyard and winery are pinot noir and chardonnay.

Gravelly Ford Vineyard
      Location. The Gravelly Ford vineyard is located in Madera County, along the San Joaquin River, which is the Central Valley.
      Tenant. Carson Smith Farming Company, Inc., an independent wine grape grower who is well established in the Central Valley, is the tenant of the Gravelly Ford vineyard.
      Acreage. The total planted acreage is approximately 769 acres.
      Age. The vineyard was planted in 1982. The weighted average age of the vineyard is approximately 22.1 years as of fall 2005.
      Varietals. The primary varietals planted at the Gravelly Ford vineyard are French colombard, zinfandel and ruby cabernet.

Pope Creek Ranch Vineyard
      Location. The Pope Creek Ranch vineyard is located near Madera, in the lower San Joaquin Valley, which is in the Central Valley.
      Tenant. Carson Smith Farming Company, Inc., an independent wine grape grower who is well established in the Central Valley, has been the tenant of the Pope Creek Ranch vineyard since our previous tenant, Brar and Dellavalle, assigned their rights and obligations under the lease to Carson Smith Farming Company, Inc. after March 31, 2006.
      Acreage. The total acreage is approximately 624 acres, including approximately 597 planted acres and approximately 27 acres of avenues, structures and other non-plantable land.
      Age. The vineyard was planted between 1983 and 1997, with ongoing vine replacement consistent with vineyards of this age. The weighted average age of the vineyard is approximately 17.3 years as of fall 2005.
      Varietals. The primary varietals planted at the Pope Creek Ranch vineyard are Malvania bianca, viognier, French columbard and chardonnay.

Hopland Winery
      Location. The Hopland winery is located in Mendocino County.
      Tenant. Weibel Incorporated, a branded winery, is the tenant of the Hopland winery.
      Acreage. The total acreage is approximately 37 acres, including approximately 32 planted acres and 40,000 square feet of developed winery site and related buildings.
      Age. The vineyard was planted in 1984, and the winery equipment was purchased between approximately 10 and 30 years ago. The weighted average age of the vineyard is approximately 22 years, and the average age of the winery equipment is approximately 14 years, as of March 31, 2006.

      Varietals. The primary varietals planted and/or processed at the Hopland winery are cabernet sauvignon, cabernet franc, syrah and zinfandel.

San Mateo Vineyard
      Location. The San Mateo vineyard is located in Fresno County.
      Tenant. Donald and Judith Peracchi, independent wine grape growers, are the tenant of the San Mateo vineyard. With our consent, Donald and Judith Peracchi subleased this vineyard to San Mateo Farms, LLC, an independent wine grape grower jointly owned by them.
      Acreage. The total acreage is approximately 667 acres, including approximately 150 planted acres operated as a wine grape vineyard, 455 planted acres operated as a table grape vineyard, a maintenance shop building and a residence.
      Age. The vineyard was planted in 1994. The weighted average age of the vineyard is approximately 12 years as of March 31, 2006.
      Varietals. The primary varietals planted and/or processed at the San Mateo vineyard are table grapes, muscat and symphany.
Secured Credit Facility
      On September 26, 2005, we entered into a $150 million secured credit facility with a syndicate of lenders, with Bank of the West as a lender and administrative agent. We will use funds drawn on our secured credit facility principally to finance future asset acquisitions and to mortgage our current properties. The secured credit facility has an 11-year term and bears interest at rates ranging from LIBOR plus 1.25% to LIBOR plus 1.50% depending on the original lease terms underlying the property that serves as collateral. The facility, which will be secured primarily by our properties, includes a $100 million accordion feature that allows us to increase the amount of the facility to $250 million in the future. As of the date hereof, we have approximately $32.3 million of outstanding debt, all of which was borrowed under our secured credit facility. This secured credit facility contains various covenants including financial covenants regarding interest and fixed charge coverage and consolidated leverage.
Lease Expiration
      The following table sets forth information regarding lease expirations at our current properties as of March 31, 2006.
Lease Expiration Table

	Number of		Expiring Initial	% of Total Initial
	Expiring	Expiring Planted	Annual Base	Annual Base
Lease Expiration Year	Leases	Acreage	Rent(1)(2)	Rent(1)(2)

2005	0	0	$0	0%
2006	2	525	3,306,615	34.8%
2007	1	60	685,762	7.2%
2008	0	0	0	0%
2009	1	597	549,212	5.8%
2010	0	0	0	0%
2011	1	769	610,849	6.4%
2012	2	637	1,195,000	12.6%
2013 and thereafter	1	1,216	3,148,700	33.2%

Total	8	3,804	$9,496,138	100.0%

(1)	Pursuant to the terms of each lease agreement, the Annual Base Rent for each property will increase on an annual basis by 2%, compounded annually, other than the lease agreement for Iron Corral Ranch vineyard.

(2)	Initial Annual Base Rent is calculated by multiplying (a) the purchase price for a property by (b) the sum of the ten-year U.S. treasury yield as of one or two business days immediately prior to the commencement date of the lease plus a certain percentage set forth in the lease, excluding an additional prepaid rent payment in an amount equal to 1.0% of the purchase price paid at closing. See “— Our Properties—Current Portfolio.”
Our Competitive Advantages
      We believe we distinguish ourselves from other companies that may seek to enter into net lease transactions with branded wineries, bulk wine producers and independent wine grape growers in a number of ways and enjoy significant competitive advantages, which include the following:
      Management Experience and Strategic Relationships. Our management team has combined experience in the wine, real estate and finance industries of more than 100 years. In particular, through his considerable experience in the wine industry, including in his current position as Chairman of Joseph W. Ciatti & Co., LLC, the largest grape and bulk wine broker in the United States, Mr. Ciatti, our Chairman and Chief Executive Officer, has developed an extensive network of strategic contacts throughout the industry that provides him and us with immediate access to current market trends and wine grape pricing movements. In addition, by utilizing Mr. Ciatti’s relationships, we have developed and expect to maintain a significant pipeline of investment opportunities, potential replacement tenants, if necessary, and third party buyers.
      First to Market. We believe that we were the first company in the United States focused exclusively on investing in and net leasing vineyards, wineries and other real estate assets related to the wine industry. As a result, we believe that we have an opportunity to develop mutually advantageous and lasting relationships and establish ourselves as an experienced company uniquely suited to the needs of wine industry participants. We believe that these relationships and our reputation will give us a competitive advantage over other entities, including specialty finance companies, public and private real estate investors and wine companies, that may seek to compete with us to attempt to acquire our targeted assets.
      Knowledge of Tenant Creditworthiness and Capital Needs. We believe our focus on and expertise in the wine industry enables us to effectively assess the state of the industry, tenant credit risk and the factors that contribute to successful operations in the wine industry and structure our leases on terms that are mutually beneficial to us and our tenants.
      Tax Advantages. Our UPREIT structure enables us to acquire properties in exchange for equity interests in our operating partnership. Although sellers who choose to receive OP units will not receive immediate access to the capital they had accumulated in their properties, these sellers will instead have the opportunity to defer some or all of their potential taxable gain, which enhances our ability to complete transactions and to structure more competitive acquisitions than other companies in the market, which may lack our ability to structure transactions in this manner.
Our Strategy
      Our principal business objective is to maximize stockholder returns through a combination of dividends, sustainable long-term growth in cash flow from operations and long-term appreciation in the value of our targeted assets. Our strategy to achieve this objective consists of the following:
      Asset Acquisitions. Our principal business strategy is to acquire vineyards, wineries and other real estate assets related to the wine industry and to net lease them to branded wineries, bulk wine producers and independent wine grape growers. In addition, we may pursue other opportunities in the table grape industry when we determine that it is strategically advantageous. We expect to own these targeted assets in all of the principal California wine regions and, over time, throughout the United States and possibly abroad, and will seek to opportunistically acquire properties that meet our investment criteria.
      Net Lease Transactions. We expect that the vineyards we acquire will generally be net leased to either the sellers of the properties or other branded wineries, bulk wine producers or independent wine grape growers under net leases for which the initial term may be extended by up to 15 years. We believe that we can generate attractive risk-adjusted returns from net lease transactions in which long-term tenants will be responsible for the operation, taxes, insurance and maintenance of our targeted assets.
      Asset Management. Our leases require our vineyard tenants to adhere to good and prevailing viticultural practices and winery tenants to adhere to commercially reasonable practices in order to maintain or improve the income-earning capacity and protect, preserve and enhance the appreciable value of our properties. Following our acquisition of a property, we carefully monitor operations at the property and our tenant’s compliance with the terms of its lease to identify any ongoing problems or risks associated with the property.

•	Risk Management. In order to mitigate any potential risks that may be associated with our properties, when we deem it appropriate based our due diligence, our tenants are required to provide us with periodic reports including quarterly financial and operating data with respect to the particular vineyard as well as the tenant’s overall operations, property appraisals, environmental surveys and water quantity and quality reports. Any failure by a tenant to comply with any financial or other covenants in its lease or material changes that affect the property amounts to a default under the lease and will be addressed by our senior management through discussions with the tenant and other remedial options that may be available to us.

•	Asset Management and Viticultural Oversight. Our asset manager is familiar with and responsible for viticultural monitoring, vineyard maintenance, compliance with federal, state and local real estate laws and regulations and issues involving water rights, use and delivery, and wastewater. To ensure that our high quality property maintenance standards are upheld, our asset manager is also responsible for managing our relationships with our tenants and any farm management or other persons or entities that may be employed by our tenants. We engage third party consultants to perform similar asset management functions with respect to our winery tenants. Under the direction of our asset manager, we expect to engage additional consultants who are experienced viticulturalists, vineyard managers and winery operation and maintenance experts in the specific wine grape growing regions in which our properties are located.

•	Default Mitigation. We intend to maintain relationships with both tenant and non-tenant vineyard operators that are in the market for additional vineyard management opportunities. Maintaining these relationships will allow us to mitigate a potential loss by us in the event a tenant defaults. If we are unable to find a replacement tenant for an unleased property, we may, consistent with maintaining our qualification as a REIT, contribute the property to our TRS, which would manage the property and enter into wine grape growing contracts with independent contractors until a suitable replacement tenant is secured. Any income generated in our TRS would be subject to regular corporate income tax.
      Financing. Currently, between our cash on hand and additional availability under our credit facility, we have approximately $186 million available to fund future acquisitions. Of the $145.9 million raised in our March 2005 private offering, we have approximately $34.8 million remaining and have $150 million available under our secured credit facility. The facility, which will be secured primarily by our properties includes a $100 million accordion feature that allows us to increase the amount of the facility to $250 million in the future. As of the date hereof, we have approximately $32.3 million of outstanding debt, all of which was borrowed under our secured credit facility. We intend to maintain target debt levels of up to 65.0% of asset value to respond to industry conditions and opportunities. We intend to finance our future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which will include a combination of equity and long-and short-term, fixed-or variable-rate, interest only or principal amortizing debt. Based on current market conditions, we expect to finance future acquisitions with fixed-rate debt whose maturity matches or exceeds, to the extent possible, the term of the lease.
      Lease Expiration. Upon the expiration of our net leases, we will either seek to re-lease the properties to the existing tenants based upon the asset’s then fair market value, seek an alternative tenant to assume operation of the assets under a lease based on the asset’s then fair market value or sell the assets to our tenant or a third party. For strategic reasons, including the high quality and location of the properties and potential land appreciation, we have entered into short term leases with respect to three of our current properties, two of which are due to expire in 2006 and one of which will expire at the end of 2007, and may enter into other short-term leases. We do not expect to re-lease these properties to the current tenants upon their expiration, but we are currently in active discussions with prospective tenants regarding these properties.
      Capital Expenditures. Part of our active asset management philosophy and practice is to make capital improvements to the assets we own in consultation with our tenants and after thorough due diligence and analysis in order to maintain and enhance the long-term value of our assets. The terms of each tenant’s lease typically include provisions describing the general circumstances under which capital expenditures may be made. The lease terms will be adjusted to reflect any capital expenditures that we may make so as to provide us with an appropriate return. We will make decisions to make capital expenditures based on our expectation that the capital expenditure is necessary in order to either maintain or improve the income earning capacity of the asset.
Our Underwriting Process and Criteria
      In considering a property for acquisition, our management team engages in a comprehensive underwriting process. Below is a summary of our underwriting procedures and evaluation criteria that we typically employ and consider. We believe that our comprehensive underwriting process, combined with our wine industry expertise and real estate experience, will help us obtain favorable purchase and lease terms for each prospective property acquisition.
      Due Diligence. Our management team, often working together with independent experts, which may include viticulturalists as well as other consultants specializing in the wine industry and third-party appraisers, prepares a detailed analysis that includes, among other things, the following information, which is then used by our management to evaluate a prospective property:

•	location of the property;

•	historical and projected wine grape yields or facility utilization;

•	historical and projected operating expenses;

•	source, quantity and quality of water;

•	historical and projected annual operating cash flow for the asset;

•	background of the tenant and its management, equity structure and credit history;

•	long-term appreciation potential of the property; and

•	financial review and trend analysis of wine grape prices, bulk wine market prices and the wine industry generally.

•	For vineyard properties specifically, we review wine grape pricing assumptions for the term of the proposed lease based on:

•	any fixed-contract pricing that is in place with respect to a prospective property, therefore guaranteeing consistent revenues at a fixed rate, and/or

•	projected spot market prices with respect to the varietals planted on the property or the wine region where the property is located;
      In addition, all underwriting decisions are subject to receipt of any third party due diligence reports that we may deem advisable, which may include a site and location analysis, environmental site assessment, viticultural report, structural evaluations, title and survey review, appraisal and background investigation.
      Quantitative Analysis. We conduct extensive quantitative analysis of the prospective property, including examining historical and projected wine or wine grape yield and prices, production levels, operating expenses and profitability. This analysis enables us to better evaluate the financial performance of the property, the manner in which the property has been operated, the appropriate lease coverage for the tenant and the ability of a tenant to make lease payments and perform its other obligations under a lease. In connection with this analysis, we have established a target rent coverage ratio of 1.2 to 1.5.

      Qualitative Analysis. To the extent we deem necessary or appropriate, we evaluate and consider a number of qualitative factors in making our property acquisition and leasing decisions, including the following:

•	Strength of Management. We assess the tenant’s management ability and credit strength, generally considering the following factors:

•	the tenant’s financial performance in relation to the industry;

•	the tenure, turnover and experience of the tenant’s management team;

•	the tenant’s short and intermediate-term strategic business plan; and

•	the tenant’s responses to inquiries during the underwriting and due diligence process.

•	Tenant’s Reputation within the Industry. We analyze, to the extent information is available, how the tenant is regarded by other wine industry participants, including whether the tenant has historically satisfied its contractual obligations, whether the tenant is known for adherence to high viticultural standards and responsible vineyard or winery management and, in the event the tenant is an independent wine grape grower, the ability of the tenant to find buyers for its wine grapes.

•	Credit and Background Investigations. Subject to the availability of this information and to the extent we deem it necessary or important, we obtain credit and personal background information on tenants and their controlling companies or principals, including credit reports by nationally recognized credit reporting agencies, public records searches to determine the existence of liens, judgments, bankruptcy filings or other court actions that may adversely impact the financial condition of the tenants, state and federal court records within the tenant’s jurisdiction, securities law violations and uniform commercial code filings.

•	Location and Site Quality Review. We consider the quality of the viticultural management of the property, suitability of the site for its existing use and the condition of the existing property improvements. In assessing location and site quality, a report is prepared, consisting of general information regarding the location and physical condition of the property. In addition, we generally commission a full certified property appraisal.

•	Specific Viticultural Practices Employed by the Tenant. We engage experienced viticultural consultants to provide us with a report of the operations historically conducted on the property, including descriptions of the quality of vineyard management, vine health and condition of supporting infrastructure and any areas of concern.

•	Brand Strength. We believe that strong wine brands equate to a higher likelihood of individual wine company success, which, in turn, mitigates the credit risk associated with our sale-leaseback transactions. As such, before we develop the terms of a sale-leaseback transaction with a winery tenant, we analyze the tenant’s market share and trends, consumer name recognition and satisfaction and competition. In the case of an independent wine grape grower tenant, if possible, we analyze these factors with respect to the winery or other wine grape buyer to whom the tenant sells its wine grapes.

•	Environmental Condition. We obtain an environmental assessment for proposed asset acquisitions. We require the environmental assessment, which is completed by a third-party environmental consultant, to contain a Phase I report evaluating environmental conditions identified in the report as they existed on the property. We require the Phase I reports to be completed utilizing generally accepted Phase I industry standards in accordance with the American Society for Testing and Materials Standard E 1527-97 or the most current standard accepted by the U.S. Environmental Protection Agency and the following factors:

•	property history and/or historic uses that would suggest an impact on the environmental integrity of the property;

•	physical characteristics of the property identified through review of ascertainable standard historical sources;

•	current property conditions including compliance with appropriate regulations;

•	information contained in governmental informational systems within specific search distances from the project; and

•	adjacent properties to identify high risk neighbors.

To the extent a Phase I environmental survey recommends further investigation or remediation, we will pursue such further investigation or remediation as we deem necessary or appropriate.

•	Title and Survey Review. We obtain title commitments, title policies and surveys to trace chain of ownership and ensure that the property is permitted to be used for vineyard and winery operations.
Financing Strategy
      While our charter does not limit the amount of debt we can incur, we intend to maintain a strong and flexible financing position by utilizing a prudent level of leverage, maintaining target debt levels of up to 65.0% of asset value. On September 26, 2005, we entered into a $150 million secured credit facility with a syndicate of lenders, with Bank of the West as a lender and administrative agent that we will use principally to finance future vineyard and wine-related asset acquisitions and to mortgage existing properties. The credit facility carries an 11-year term and bears interest at a rate of LIBOR plus 1.25% to LIBOR plus 1.50% depending on the original lease terms underlying our properties. The facility, which will be secured primarily by our existing vineyards, includes a $100 million accordion feature that allows for a future increase within the facility to $250 million. As of the date hereof, we have not drawn any funds under this facility. Under our secured credit facility, we draw down loan amounts when we need them to acquire properties, and each loan amount is secured by a mortgage on one or more of our properties. This secured credit facility contains various covenants including financial covenants regarding net worth, interest and fixed charge coverage and consolidated leverage.
      We intend to finance our future acquisitions with the most advantageous source of capital available to us at the time of the transaction. This will include a combination of equity and long and short-term, fixed or variable-rate, interest only or principal amortizing debt. In addition, we may also acquire properties in exchange for OP units or finance our activities through a combination of sales of common stock or preferred stock or OP units or issuance of secured or unsecured debt securities. Based on current market conditions, we expect to finance each acquisition with a combination of fixed and variable rate debt whose maturity matches or exceeds, to the extent possible, the term of the lease. We plan to enter into interest rate swap agreements in order to manage our exposure to interest rate volatility. This strategy should reduce interest rate risk and result in more consistent and reliable cash flow. We consider a number of factors when evaluating proposed financing, including interest rate pricing and other recurring fees, flexibility of funding, maturity, restrictions on prepayment and refinancing and restrictions impacting our daily operations.
      Our debt may be recourse, non-recourse or cross-collateralized. In addition, we may acquire properties subject to existing loans secured by mortgages or similar liens on properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance debt, to finance investments, for general working capital or for other purposes when we deem it advisable.
      We consider a number of factors in evaluating our actual level of debt, both fixed and variable rate, and in making financial decisions, including the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	financial and operating covenants;

•	the creditworthiness of our tenants;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of our properties;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated debt;

•	principal amortization schedule of the proposed financing;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed and variable rate debt.
Net Lease Structure
      Our net lease approach is designed to provide tenants with operational flexibility and the benefits of reduced real estate exposure. Under a net lease, the tenant occupying the leased property (typically as a single tenant) is obligated to do so in much the same manner as if the tenant were the owner of the property. The agreed lease rate under a net lease is based largely upon the purchase price of the property, its wine grape production potential, the credit quality of the tenant and prevailing market rental rates. In addition to being responsible for paying its rent to the property owner, the tenant is also responsible for the operation of the property, including payment of taxes and insurance. Accordingly, the property owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a specific term (typically up to 10 years) and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty or failure by the landlord to fulfill its obligations under the lease. Our net leases also generally mandate adherence to strict operational and maintenance standards designed to ensure that our tenants preserve and protect the value of our properties.
Lease Terms
      The following table illustrates a number of the material provisions in the leases of our properties.
Terms of Leases of Properties

Approximate Initial
		Lease Term/	Tenant Repurchase
Property Name and Location	Tenant	Renewal Term	Right

Terra Ventosa vineyard (Central Coast)	The Robert Mondavi Corporation (1)	11 years/3×5 years	right of first refusal
Huichica Hills vineyard (Napa and Sonoma Counties)	The Robert Mondavi Corporation (1)	2 years/3×5 years (3)	right of first refusal
Iron Corral Ranch vineyard (Napa Valley)	Foster’s Wine Estates Americas	2 years	none
Edna Valley vineyard and winery (Central Coast)	The Wine Group, LLC	2 years/3×5 years	right of first offer
Gravelly Ford vineyard (Central Valley)	Carson Smith Farming Company, Inc.	7 years/3×5 years	option to purchase
Pope Creek Ranch vineyard (Central Valley)	Carson Smith Farming Company, Inc.	5 years/3×5 years	option to purchase
Hopland winery (North Coast)	Weibel Incorporated	6 years/3×5 years	option to purchase
San Mateo vineyard (Central Valley)	Donald and Judith Peracchi(2)	6.5 years/3×5 years	option to purchase

(1)	Constellation Brands, Inc., the parent corporation of The Robert Mondavi Corporation, has guaranteed the obligations of The Robert Mondavi Corporation under this lease.

(2)	With our consent, Donald and Judith Peracchi subleased this vineyard to San Mateo Farms, LLC, an independent wine grape grower jointly owned by them.

(3)	The lease for the Huichica Hills vineyard requires that, in order to exercise its option to renew the lease, our tenant, The Robert Mondavi Corporation, must provide us with written notice of its intent to renew the lease at least one year prior to the expiration of the current term. We have not received such written notice of renewal from our tenant and believe that our tenant does not intend to renew the lease. We are currently in active discussions with potential tenants regarding this property.
     The leases for our current properties, other than with respect to the Iron Corral Ranch vineyard, grant our tenants an option to extend their respective lease terms for three periods of five years each. We do not have the discretion to terminate these leases or prevent the tenants from exercising their options to extend the lease term, except that the tenant’s option to extend the lease term may be exercised only if the tenant is not in default of any material provision of the lease at any time. In addition, we may terminate the leases at any time during their respective terms in the event of a tenant default that is not promptly cured.
      During the term of the lease, a tenant pays the annual base rent, which is payable in monthly, quarterly or semi-annual installments. The leases for our current properties also require the tenant to maintain insurance on the property in the amounts and for the specific areas of coverage that are customarily insured against with respect to similar properties. The liability insurance policies must name us as an additional insured with respect to the ownership, maintenance or use of the leased property. When we deem it appropriate based on our due diligence, we require each of our tenants to provide to us its quarterly and annual financial statements and yearly tax returns within time periods prescribed in the lease, to inform us of material and adverse changes to its financial condition and to comply with certain financial covenants. The leases for our current properties contain customary provisions with respect to tenant rights of assignment, indemnification, environmental compliance, events of default and remedies. Finally, the lease for the Iron Corral Ranch vineyard provides that the tenant will not have personal liability under the lease for any indirect or consequential damages or any injury or damage to, or interference with, our business, including but not limited to, loss of profits or other revenues, loss of business opportunity, loss of goodwill, and loss of use.
      The leases for our current properties mandate that the tenant adhere to strict operational standards designed to ensure that our tenants preserve and protect the value of our properties in accordance with strict operational and maintenance standards. The tenant is also obligated, at its sole cost and expense, to maintain the property in good order and repair and to perform repairs and maintenance that may be necessary and appropriate to keep the property in good condition and repair (excluding ordinary wear and tear) or which may be required by any governmental authority, insurance underwriting board or insurance company. Pursuant to all of our current leases, and with the exception of capital improvements, we are entitled but not required to repair and maintain the property. With respect to our Terra Ventosa, Pope Creek, Huichica Hills Gravelly Ford and San Mateo vineyards and the Hopland winery, we are obligated to review and either approve or disapprove any properly submitted proposed capital improvement by the tenants on those properties. Under our leases for the Pope Creek, Gravelly Ford and San Mateo vineyards and the Hopland winery, we have the right to approve proposed capital improvements at our sole discretion, while the tenants at the Terra Ventosa and Huichica Hills vineyards may initiate arbitration proceedings if we disapprove of the proposed capital improvement. We are obligated to pay the cost of all capital improvements which are either approved by us, or required after such an arbitration proceeding. The cost of any capital improvement undertaken at any of the Terra Ventosa, Pope Creek, Huichica Hills, Gravelly Ford or San Mateo vineyards and the Hopland winery would be added to the annual base rent in an amount equal to the capital improvements multiplied by the then current ten-year U.S. treasury yield plus a certain percentage set forth in the lease.
      The leases for the Terra Ventosa and Huichica Hills vineyards grant our tenant the right to acquire the leased property through a right of first refusal under terms set forth in the relevant lease. The tenant may exercise the right of first refusal at any time during the term of the lease upon our receipt of an offer to purchase the property that we are willing to accept. The purchase price under the right of first refusal will be based on the property’s fair market value, which may be based on the continuing use of the property as a wine grape vineyard or the highest and best use of the property. The leases for the Gravelly Ford and San Mateo vineyards and the Hopland winery grant our tenants an option to purchase the leased property. The tenants may exercise the option to purchase the property only at the end of the lease term. The purchase price under the option to purchase is determined by an agreed upon escalator provision in each lease and may be less than the fair market value of the property at the time the option is exercised. The lease for the Edna Valley vineyard and winery grants our tenant the right to acquire the leased property through a right of first offer under terms set forth in the lease. The tenant may exercise the right of first offer at any time during the term of the lease if we notify the tenant of our desire to sell all or any material portion of the property. The tenant may then propose to purchase the property from us at the purchase price and on the terms of its choosing, and we may accept or reject the tenant’s offer to purchase the property in our sole discretion.
Competition
      We believe that we were the first company in the United States focused exclusively on investing in and net leasing vineyards, wineries and other real estate assets related to the wine industry. However, other entities, including specialty finance companies, public and private real estate investors and wine companies seeking to acquire our targeted assets, may also decide to pursue the same or similar strategy. Some of these competitors may have greater financial resources, general real estate experience or risk tolerance than we have. Those entities will compete with us in seeking our targeted assets for acquisition and disposition and re-leasing of vineyards, wineries and other real estate assets as they become available.
      This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms. We believe that competition for properties will primarily be on the basis of acquisition price and rental rates. Competition could have the effect of increasing acquisition prices and decreasing rents, which would have an adverse effect on our financial results and distributions to our stockholders.
      In addition, these bidders competing for our targeted assets may seek financing through similar sources. Therefore, we will continue to compete with other investors in a market where funds available for real estate investment could decrease in the future.
      We believe that our senior management’s experience and reputation in the wine industry and the real estate industry will enable us to effectively compete against other net lease companies, specialty finance companies, public and private real estate investors and wine companies seeking to acquire properties.
Legal Proceedings
      We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us. Pursuant to the leases, the tenants will indemnify us from and against all liabilities, costs and expenses imposed upon or asserted against us as the owner of the properties on account of certain matters relating to the operation of the properties by the tenant. In addition, under the lease for the Iron Corral Ranch vineyard, we will indemnify the tenant from and against liabilities, costs and expenses imposed upon or asserted against the tenant arising out of our ownership of the property, our actions, omissions or negligence, the conduct of our business, our discharge or release of hazardous materials, or any breach in our obligations under the lease.
Our Corporate Information
      Our executive offices are located at 1101 Fifth Avenue, Suite 310, San Rafael, California 94901. Our telephone number is 415-456-0420. Our website address is http://vintagewinetrust.com. Information on our website is not incorporated into this prospectus.
Employees
      We currently have nine full-time employees and two part-time employees. We intend to hire additional employees as necessary. We do not expect that any of our employees will be represented by a union.
Government Regulation

Wine Industry Regulation
      The wine industry is subject to extensive regulation by federal and state agencies. The Tax and Trade Bureau of the U.S. Treasury Department and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. For example, it is the current policy of the Tax and Trade Bureau of the U.S. Treasury Department that any statements made by a wine producer promoting the potential health benefits of wine must be balanced and must include appropriate statements regarding the known harmful effects of alcohol use.

Real Estate Industry Regulation
      Generally, the ownership and operation of real properties is subject to various laws, ordinances and regulations, including regulations relating to zoning, land use, water rights and the handling of waste water and lien sale rights and procedures. Changes in any of these laws or regulations, as well as changes in laws, such as the Comprehensive Environmental Response and Compensation Liability Act, or CERCLA, increasing the potential liability for environmental conditions or circumstances existing or created by tenants or others on properties or laws affecting upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of our properties or other impairments to operations, which would adversely affect our cash flows from operating activities.
      Our property management activities, to the extent we are forced to engage in them due to lease defaults by tenants or vacancies on certain properties, will likely be subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.

Environmental Matters
      Our operations are subject to federal, state and local environmental laws and regulations, including laws relating to water, air, solid waste and hazardous substances and the requirements of the federal Occupational Safety and Health Act and comparable state statutes relating to the health and safety of our employees. Although we believe that we are in material compliance with these requirements, there can be no assurance that we will not incur significant costs, civil and criminal penalties, and liabilities, including those relating to claims for damages to property, resulting from our operations or the operations of our tenants. We intend to periodically conduct regular and internal and independent third-party audits of our properties to monitor compliance with these laws and regulations.
Insurance
      Under the terms and conditions of the leases on our current properties, tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of their appurtenant areas.

MANAGEMENT
Executive Officers, Directors and Other Officers
      Our board of directors consist of six individuals. Our board of directors has determined that four of the directors satisfy the listing standards for independence of the NYSE. Certain information regarding our directors and senior officers is set forth below.

Name	Age	Position

Joseph W. Ciatti	63	Chief Executive Officer, Chairman and Director
Richard N. Shell	61	Chief Operating Officer and Director
Tamara D. Fischer	50	Chief Financial Officer
Andrew Bledsoe	45	Senior Vice President, Asset Management
Brian P. Shea	38	Senior Vice President, Corporate Controller
Charles A. Johnson	45	Vice President, Acquisitions
Irwin L. Gubman	64	Director
W. Scott Hedrick	60	Director
Walter Klenz	60	Director
Stephen P. Wallace	51	Director
      The following are biographical summaries of the experience of our directors and senior officers.
      Joseph W. Ciatti has served as our Chief Executive Officer and a member of our board of directors since our formation in January 2005. Mr. Ciatti also serves as Chairman of Joseph W. Ciatti & Co., LLC, the largest wine grape and bulk wine broker in the United States. Mr. Ciatti traces his family history in the wine industry to the founding by his grandfather of Geyser Peak Winery in 1934, which remained under family control until 1971. In 1971, Mr. Ciatti entered the wine brokerage business. The company became Joseph W. Ciatti & Co., LLC in 1976, when Mr. Ciatti acquired full ownership. Mr. Ciatti graduated from the University of Oregon in 1965 with a bachelor of arts in business.
      Richard N. Shell has served as our Chief Operating Officer and a member of our board of directors since our formation in January 2005. Mr. Shell has been working on the formation of our company since December 2003. From 1998 to 2002, Mr. Shell was Chairman and Chief Executive Officer of the company now known as Wine Communications Group Inc., one of the largest publishers of U.S. wine industry trade content and information, including Wine Business Monthly, Wines & Vines, Wine Business Insider and www.winebusiness.com. Mr. Shell remains a director of that company. Mr. Shell graduated from the University of Michigan in 1966 with a bachelor of arts in economics and graduated from the University of Michigan Law School in 1969 with a juris doctorate.
      Tamara D. Fischer has served as our Chief Financial Officer since our formation in January 2005. Ms. Fischer most recently served as the Executive Vice President and Chief Financial Officer of Chateau Communities, Inc., a publicly-traded REIT, from its formation in August 1993 until October 2003. Prior to that, Ms. Fischer was an accountant in the real estate practice of Coopers & Lybrand for six years, most recently as audit manager. Ms. Fischer is a certified public accountant and graduated from Case Western Reserve University in 1982 with a bachelor of arts in business administration.
      Andrew Bledsoe has served as our Senior Vice President, Asset Management, since March 2005. From 1987 to 2005, Mr. Bledsoe served in various positions at The Robert Mondavi Corporation and its affiliates, including as a Research Viticulturist, Director of Research & Quality Enhancement, Director of Grower Relations & Research and, most recently, Vice President, Winegrowing. From 1984 to 1987, he conducted and published research on control of grape vine diseases as a post-graduate researcher for the University of California at Davis, Department of Plant Pathology. During 1983 and 1984, Mr. Bledsoe managed the Estrella River Winery, a 700 acre vineyard in Paso Robles, California. Mr. Bledsoe graduated from the

University of California at Davis in 1983 with a bachelor of science in plant science, viticulture, and in 1986 with a masters of science in horticulture and viticulture.
      Brian P. Shea has served as our as Senior Vice President, Corporate Controller since May 2005. From 1994 to 2005, Mr. Shea held various positions at The PMI Group, Inc., or PMI, most recently as Senior Vice President and Corporate Controller from July 2004 to May 2005 and as Vice President and Corporate Controller from March 2000 to July 2004. He joined PMI in 1994 prior to its initial public offering and assisted the corporate finance department during that process. Following the company’s successful initial public offering, Mr. Shea’s primary accountabilities included the design and management of the company’s financial reporting framework. Mr. Shea also served on the board of directors of a number of PMI’s operating companies from March 2000 until his departure from the company in May 2005. Mr. Shea is a certified public accountant and a graduate of the University of Rhode Island’s College of Business Administration in 1989 with a bachelor of science in accounting.
      Charles A. Johnson has served as our Vice President, Acquisitions since our formation in January 2005. Mr. Johnson has been working on the formation of our company since January 2004. Over his career, he has specialized in the credit quality and strategies of wineries and independent wine grape growers. He has acted as a principal in connection with the February 2001 leveraged buy-out of Freemark Abbey Winery, a Napa County wine company, where he remained as Chief Financial Officer until June 2002. Mr. Johnson was engaged as a financial consultant in connection with the acquisition of a large California vineyard from 1997 to 2000. From 1992 to 1997 and from July 2002 to December 2003, he acted as a private real estate investor. From 1981 to 1987, Mr. Johnson worked at the 11th District Farm Credit Bank, where he specialized in structuring credit facilities for Pacific Northwest agribusinesses, and from 1988 to 1992, he worked at a start-up community bank in Lake Chelan, Washington. Mr. Johnson graduated from Eastern Washington University in 1981 with a bachelor of arts in economics.
      Irwin L. Gubman has served as a member of our board of directors since March 2005. Since 2003, Mr. Gubman has been the General Counsel and Secretary of People’s Choice Home Loan, Inc., a nationwide residential sub-prime lender, and serves in the same capacity at its recently formed parent REIT, People’s Choice Financial Corporation. From 1996 to 2002, he served as General Counsel and Secretary of Imperial Credit Industries, Inc., a publicly-traded, diversified financial services holding company, which sponsored a residential mortgage REIT, now known as The Impac Companies, and a commercial mortgage REIT, Imperial Credit Commercial Mortgage Investment Company. From 1991 to 1996, Mr. Gubman was a partner at the international law firm of Coudert Brothers. Mr. Gubman graduated from the University of Minnesota in 1964 with a bachelor of arts in international relations and graduated from the University of Chicago Law School in 1967 with a juris doctorate.
      W. Scott Hedrick has served as a member of our board of directors since March 2005. Since 1979, Mr. Hedrick has served as a general partner of InterWest Partners, a venture capital firm focused on information technology and life sciences that he co-founded. He is also a regular lecturer at Stanford Graduate School of Business. Since March 1991, Mr. Hedrick has served on the board of directors of Office Depot, Inc., and since June 2002, has served on the board of directors of Hot Topic Inc., both publicly-traded companies. Mr. Hedrick has also served on the board of directors of The Office Club, Inc. (a subsidiary of Office Depot, Inc.), Golden State Vintners, Inc., Il Fornaio America Corp. and Tetra Technologies Inc., all publicly-traded companies. He has also served on the board of directors of the National Association of Venture Capitalists and numerous privately-held companies. Mr. Hedrick graduated from the University of California at Santa Barbara in 1968 with a bachelor of arts in political science and graduated from the University of Southern California in 1970 with a masters in business administration.
      Stephen P. Wallace has served as a member of our board of directors and the chairman of our audit committee since March 2005. Since 2001, Mr. Wallace has acted as a private investor. From 2001 to 2003, Mr. Wallace served on the board of directors, compensation committee and audit committee of HemaCare Corporation, a publicly-traded health care related company. From 1995 to 2001, Mr. Wallace acted as First Senior Vice President and Chief Financial Officer and then Executive Vice President and Chief Operating Officer of Catellus Development Corporation, a publicly-traded diversified real estate company. Prior to that, he served as Senior Vice President and Chief Financial Officer of both Castle & Cooke Homes, Inc., a publicly-traded diversified land development and homebuilding company, and A-M Homes, a real estate development and mortgage banking company. In addition, Mr. Wallace was an accountant with Arthur Anderson & Co. for 11 years, and served as a partner from 1987 to 1989. Mr. Wallace is a certified public accountant and graduated from the University of Colorado in 1976 with a bachelor of science in accounting.
      Walter Klenz has served as a member of our board of directors since May 2005. Mr. Klenz served as managing director of Beringer Blass Wine Estates from 2001 until his retirement at the end of 2004. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990 and Chairman of its board of directors in August 1997. He served in those positions until the 2000 acquisition of Beringer Wine Estates, currently named Foster’s Wine Estates Americas, by Foster’s Brewing Group Limited, currently named Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand. Mr. Klenz also serves as a member of the board of directors of Columbia Sportswear Company, a publicly-traded company. Mr. Klenz graduated from Tulane University in 1967 with a bachelor of science in engineering and in 1968 with a masters in business administration.
Board Committees
      Our board of directors has established an audit committee and a nominating compensation and corporate governance committee. Each of these committees has at least three directors and is composed exclusively of independent directors, as required by and defined in the rules, regulations and listing qualifications of the NYSE.
      Audit Committee. The audit committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The specific functions and responsibilities of the audit committee are set forth in the audit committee’s charter. Mr. Wallace is the chairman of the audit committee and serves as our audit committee financial expert as that term is defined by the SEC. Messrs. Klenz and Gubman are also members of the audit committee. Our board of directors has determined that each of the members of the audit committee is financially literate, as such term is interpreted by our board of directors.
      Nominating, Compensation and Corporate Governance Committee. The nominating, compensation and corporate governance committee determines how our Chief Executive Officer should be compensated, reviews and approves the compensation and benefits of our senior executive officers other than our Chief Executive Officer, administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans and produces an annual report on executive compensation for inclusion in our proxy statement. It also develops and recommends to our board of directors a set of corporate governance principles, assists the board of directors in fulfilling its responsibilities to assure that the we are governed in a manner consistent with the interests of our stockholders, reviews with our general counsel or external counsel at least annually the extent to which we and our directors are complying with the corporate governance guidelines, annually reviews the performance of our Chief Executive Officer, conducts board of directors candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and formally proposes the slate of directors to be elected at each annual meeting of our stockholders. The specific functions and responsibilities of the nominating, compensation and corporate governance committee are set forth in its charter. Mr. Hedrick is the chairman of the nominating compensation and corporate governance committee, and Messrs. Wallace, Gubman and Klenz are members of the committee.
      Our board of directors may from time to time establish other committees to facilitate the management of our company.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
      Our organizational documents limit the personal liability of our directors and officers to us and our stockholders for monetary damages to the fullest extent permitted under current Maryland law. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.” We have also entered into indemnification agreements with each of our directors and certain members of our senior management team. See “— Indemnification Agreements.” We expect to maintain a directors’ and officers’ liability insurance policy.
Board Compensation
      Each member of our board of directors who is not an employee of our company is entitled to receive annual compensation for service as a director as follows: each non-employee director is paid an annual fee of $20,000 and a fee of $3,000 for each full board of directors meeting attended in person. The chairman of our audit committee is paid an annual fee of $7,500, and the chairman of our nominating, compensation and corporate governance committee is paid an annual fee of $5,000. Our non-employee directors are eligible to receive awards under our equity incentive plan. Upon the completion of our March 2005 private offering, each of our non-employee directors, other than Mr. Klenz, received an award of 3,000 shares of restricted stock. Mr. Klenz received an award of 3,000 shares of restricted stock when he joined our board of directors in May 2005. This restricted stock vests at a rate of one third of the number of shares of restricted stock granted per year beginning on the first anniversary of the date of grant assuming a director is continuing in his service as a director of our company at such date. In addition, each non-employee director is entitled to receive an annual award of 1,000 shares of restricted stock starting on the first anniversary of board service and every anniversary thereafter, each of which vest on the date of grant. Directors who are employees of our company will not receive any compensation for their services as directors. Each member of our board of directors is reimbursed for out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including travel expenses. Our directors are also provided insurance policy coverage under our directors’ and officers’ insurance commensurate with industry standards.
      Our board of directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.

Executive Compensation
      Because we were only recently organized, meaningful executive compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid for the year ended December 31, 2005 to our Chief Executive Officer and our next four most highly-compensated executive officers. Such executive officers are referred to herein collectively as the “named executive officers.”
2005 Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation

						Restricted
		Base		LTIP Units		Stock	All Other
Name	Principal Position	Salary	Bonus(2)	Awards		Awards	Compensation

Joseph W. Ciatti(1)	Chief Executive Officer	$360,000	$144,000	150,953	(3)	—	—
Richard N. Shell(1)	Chief Operating Officer	$270,000	$108,000	86,718	(3)	—	—
Tamara D. Fischer(1)	Chief Financial Officer	$225,000	$90,000	35,329	(3)	—	—
Andrew Bledsoe	Senior Vice President,
	Asset Management	$175,000	$70,000	—		17,355	—
Brian P. Shea	Senior Vice President,
	Corporate Controller	$175,000	$70,000	17,355	(3)	—	—

(1)	Messrs. Ciatti and Shell and Ms. Fischer received $200,000; $181,538; and $45,573, respectively, in compensation from VWP LLC in connection with services performed in 2004 and in 2005, through February 28, 2005. In addition, Mr. Shell was reimbursed $7,500 for expenses by VWP LLC.

(2)	The amounts set forth in this column are independent of and may be increased by grants of cash or stock (or other equity-based grants) under our 2005 incentive bonus plan at the discretion of our nominating, compensation and corporate governance committee. Annual bonuses under our 2005 incentive bonus plan were based on a combination of corporate factors, individual factors and our employment agreements. The nominating, compensation and corporate governance committee may provide for partial or full bonus payments.

(3)	The LTIP units will fully vest after two years from the date of grant, or March 23, 2007, with respect to Mr. Ciatti’s interest, and will vest ratably over the first three anniversaries of the date of the grant, or March 23, 2005, in the case of Mr. Shell and Ms. Fischer, and May 24, 2005, in the case of Mr. Shea. For a description of the terms of the LTIP units, see “— 2005 Equity Incentive Plan—Awards Under the 2005 Equity Incentive Plan—LTIP Units.”
Employment Agreements
      We have entered into employment agreements with certain of our executive officers. Pursuant to these agreements, Messrs. Ciatti, Shell, Bledsoe, and Shea and Ms. Fischer have agreed to serve, respectively, as (1) our Chief Executive Officer, (2) our Chief Operating Officer, (3) our Senior Vice President, Asset Management, (4) Senior Vice President and Corporate Controller and (5) our Chief Financial Officer. The employment agreements require the executives to devote substantially all or, in the case of Mr. Ciatti, a substantial majority, of their business attention and time to our affairs. Mr. Ciatti’s employment agreement includes an exception to his non-competition covenant pursuant to which he is permitted to continue his investment in and serve as chairman of Joseph W. Ciatti & Co., LLC.
      The employment agreements with Messrs. Ciatti, Shell, Shea and Bledsoe and Ms. Fischer are for three-year terms; provided, however, that the terms are automatically extended for successive one-year periods unless, not later than three months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for (1) an initial annual base salary of $360,000, $270,000, $175,000, $175,000 and $225,000 to each of Messrs. Ciatti, Shell, Shea and Bledsoe and Ms. Fischer, respectively, (2) bonuses pursuant to our bonus programs, which will not be less than 40% (regardless of the executive’s performance) nor more than 80%, in the case of Messrs. Shell, Shea and Bledsoe and Ms. Fischer, and not less than 40% (regardless of Mr. Ciatti’s performance) nor more than 100% in the case of Mr. Ciatti, of the executive’s annual salary, (3) other incentive eligibility (as determined by the nominating compensation and corporate governance committee of the board of directors) and participation in employee benefit plans and programs, and (4) an automobile allowance.
      Upon the termination of an executive officer’s employment either by us for “cause” or by the executive officer without “good reason” during the term of his employment agreement, such executive officer will be entitled to receive his annual base salary, bonus and other benefits accrued through the date of termination of the executive officer’s employment.
      The term “cause” as used in the employment agreements is generally defined to mean:

(1) commission of and indictment for, or formal admission to, a felony, crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving our company;

(2) continued engagement in the performance of the executive’s duties in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, if not cured after notice of such misconduct or neglect for an appropriate period;

(3) continued failure to adhere to the directions of our board of directors or to adhere to our company policies and practices or to devote substantially all or, in the case of Mr. Ciatti, a substantial majority of, his business time and efforts to our company;

(4) continued failure to substantially perform the executive’s duties properly assigned to the executive in writing (other than any such failure resulting from his disability);

(5) material breach of any of the provisions of the covenants of the executive’s employment agreement; or

(6) material and willful breach of the terms and provisions of the executive’s employment agreement and failure to cure such breach within 15 days following written notice from us specifying such breach.
      The term “good reason” as used in the employment agreements is generally defined to mean:

(1) the material reduction of the executive’s title, authority, duties and responsibilities or the assignment to the executive of duties materially inconsistent with the executive’s position or positions with the company;

(2) a reduction in annual salary of the executive;

(3) the relocation of the executive’s office to more than 50 miles from San Rafael, California; or

(4) our material and willful breach of the executive’s employment agreement.
      Upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” the executive officer will be entitled under his employment agreement to the following severance payments and benefits:

•	annual base salary, bonus and other benefits accrued through the date of termination;

•	lump-sum cash payment equal to 2.99 in the case of Mr. Ciatti or 2.00 in the case of Mr. Shell and Ms. Fischer or 1.50 in the case of Messrs. Shea and Bledsoe multiplied by the sum of (1) the executive officer’s then-current annual base salary; and (2) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs;

•	for one year after termination of employment, continuing coverage under the group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination; and

•	full vesting of all outstanding equity-based awards held by the executive officer.
      In the event of any notice of non-renewal of the employment agreement by us, the executive officer will be entitled under his or her employment agreement to the same payments and benefits as if terminated other than for cause, except that the executive officer’s lump-sum cash payment will equal the sum of (1) the executive officer’s then-current annual base salary; and (2) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs.
      Upon a change of control, while the executive officer is employed, all outstanding unvested equity-based awards (including stock options and restricted stock) shall fully vest and become immediately exercisable, as applicable. In addition if, after a change of control, the executive officer terminates his employment with us within six months of the change in control, such termination shall be deemed a termination by the executive officer for good reason.
      The term “change of control” as used in the employment agreements is generally defined to mean:

(1) any transaction by which any person or group becomes the beneficial owner, either directly or indirectly, of our securities representing 50% or more of either (A) the combined voting power of our then outstanding securities or (B) our then outstanding shares of our common stock; provided, however, that a change of control will not be deemed to have occurred upon a public offering of our common stock under the Securities Act; or

(2) any consolidation or merger where our stockholders immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(3) there shall occur (A) any sale, lease, exchange or other transfer of all or substantially all of our assets other than our sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by persons in substantially the same proportion as their ownership of our securities immediately prior to the sale, or (B) the approval by our stockholders of any plan or proposal for our liquidation or dissolution; or

(4) the members of our board of directors, at the beginning of any consecutive 24-calendar-month period cease for any reason other than due to death to constitute at least a majority of the members of the board.
      Upon the termination of the executive officer’s employment due to the death or disability (generally meaning a condition rendering the executive officer unable to perform substantially and continually the duties assigned to him) of the executive officer, the executive officer (or his estate) will be entitled under his employment agreement to receive his annual base salary, benefits accrued through the date of termination, a prorated bonus for the year of such termination and full vesting of all outstanding equity-based awards held by the executive officer.
      In the event that any amount payable to or other benefit receivable by an executive officer under his employment agreement is determined to be an “excess parachute payment” under Section 280G of the Code, we have also agreed to make a gross-up payment to the executive. The amount of gross-up payment (which is also treated as an excess parachute payment) shall be equal to the sum of the excise taxes payable by the executive by reason of receiving the parachute payments plus the amount necessary to put the executive in the same after-tax position as if no excise taxes had been imposed on the executive (taking into account any and all applicable U.S. federal, state and local excise, income or other taxes at the highest applicable rates). The excise taxes shall be payable by the executive officer, and we must withhold the excise tax as if the payment constituted wages to the executive officer. In addition, we are not entitled to an income tax deduction related to any excess parachute payments or related gross-up payments.
      Pursuant to the terms of the non-competition provisions, the executive is prohibited for a one-year period following termination from (1) engaging in the business of our company (generally meaning the ownership and leasing of vineyards, wineries and other real estate assets related to the wine industry and any other principal business in which we may engage during the employment of the executive officer), (2) rendering any services to any person, corporation, partnership or other entity whose principal business is to engage in the same type of business as our company or has taken substantial measures or made material investments evidencing an intention to engage in the same business as our company, or (3) becoming interested in any person, corporation, partnership or other entity principally engaged in the same business as our company as a partner, stockholder, principal, agent, employee, consultant or any other relationship; provided that the executive officer may invest in up to 5% of the securities of any entity solely for investment purposes without investing in the business of that entity if the securities are traded on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System and the executive officer is not a controlling person of or a member of a group that controls the entity. In addition, Mr. Ciatti may continue to continue his investment in and serve as Chairman of Joseph W. Ciatti & Co., LLC as long as it does not elect to engage in the same business as our company.
      The executive officer is required to keep secret and retain in strictest confidence, except in connection with the business and affairs of our company and affiliates, all confidential matters relating to our business and the business of any of our affiliates and to our company and affiliates, learned by the executive officer directly or indirectly from our company or affiliates, and is not to disclose such confidential information to anyone outside of our company except with our express written consent and except for confidential information that is at the time of receipt or thereafter becomes publicly known through no wrongful act of the executive officer or is received from a third party not under an obligation to keep such information confidential and without breach of the executive officer’s employment agreement.
      Finally, the executive officer is prohibited from directly or indirectly, knowingly soliciting or encouraging to leave the employment or other service of our company or any of our affiliates, any employee or independent contractor thereof or hiring any employee or independent contractor who has left the employment or other service of our company or any of our affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with our company and our affiliates. The executive officer is also prohibited from intentionally interfering with our company’s or our affiliates’ relationship with, or endeavoring to entice away from us or our affiliates, any person who is or was our customer or client during the term of the executive’s employment agreement.
Indemnification Agreements
      We entered into indemnification agreements with Messrs. Shea, Bledsoe, Johnson, Wallace, Hedrick, Gubman, Klenz, Shell and Ciatti and Ms. Fischer, and we may continue to enter into customary indemnification agreements with other individuals, or indemnitees, who similar to the aforementioned, are deemed to have corporate status. Corporate status describes the status of a person who, at our request, is serving or has served (1) in any capacity with respect to any of our employee benefit plans or (2) as a director, partner, member, trustee, executive officer, employee, or agent of our company or our affiliates.
      Each of the indemnification agreements provides the following:

•	If an indemnitee is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of his corporate status, we must indemnify such individual for all expenses and liabilities actually and reasonably incurred by him, or on his behalf, unless it has been established that (1) the act or omission of the individual was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the individual actually received an improper personal benefit in money, property or other services; or (3) with respect to any criminal action or proceeding, the indemnitee had reasonable cause to believe that his conduct was unlawful.

•	If an indemnitee is a party or is threatened to be made a party to any proceeding by or in the right of the company to procure a judgment in our favor by reason of his corporate status, we must indemnify the individual for all expenses and liabilities actually and reasonably incurred by him, or on his behalf, unless it has been established that (1) the act or omission of the individual was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; or (2) the indemnitee actually received an improper personal benefit in money, property or other services; provided, however, that we will have no obligation to indemnify the indemnitee for any expenses and liabilities actually and reasonably incurred by him, or on his behalf, if it has been adjudged that such indemnitee is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if (1) the court determines that the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer will be entitled to recover from us the expenses of securing indemnification; or (2) the court determines that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to the director or executive officer will be limited to the expenses actually and reasonably incurred by him, or on his, in connection with any proceeding by or in the right of our company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•	Without limiting any other provisions of the indemnification agreements, if an indemnitee is a party or is threatened to be made a party to any proceeding by reason of the his corporate status, and the indemnitee is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the indemnitee for all expenses actually and reasonably incurred by him, or on his behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the indemnitee furnishes us with a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the indemnitee is not entitled to indemnification.
2005 Equity Incentive Plan
      We have adopted our 2005 equity incentive plan. The purpose of the 2005 equity incentive plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide compensation to attract and retain qualified personnel. Key employees, directors, officers, advisors, consultants and other personnel of ours, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries may be granted stock options, restricted stock, phantom stock, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2005 equity incentive plan. Upon the completion of our March 2005 private offering, we issued an aggregate of 290,355 LTIP units under the 2005 equity incentive plan, of which 150,953 were issued to Mr. Ciatti, 86,718 were issued to Mr. Shell, 35,329 were issued to Ms. Fischer and 17,355 were issued to Mr. Shea. These LTIP units fully vest after two years from the date of grant, or March 23, 2007, with respect to Mr. Ciatti’s interest, and vest ratably over the first three anniversaries of the date of the grant, which was March 23, 2005, in the case of Mr. Shell and Ms. Fischer, and May 24, 2005, in the case of Mr. Shea. See “Vintage Wine Trust LP” for a further description of the rights of limited partners in our operating partnership. In addition, we have also issued 30,370 shares of our restricted stock to Messrs. Bledsoe and Johnson and 12,000 shares of our restricted stock to our non-employee directors under our 2005 equity incentive plan. This restricted stock vests at a rate of one third of the number of shares of restricted stock granted per year beginning on the first anniversary of the date of grant assuming a director is continuing in his service as a director of our company or an employee continues to serve as an employee, director or consultant at such date. In the event a director’s service with the Company is terminated during such restriction period, all shares still subject to restriction are deemed forfeited unless such termination results from the death or disability of the director or a change in control of the Company, in which case the restriction period on the stock lapses and the shares automatically vest. In the event an employee’s service with the Company is terminated during such restriction period, all shares still subject to restriction are deemed forfeited unless such termination results from the death, disability or retirement of the employee, or a change in control of the Company or for any reason other than cause, in which case the restriction period on the stock lapses and the shares automatically vest.

Administration
      The 2005 equity incentive plan is administered by our nominating, compensation and corporate governance committee. The nominating, compensation and corporate governance committee consists of at least two individuals each of whom is intended to be a non-employee director under Rule 16b-3 as promulgated by the SEC and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, generally qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code. However, no action taken by the nominating, compensation and corporate governance committee will be invalidated because any or all of the members of the committee fails to satisfy the non-employee director and outside director requirements of the prior sentence. The nominating, compensation and corporate governance committee, appointed by our board of directors, has the full authority to administer and interpret the 2005 equity incentive plan, to authorize the granting of awards, to determine the eligibility of key employees, directors, officers, advisors, consultants and other personnel of ours, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2005 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2005 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2005 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the nominating, compensation and corporate governance committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. During any period of time in which we do not have a nominating, compensation and corporate governance committee as set forth under “— Board Committees—Nominating, Compensation and Corporate Governance Committee,” the 2005 equity incentive plan will be administered by our board of directors or another committee appointed by the board of directors. References below to the nominating, compensation and corporate governance committee include a reference to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee appointed by the board of directors is acting.

Eligibility and Types of Awards
      Key employees, directors, officers, advisors, consultants or other personnel of ours, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries may be granted stock options, stock appreciation rights, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2005 equity incentive plan. Eligibility for awards under the 2005 equity incentive plan is determined by the nominating, compensation and corporate governance committee.

Available Shares
      Subject to adjustment upon certain corporate transactions or events, except as set forth in the following sentence, the total number of shares of our common stock available for awards under the 2005 equity incentive plan, in the aggregate, may not exceed 814,201 shares of our common stock or securities convertible into or exchangeable for shares of our common stock, which amount will be increased by the excess of 5% of our fully diluted shares of common stock outstanding upon completion of the initial public offering of our common stock by us, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option but excluding any shares issued, issuable or covered by awards under the 2005 equity incentive plan over 814,201 shares. Notwithstanding the foregoing, the aggregate number of our shares of common stock available for awards under the 2005 equity incentive plan may not exceed an amount equal to 10% of the number of our fully diluted shares of common stock outstanding upon the completion of our March 2005 private offering, including any shares issued pursuant to any exercise of the initial purchaser’s and placement agent’s additional allotment option but excluding any shares issued, issuable or covered by awards under the 2005 equity incentive plan. In connection with the initial public offering of our common stock by us, we expect our Chief Executive Officer to recommend to our nominating, compensation and corporate governance committee, which has sole discretion to accept, reject or modify such recommendation, that members of our senior management team be granted awards under the 2005 equity incentive plan in an amount equal to approximately 2% (which recommendation may be adjusted in the discretion of management) of the amount by which the total number of shares of our common stock on a fully diluted basis that will be outstanding upon the completion of the initial public offering of our common stock by us, including any shares that are issued upon exercise of the underwriters’ over-allotment option, exceeds 16,284,019 shares of our common stock. Any common stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under the 2005 equity incentive plan. If an option or other award granted under the 2005 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid (whether in common stock or cash), as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2005 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors.

Awards Under the 2005 Equity Incentive Plan
      Stock Options. The terms of specific options, including whether options will constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, are determined by the nominating, compensation and corporate governance committee. The exercise price of an option is determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100%, or 110% in the case of an incentive stock option granted to a more than 10% stockholder, of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant, or five years in the case of an incentive stock option granted to a more than 10% stockholder, if permitted under the plan. Options will be exercisable at such times and subject to such terms as determined by the nominating, compensation and corporate governance committee.
      Restricted Stock. A restricted stock award is an award of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the board of directors or nominating, compensation and corporate governance committee may impose at the date of grant. Grants of restricted stock are subject to vesting schedules as determined by the committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock other than the right to transfer the shares. Although dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as our common stock, holders of restricted stock are prohibited from transferring such shares until they vest.
      Phantom Shares. Phantom shares vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of our common stock, or, if provided by the nominating, compensation and corporate governance committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by the committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of common stock (as may be elected by the participant or the nominating, compensation and corporate governance committee, as may be provided by the committee at the time of grant). The nominating, compensation and corporate governance committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. In addition, the committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence.
      Dividend Equivalent Rights. A dividend equivalent right is a right to receive (or have credited) the equivalent value of dividends declared on common stock otherwise subject to an award. The nominating, compensation and corporate governance committee may provide that amounts payable with respect to dividend equivalent rights will be converted into cash or additional common stock. The committee will establish all other limitations and conditions of awards of dividend equivalent rights as it deems appropriate.
      LTIP Units. LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one common share under our 2005 equity incentive plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Quarterly cash distributions on each LTIP unit, whether vested or not, will be the same as those made with respect to our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock. See “Vintage Wine Trust LP” for a further description of the rights of limited partners in the operating partnership.
      Other Equity-Based Awards. Our 2005 equity incentive plan authorizes the granting of other awards which may be based upon the common stock (including the grant of securities convertible into common stock and stock appreciation rights) and interests in our operating partnership, and subject to terms and conditions established at the time of grant.

Adjustments in General; Certain Change in Control Provisions
      In the event of certain corporate reorganizations or other events, the nominating, compensation and corporate governance committee may make certain adjustments, in its discretion, to the manner in which the 2005 equity incentive plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change in control (as defined in the plan), the nominating, compensation and corporate governance committee generally may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control. In addition, restrictions and conditions on each share of restricted stock will automatically lapse and the settlement date for all phantom shares will be the date of such change in control.

Amendment and Termination
      Our board of directors may generally amend the 2005 incentive plan as it deems advisable, except in certain respects regarding outstanding awards or the provisions restricting cash rights described above. In addition, the 2005 equity incentive plan may not be amended without stockholder approval if the absence of such approval would cause the 2005 equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.
2005 Incentive Bonus Plan
      We have adopted a 2005 incentive bonus plan. Annual bonuses under our 2005 incentive bonus plan are awarded by the nominating, compensation and corporate governance committee to selected key employees based on corporate factors or individual factors (or a combination of both or any other criteria selected by the committee). Subject to the provisions of the 2005 incentive bonus plan, the nominating, compensation and corporate governance committee will determine (1) those key employees to whom bonuses are to be granted under the plan; (2) the amount of the bonus any key employee will be granted under the 2005 incentive bonus plan for the applicable period; and (3) the terms and conditions of each bonus. Bonuses may be awarded by the nominating, compensation and corporate governance committee prior to the commencement of, during or after any performance period. Unless otherwise determined by the committee, a key employee’s bonus may not exceed 200% of his base salary for the year in which the bonus is awarded. The committee may provide for partial bonus payments based upon the achievement of target (or such other) levels of performance. Any corporate performance hurdles for bonuses may be adjusted by the nominating, compensation and corporate governance committee in its discretion to reflect (A) enlargement or dilution from corporate acquisitions and share offerings and (B) changes in applicable accounting rules and standards. The committee may determine that bonuses will be paid in cash or stock (or other equity-based grants) or a combination of cash and stock. The committee retains the discretion to award bonuses under the 2005 incentive bonus plan regardless of the Company’s financial performance or the performance of individual key employees with respect to specific objectives. The committee may also provide that any such stock grants be made under our 2005 equity incentive plan or any other equity-based plan or program we may establish. The committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee. The committee has the power to construe, interpret and administer the 2005 incentive bonus plan. The committee or the board of directors may, at any time, amend, suspend or terminate the 2005 incentive bonus plan.
      In the case of any grant intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, the nominating, compensation and corporate governance committee will establish annual goals and targets for each executive. The committee may evaluate many factors in its determination of whether or not to pay any bonus compensation, including but not limited to our available cash to pay such bonuses, our stock price performance over a given year and other factors that it deems appropriate.
      As of the date hereof, no bonuses have been awarded under our 2005 incentive bonus plan.
Compensation Committee Interlocks and Insider Participation
      There are no compensation committee interlocks, and none of our employees participates on the committee.
INSTITUTIONAL TRADING OF OUR COMMON STOCK
      Our common stock has not been listed or quoted on any national securities exchange or market system. However, certain of our stockholders have sold shares of our common stock privately using The Portal Market®. The last sale of our common stock on The Portalsm Market occurred on May 2, 2006 at a price of $9.00 per share. Individuals and institutions that sell our common stock are not obligated to report their sales to The Portalsm Market. Therefore, the last sales price that was reported on the Portalsm Market may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock will trade after this registration. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock became eligible for trading in the Portalsm Market:

	High Sales Price	Low Sales Price

March 23, 2005 to March 31, 2005	$10.00	$10.00
April 1, 2005 to June 30, 2005	$10.00	$10.00
July 1, 2005 to September 30, 2005	$10.20	$10.00
October 1, 2005 to December 31, 2005	$10.00	$9.99
January 1, 2006 to March 31, 2006	$9.00	$9.00
April 1, 2006 to May 10, 2006	$9.00	$9.00

FORMATION AND ORGANIZATION OF OUR COMPANY
Formation Transactions
      We were formed as a Maryland corporation on January 25, 2005. In March 2005, we completed a private offering of 16,011,269 shares of our common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc. acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $145.9 million. There were approximately nine record holders of our common stock as of February 7, 2006.
      Concurrently with the closing of our March 2005 private offering, we issued an aggregate of 272,750 OP units and paid $385,000 in cash for all of the membership interests in VWP LLC, a Delaware limited liability company, which was formed by our founders in August 2004 and dissolved in September 2005. Of this amount, 60,250 of the OP units and $60,000 of cash were issued and paid, respectively, to our management team. In addition, each of Mr. Ciatti and Tamara D. Fischer, our Chief Financial Officer, purchased 20,000 shares of our common stock in connection with our March 2005 private offering. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005.
      Based upon the offering price of our common stock in our March 2005 private offering, the aggregate value of the OP units issued and cash paid in exchange for the membership interests in VWP LLC in the formation transactions was $3,112,500. Certain members of our senior management team valued the membership interests in VWP LLC by taking into account the then current values of our initial properties, the vineyard market, lease rates and other lease terms with respect to these properties, the creditworthiness of our tenants, the property pipeline being contributed by VWP LLC and general market conditions. VWP LLC did not have any operations or assets other than a lease for our office space and the rights to acquire our initial properties under contract. In valuing these membership interests, we did not obtain any independent third-party valuations of the membership interests or fairness opinions with respect to their valuation.
      Our operating partnership, Vintage Wine Trust LP, was formed in January 2005. Through Vintage Wine Business Trust I, our wholly owned Maryland business trust subsidiary, we are the sole general partner and 1.0% owner of our operating partnership. In addition, we currently hold 95.6% of the outstanding OP units of our operating partnership through Vintage Wine Business Trust II, also our wholly owned Maryland Business Trust subsidiary.
      VWP Inc., a Delaware corporation that we formed in February 2005, has elected together with us to be treated as our TRS and accordingly operates as our wholly owned TRS.
      Joseph W. Ciatti, Richard N. Shell and Tamara D. Fischer may be considered our promoters. Mr. Ciatti is serving as Chairman of our board of directors and as our Chief Executive Officer. Mr. Shell is serving as our Chief Operating Officer and a director. Ms. Fischer is serving as our Chief Financial Officer.
Formation of Our TRS
      VWP Inc., a Delaware corporation formed in February 2005 and a wholly owned subsidiary of our operating partnership, has, together with us, made an election to be treated as our TRS. We expect that VWP Inc. will earn income and engage in activities that might otherwise jeopardize our qualification as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. As a TRS, VWP Inc. may manage vineyards and engage in other activities when we deem it necessary or advisable. Examples of activities that may be undertaken by our TRS include owning and operating vineyards, wineries and other real estate assets, including the equity securities of any water company of which we are determined to be an equity owner in connection with the ownership of any of our vineyards or other real estate assets. In connection with the acquisition of our Terra Ventosa and Iron Corral Ranch vineyards, we acquired an equity interest in nonprofit corporations that were established to develop and maintain a communal water system for those vineyards and other nearby vineyards owned by third parties. A TRS is taxed as a corporation and VWP Inc.’s income will therefore be subject to U.S. federal, state and local corporate level tax.

Possible Alternative Structures
      Some branded wineries, bulk wine producers and independent wine grape growers may prefer to secure the wine grape production from a vineyard through long-term wine grape purchase contracts rather than leasing the vineyards from our company. However, revenue from these contracts will not qualify as “rents from real property” under the REIT rules, and we may be subject to a 100% penalty tax on any net income earned under these contracts. As a result, we may own these vineyards through our TRS or we may seek to lease vineyards falling into this category to a special purpose leasing company (which is not treated as a related party tenant under the REIT rules) and would expect that in turn this leasing company would enter into and receive revenues from the wine grape purchase contracts and pay lease income to our company for leasing the vineyard. In certain situations, the special purpose leasing company may be owned by members of our management team. None of our current properties involve any wine grape purchase contracts with us, and we would only enter arrangements of this type involving members of our management team in the future with the approval of a majority of our disinterested and independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Formation Transactions
      In connection with the formation transactions, pursuant to the terms of contribution agreements, the members of our management team and the other members of VWP LLC directly or indirectly contributed their membership interests in VWP LLC to us in exchange for OP units in our operating partnership and cash reimbursements. The consideration issued or paid to members of our management team is described below:

Name	Consideration Received

Joseph W. Ciatti	24,000 OP units with an aggregate value of approximately $240,000, based on the offering price of our common stock in our March 2005 private offering and $60,000 cash.
Richard N. Shell	25,000 OP units with an aggregate value of approximately $250,000, based on the offering price of our common stock in our March 2005 private offering.
Tamara D. Fischer	11,250 OP units with an aggregate value of approximately $112,500, based on the offering price of our common stock in our March 2005 private offering.
      In addition, each of Mr. Ciatti and Ms. Fischer purchased 20,000 shares of our common stock in connection with our March 2005 private offering.
      In addition, Messrs. Ciatti, Shell and Shea and Ms. Fischer received an aggregate of 290,355 LTIP units under the 2005 equity incentive plan of which 150,953 were issued to Mr. Ciatti, 86,718 were issued to Mr. Shell, 35,329 were issued to Ms. Fischer and 17,355 were issued to Mr. Shea. These LTIP units will fully vest after two years from the day of the grant, or March 23, 2007, with respect to Mr. Ciatti’s interest, and will vest ratably over the first three anniversaries of the date of grant, or March 23, 2005, with respect to Mr. Shell’s and Ms. Fischer’s and May 24, 2005 with respect to Mr. Shea’s interests. Messrs. Bledsoe and Johnson received, in the aggregate, 30,370 shares of restricted stock that will vest ratably over three years under our 2005 equity incentive plan.
Registration Rights Agreements
      As holders of OP units and common stock, certain of our directors and officers received registration rights with respect to the equity securities acquired by them in the formation transactions. See “Description of Stock—Registration Rights.”
Terra Ventosa and Huichica Hills Vineyards
      In March 2005, we purchased the Terra Ventosa and Huichica Hills vineyards for a combined purchase price (including closing costs) of approximately $67.2 million from Robert Mondavi Properties, Inc., a subsidiary of our current tenant The Robert Mondavi Corporation. Mr. Bledsoe, our Senior Vice President, Asset Management, served in various positions at The Robert Mondavi Corporation and its affiliates until February 2005, including as a Research Viticulturist, Director of Research & Quality Enhancement, Director of Grower Relations & Research and, most recently, Vice President, Winegrowing. Mr. Bledsoe was no longer affiliated with The Robert Mondavi Corporation when we purchased and leased the Terra Ventosa and Huichica Hills vineyards and did not receive any benefits as a result of the acquisitions.

Iron Corral Ranch Vineyard
      In June 2005, we purchased the Iron Corral Ranch vineyard for a purchase price (including closing costs) of $9.5 million from Foster’s Wine Estates Americas. The initial annual base rent of Foster’s Wine Estates Americas is $753,615. Mr. Walter Klenz, a member of our board of directors, served as managing director of Beringer-Blass Wine Estates, currently Foster’s Wine Estates Americas, from 2001 until the end of 2004, and held various other positions within the company beginning in 1976. Mr. Klenz was no longer affiliated with Foster’s Wine Estates Americas when we purchased and leased the Iron Corral Ranch vineyard and did not receive any benefits as a result of the acquisition.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of our policies with respect to investments, financing and certain other activities. Our policies with respect to these activities, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders. We cannot assure you that any of our investment objectives will be obtained.
Investment Policies
      Investments in Real Estate or Related Assets. We invest exclusively in vineyards, wineries and other real estate assets related to the wine industry. We plan to continue to invest directly in real estate and real estate related assets in the future, principally in net leased commercial real estate. Our executive officers will identify and negotiate acquisition opportunities.
      We conduct substantially all of our investment activities through our operating partnership and our other affiliates. Our principal business objective is to maximize stockholder returns through a combination of dividends, sustainable long-term growth in cash flow from operations and long-term appreciation in the value of our targeted assets.
      We intend to engage in future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. Provided that we comply with these requirements, however, there are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or type of property. We currently expect to incur additional debt in connection with future acquisitions of real estate. Although none of our contracts for purchase or leases limit the amount of indebtedness or number of mortgages that may encumber any one of our properties, our secured credit facility contains restrictive covenants that limit our ability to incur indebtedness and create liens on our properties and other assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources— Secured Credit Facility.”
      Our principal business objective is to maximize stockholder returns through a combination of dividends, sustainable long-term growth in cash flow from operations and long-term appreciation in the value of our targeted assets. Although it is our general policy to acquire assets primarily for income, we also expect to recognize capital gain on potential sales of our properties. Additional criteria with respect to our vineyard property investments is described in “Business and Properties—Our Underwriting Process and Criteria.”
      Investments in Mortgages, Structured Financings and Other Lending Policies. We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to acquire loans secured by properties or to make loans to other persons, except that we may invest a portion of the unused proceeds from our March 2005 private offering in mortgage backed securities. Subject to REIT qualification requirements, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. However, we do not intend to engage in significant lending activities.
      Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. In general, we do not expect to engage in any significant investment activities with other entities. However, we may acquire the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over these entities. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and we intend to divest securities before any registration would be required.
      We have not engaged in and do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers. However, our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of the stockholders.
Disposition Policy
      Subject to REIT qualification requirements, avoidance of the 100% “prohibited transactions tax” and the terms of our lease agreements, we will consider disposing of properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the historical and anticipated operating performance of the property, the tax consequences of the sale, the opportunities for us to reinvest the sale proceeds and other factors and circumstances surrounding the proposed sale.
Equity Capital Policies
      Subject to applicable law, our board of directors has the power, without further stockholder approval, to cause us to issue additional shares of common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property or other assets. Our existing stockholders have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of their investment. We may in the future issue common stock in connection with acquisitions. We also may acquire property in exchange for OP units.
      Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.
      We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no current intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.
      In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash distributions. Stock would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.
Conflicts of Interest Policies
      Conflicts of interest exist between our directors and officers and our company as described below. We have adopted policies to reduce potential conflicts of interest. Our policies provide that any transaction in which any of our directors, officers or employees has an interest must be approved by a vote of a majority of our disinterested and independent directors. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. In addition, our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of the stockholders.

Joseph W. Ciatti & Co., LLC
      Joseph W. Ciatti, our Chairman and Chief Executive Officer, is the Chairman of Joseph W. Ciatti & Co., LLC, the largest wine grape and bulk wine broker in the United States. Our employment agreement with Mr. Ciatti requires that he devote a substantial majority of his business time to our company, but he is also permitted to devote a portion of his business time to his duties as Chairman of Joseph W. Ciatti & Co., LLC. Although this could give rise to conflicts of interest, we believe it also enables us to continue to benefit from that company’s strategic industry relationships and real-time access to critical wine industry information. Although we do not have a contractual relationship with Joseph W. Ciatti & Co., LLC, we believe that (1) Mr. Ciatti’s strategic relationships will help us to develop and maintain a pipeline of investment opportunities, potential replacement tenants, if necessary, and third party buyers and (2) Mr. Ciatti’s knowledge of current wine industry information will help us to recognize and capitalize on industry trends.

Interested Director and Officer Transactions
      Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•	the facts relating to the common directorship or interest are disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the facts relating to the common directorship or interest are disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity); or

•	the transaction or contract is fair and reasonable to us.

Conflicts with Respect to our Operating Partnership
      Our duties as the general partner, through our wholly owned Maryland business trust subsidiary, to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership through our wholly owned Maryland business trust subsidiary, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership.
      Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership (like our operating partnership, of which we are the general partner through our wholly owned Maryland business trust subsidiary) to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. We have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate, in the judgment of the disinterested and independent directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors has no obligation to do so. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.
      Additionally, the partnership agreement expressly limits our liability by providing that none of we, our wholly owned Maryland business trust subsidiary, as the general partner of our operating partnership, or any of our directors or officers or the trustees or officers of our Maryland business trust subsidiary, will be liable or accountable for damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, our Maryland business trust subsidiary, or such director, trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our wholly owned Maryland business trust subsidiary, as the general partner of our operating partnership, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) a criminal proceeding in which the person had reasonable cause to believe the act or omission was unlawful.
      The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Corporate Opportunity
      Pursuant to our corporate code of business conduct and ethics, we have adopted the following policies with respect to situations that may give rise to conflicts of interest:

•	Transactions with our company: No director, officer or employee, or member of the immediate family of any director, officer or employee, may enter into any transaction with our company or our subsidiaries other than on market terms or under policies, such as favorable financing terms, available to all such persons. Any exceptions to this policy must have written approval from our chief legal officer or chief financial officer. In addition, any transaction involving our company in which our director, officer or employee or any affiliate thereof has an interest must be approved by a majority of our disinterested directors and independent directors.

•	Confidential Information and Trade Secrets: While our directors, officers or employees are employed or affiliated with our company and at all subsequent times, they must refrain from publishing or disclosing, or authorizing anyone else to publish or disclose, any confidential information or trade secrets relating our business obtained by them while employed by or associated with our company. All records, papers and documents kept or made by our directors, officers or employees relating to our business is our property and must be surrendered to us upon request when the directors’, officers’ or employees’ employment or affiliation is terminated.

•	Other Business Activities: Except as described in our employment agreement with Joseph W. Ciatti, no full-time employee may engage in any part-time employment, business consulting arrangements or other business activities which could interfere with the employee’s duties and obligations to us without written approval from our chief legal officer or chief financial officer.

•	Competing Activities: No director, officer or employee may engage in any activity that is competitive with our business activities and operations conducted from time to time, except as discussed in this prospectus.

•	Transactions with Family Members: Where a member of the immediate family of any director, officer or employee is involved in a transaction with our company, all payments, commissions, fees, or other remuneration to that family member must be disclosed to and approved in advance by our chief legal officer or chief financial officer.

•	Exchange of Benefits: No director, officer or employee may solicit or accept any money, gift, favor, service, or other tangible or intangible benefit or service (over $1,000) from any of our employees or any subcontractor, vendor or other person with which we do business, even if it is otherwise permitted by the code of business conduct and ethics, in exchange for anything involving the performance of the person’s responsibilities on behalf of us, or under circumstances that might impair the director’s, officer’s or employee’s independent judgment as to what is in our best interests.
Policies with Respect to Other Activities
      We may, but do not presently intend to, make investments other than as previously described. We have authority to offer shares of our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for property. Similarly, we may offer additional OP units in exchange for property. Although we have not made loans to third parties, we may in the future make loans to third parties subject to the REIT asset test requirements. As described under “Vintage Wine Trust LP,” we expect, but are not obligated, to issue shares of our common stock to holders of OP units upon exercise of their respective redemption rights. Our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without stockholder approval. See “Description of Stock—Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” At all times, we intend to make investments in such a manner as to be consistent with the requirements of the Internal Revenue Code to qualify as a REIT unless, because of circumstances or changes in the Internal Revenue Code (or the regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of the stockholders.

PRINCIPAL STOCKHOLDERS
      The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2006, with respect to:

•	each of our directors;

•	each of our named executive officers;

•	each person who, to our knowledge, is the beneficial owner of more than 5.0% of our outstanding common stock; and

•	all of our directors and executive officers as a group.
      Each beneficial owner named in the table has the sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Except as otherwise indicated, the address of each named person is 1101 Fifth Avenue, Suite 310, San Rafael, California 94901.

	Number of
	Shares of
Name and Address	Common Stock	Percentage(1)

Directors and Executive Officers:
Joseph W. Ciatti(2)	194,953	1.2%
Richard N. Shell(3)	111,718	*
Tamara D. Fischer(4)	66,579	*
Andrew Bledsoe(5)	22,355	*
Brian P. Shea(6)	17,355	*
Irwin L. Gubman(7)	5,000	*
W. Scott Hedrick(8)	13,000	*
Walter Klenz(9)	18,000	*
Stephen P. Wallace(10)	3,000	*
All directors and executive officers as a group (nine persons)	451,960	2.8%
5% Stockholders:

   *      Represents less than 1.0% of the number of shares of common stock outstanding.

(1)	Assumes a total of 16,054,639 shares of our common stock (including 43,370 shares of restricted common stock). In addition, share amounts for individuals, directors and officers as a group assume that all OP units, including LTIP units, held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units or LTIP units held by other persons are exchanged for shares of our common stock.

(2)	Includes 20,000 shares of common stock purchased in our March 2005 private offering, 24,000 OP units and 150,953 LTIP units. The LTIP units fully vest on the second anniversary of the date of grant.

(3)	Includes 25,000 OP units and 86,718 LTIP units. The LTIP units vest ratably over the first three anniversaries of the date of grant.

(4)	Includes 20,000 shares of common stock purchased in our March 2005 private offering, 11,250 OP units and 35,329 LTIP units. The LTIP units vest ratably over the first three anniversaries of the date of grant.

(5)	Includes 5,000 shares of common stock purchased in our March 2005 private offering and 17,355 shares of restricted stock, which vest ratably over the first three anniversaries of the date of grant.

(6)	Includes 17,355 LTIP units, which vest ratably over the first three anniversaries of the date of grant.

(7)	Includes 2,000 shares of common stock purchased in our March 2005 private offering and 3,000 shares of restricted stock, which vest ratably over the first three anniversaries of the date of grant.

(8)	Includes 10,000 shares of common stock purchased in our March 2005 private offering and 3,000 shares of restricted stock, which vest ratably over the first three anniversaries of the date of grant.

(9)	Includes 15,000 shares of common stock purchased in our March 2005 private offering and 3,000 shares of restricted stock, which vest ratably over the first three anniversaries of the date of grant.

(10)	Includes 3,000 shares of restricted stock, which vest ratably over the first three anniversaries of the date of grant.

SELLING STOCKHOLDERS
      The stockholders named below or their pledgees, donees, transferees or other successors in interest, who we collectively refer to in this prospectus as selling stockholders, may from time to time offer and sell any and all of the common stock registered under this prospectus.
      The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each such stockholder’s beneficial ownership of our shares. We do not know which (if any) of the stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. The number of shares, if any, to be offered by each named stockholder and the amount and percentage of common stock to be owned by each selling stockholder following any offering made pursuant to this prospectus will be disclosed in the prospectus supplement issued in respect of that offering.
      Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-6 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
      Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
      The selling stockholders may offer all, some or none of the common shares shown in the table. Because the selling stockholders may offer all or some portion of the common shares, we have assumed for purposes of completing the last column in the table that all common shares offered hereby will have been sold by the selling stockholders upon termination of sales pursuant to this prospectus.
      Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Shares of Common
Stock Beneficially
Owned as of			Percentage
March 31, 2006		Shares Being	Beneficial
		Registered	Ownership After
Number	Percent	Hereby	Registration

      The selling stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table.

DESCRIPTION OF STOCK
      The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See “Where You Can Find More Information.”
General
      Our charter provides that we may issue up to 200,000,000 shares of our common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. As of March 31, 2006, 16,617,744 shares of our common stock were issued and outstanding on a fully diluted basis, including 43,370 shares of restricted stock, 272,750 OP units and 290,355 LTIP units issued to our executive officers, employees and non-employee directors in consideration of their services as officers, employees and directors of our company. In addition, we have 480,476 shares of our common stock remaining for issuance under our 2005 equity incentive plan, which amount will be increased by the excess of an amount equal to 5% of our fully diluted shares of common stock outstanding upon the initial public offering of our common stock by us, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option but excluding any shares issued, issuable or covered under the 2005 equity incentive plan over the 814,201 shares originally issuable.
      Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.
      Subject to the provisions of our charter regarding the restrictions on transfer of common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of common stock possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares are not able to elect any directors.
      Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.
      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer or our stock) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our stockholders.
Power to Reclassify Unissued Shares of Our Stock
      Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to classify any unissued shares of preferred stock or to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. No shares of our preferred stock are presently outstanding, and we have no present plans to issue any preferred stock.
Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
      We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Restrictions on Transfer
      In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
      Our charter contains restrictions on the ownership and transfer of our common stock and other outstanding stock which are intended to assist us in complying with these REIT qualification requirements. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common stock (the common stock ownership limit) or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

      The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or by number of shares of our outstanding common stock or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock and thereby subject the common stock or total stock to the applicable ownership limit.
      Our board of directors may, in its sole discretion, waive the above-referenced ownership limits with respect to a particular stockholder if:

•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT;

•	such stockholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in its shares of stock being automatically transferred to a charitable trust.
      As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our qualification as a REIT.
      In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and provided further that the ownership limit may not be increased if, after giving effect to such increase, five or fewer persons could beneficially own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common stock or total stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or total stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or total stock, as applicable, in excess of such percentage ownership of our common stock or total stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49.9% in value of our outstanding stock.
      Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
      Pursuant to our charter, if any transfer of our common stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the excess shares will be void.
      Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.
      Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our common stock have been transferred to a trust, such shares of common stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
      The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares and may also exercise all voting rights with respect to the excess shares.
      Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
      However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
      In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our common stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
      Our charter also generally provides that “benefit plan investors” (as defined in our charter) may not hold, individually or in the aggregate, 25% or more of the value of any class or series of shares of our stock to the extent such class or series does not constitute “publicly offered securities” (as defined in our charter). See “ERISA Considerations.”
      Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable regulations of the U.S. Department of the Treasury, or Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our qualification as a REIT and to ensure compliance with the ownership limits or such other limit as established by our board of directors.
      All certificates representing shares of our common stock bear a legend referring to the restrictions described above.
      These ownership limits could delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Registration Rights
      The purchasers of our common stock in our March 2005 private offering are entitled to the benefits of a registration rights agreement among the purchasers of our common stock in that offering, Friedman, Billings, Ramsey & Co., Inc. and us. At the request of us or the underwriters in an initial public offering by us, the holders of our outstanding common stock will be prohibited from pledging, selling, contracting to sell or otherwise disposing of or hedging their common stock or securities convertible into or exchangeable for our common stock for a period commencing 30 days prior to the effective date of an IPO registration statement, and ending 60 days following the effective date of the IPO registration statement. These registration rights and lock-up agreements are described in detail below. The summary of the registration rights agreement is subject to and qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
      Resale Registration Statement. Pursuant to the registration rights agreement, we agreed for the benefit of the holders of shares of our common stock sold in our March 2005 private offering or issued to Friedman,

Billings, Ramsey & Co., Inc. in connection with our March 2005 private offering, that we would, at our expense file with the SEC no later than 240 days after the date of the offering memorandum, or November 11, 2005, which is 240 days after the date of our March 16, 2005 offering memorandum, a resale shelf registration statement providing for the resale of the registrable securities described above plus any additional shares of common stock issued in respect thereof whether by stock dividend, stock split or otherwise. Pursuant to the registration rights agreement among us, Friedman, Billings, Ramsey & Co., Inc., and certain holders of our common stock, we are required to pay most expenses in connection with the registration of the shares of common stock purchased in the March 2005 private offering. In addition, we will reimburse Friedman, Billings, Ramsey & Co., Inc. in an aggregate amount of up to $50,000 for any fees and expenses associated with its due diligence review of the resale registration statement of which this prospectus is a part and the information contained or incorporated therein.
      In addition, we agreed to (1) use our commercially reasonable efforts to cause the resale registration statement to become effective under the Securities Act as soon as practicable after the filing, and for this purpose, for a period of one year from the date of the registration rights agreement or for so long as FBR is the managing or co-lead underwriter of such initial public offering, we may consider the advice of the managing or co-lead underwriter of any pending initial public offering of our common stock as to the effect the effectiveness of the registration statement may have on the initial public offering, and (2) to maintain the resale registration statement’s continuous effectiveness under the Securities Act until the first to occur of (A) the sale of all the shares of common stock covered by an effective registration statement, (B) the sale, transfer or other disposition of all the shares of common stock pursuant to Rule 144 under the Securities Act, (C) such time as, in the opinion of counsel, all of the common stock not held by affiliates of us are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and the applicable legend is removed from the stock certificate and (D) the second anniversary of the effective date of the resale registration statement.
      If, among other matters (1) we fail to use commercially reasonable efforts to have the SEC declare the resale registration statement effective as promptly as possible following its filing, or (2) we fail to file any document or other materials necessary to effect or maintain the effectiveness of the resale registration statement in accordance with our obligations, for each day such failure continues Joseph W. Ciatti, Richard N. Shell and Tamara D. Fischer, our Chief Executive Officer, chief operating officer and chief financial officer, respectively, will forfeit (A) 2.0% of any cash bonus (to which he or she became entitled or earned or earns as a result of performance during the 2005 and 2006 fiscal years whether or not payable in 2005 or 2006, as applicable), whether under an employment agreement with us, a bonus plan or any other bonus or compensation arrangement or benefit plan, including any bonus compensation for which payment would otherwise be deferred until after 2005 or 2006, and (B) 2.0% of all awards granted to those executive officers by us pursuant to our 2005 equity incentive plan or other equity incentive plan.
      A holder that sells our common stock as a selling stockholder pursuant to the IPO registration statement or this resale registration statement is generally required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock included in the registration statement and to benefit from the provisions of the registration rights agreement.
      In connection with the registration of the shares of common stock sold in our March 2005 private offering, we agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common stock on the NYSE or the NASDAQ National Market, as soon as practicable, including seeking to cure in our listing or inclusion application any deficiencies cited by the exchange or market, and thereafter maintain the listing on such exchange.
      Black-Out Period. Subject to certain limitations, following the effectiveness of the registration statement of which this prospectus is a part, we may direct the holders to suspend sales of the shares registered pursuant to the registration statement of which this prospectus is a part for such times as we reasonably may determine is necessary and advisable (but in no event for more than an aggregate of 90 days in any rolling 12-month period commencing March 23, 2005, which is the closing date of our March 2005 private offering), if any of the following events occur: (i) the representative of the underwriters of an underwritten offering of common stock by us has advised us that the offer or sale of shares pursuant to the registration statement of which prospectus is a part would have a material adverse effect on our underwritten offer; (ii) a majority of the independent directors of our board of directors determines in good faith the that offer or sale of any shares registered pursuant to the registration statement of which prospectus is a part would materially impede, delay or interfere with any proposed financing, offer or sale of secures, acquisition, merger, business combination, corporate reorganization or other similar material transaction involving us; or (iii) a majority of the independent directors of our board of directors determines in good faith that it is required by law rule or regulation to supplement the registration statement of which this prospectus is a part or file a post-effective amendment in order to incorporate certain information into the registration statement, and we provide the stockholders notice of the suspension. The cumulative blackout periods in any 12-month period commencing on the closing of our March 2005 private offering may not exceed an aggregate of 90 days. Upon the occurrence of a blackout we must use every reasonable effort to cause the registration statement to be effective, amend or supplement the registration statement and otherwise take such action as is necessary to make resumed use of the registration statement as soon as possible.
      In addition, until we are eligible to incorporate by reference into the registration statement our periodic and current reports, which will not occur until at least one year following the end of the month in which our first registration statement filed under the Securities Act is declared effective and we become subject to the reporting requirements of the Exchange Act, we will be required under applicable securities laws to amend or supplement the resale registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the resale registration statement may be suspended until the amendment or supplement, as the case may be, is filed and effective.
      Resale Registration Statement for the Limited Partners of Our Operating Partnership. Pursuant to the registration rights agreement by and among us and certain OP unit holders, or the OP unit holder registration rights agreement, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by the limited partners of our operating partnership holding OP units of any of our securities issued to the limited partners upon a redemption of their OP units. The registration statement must be filed no later than 60 days following the date when we first become eligible to use a registration statement on Form S-3, and we must use our commercially reasonable efforts to have it declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by the limited partners of our operating partnership upon redemption of their OP units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. We will use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right, in our sole discretion, based on valid business purposes, to delay the filing or amendment of the shelf registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that the aggregate number of days in all delay periods occurring in any period of 12 consecutive months shall not exceed 90 days.
      Lock-up Agreements. Subject to limited exceptions, all of our directors and executive officers at the time of our March 2005 private offering and certain former members of VWP LLC have entered into lock-up agreements with Friedman, Billings, Ramsey & Co. that prohibit these holders from selling or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 90 days after the effective date of this registration statement. Friedman, Billings, Ramsey & Co., Inc. may, in its discretion, release all or any portion of the common stock subject to these lock-up agreements at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
      The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. For a complete description, we refer you to the applicable Maryland laws and to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Our Board of Directors
      Our bylaws and charter provide that the number of directors of our company may be established by our board of directors but may not be fewer than one, the minimum number permitted under the MGCL, nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled by our board of directors, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.
      Pursuant to our bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote are able to elect all of our directors.
Removal of Directors
      Our charter provides that a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
      Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e. any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
      These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations

(1) between us and our affiliates and (2) between us and any person who has not otherwise become an interested stockholder, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). As a result, our affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.
      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
      Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall be allowed with or without cause and (2) vest in the board the exclusive power to fix the number of directorships. Our bylaws require, unless called by our chairman of the board, Chief Executive Officer or the board, the request of holders of not less than 35% of our outstanding shares of common stock to call a special meeting.
Amendment to Our Charter and Bylaws
      Except for amendments relating to removal of directors and the restrictions on ownership and transfer of our stock (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
      Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.
Dissolution of Our Company
      The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
      With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
      Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board provision of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
      However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.
      In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
      Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

      Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
      The partnership agreement provides that we, as general partner through our wholly owned Maryland business trust subsidiary, and our officers and directors are indemnified to the fullest extent permitted by law. See “Vintage Wine Trust LP—Management Liability and Indemnification.”
      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Qualification
      Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE
General
      Prior to the date of this prospectus, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.
      As of March 31, 2006, we had outstanding 16,617,744 shares of our common stock on a full diluted basis, including 43,370 shares of restricted stock, 272,750 OP units and 290,355 LTIP units issued to our executive officers, employees and non-employee directors in consideration of their services as officers, employees and directors of our company. Our common stock will be freely tradable by persons other than our affiliates, subject to certain limitations on ownership set forth in our governing documents. See “Description of Stock—Restrictions on Transfer.”
      The number of shares of common stock that may be issued pursuant to awards granted under our 2005 equity incentive plan, in the aggregate, may not exceed 814,201 shares of our common stock or securities convertible into or exchangeable for shares of our common stock, which amount will be increased by the excess of 5% of our fully diluted shares of common stock outstanding upon completion of the initial public offering of our common stock by us, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option but excluding any shares issued, issuable or covered by awards under the 2005 equity incentive plan over 814,201 shares by us. Notwithstanding the foregoing, the aggregate number of our shares of common stock available for awards under the 2005 equity incentive plan may not exceed an amount equal to 10% of the number of our fully diluted shares of common stock outstanding upon the completion of our March 2005 private offering, including any shares issued pursuant to any exercise of the initial purchaser’s additional allotment option but excluding any shares issued, issuable or covered by awards under the 2005 equity incentive plan. See “Management—2005 Equity Incentive Plan—Available Shares.”
      As of March 31, 2006, up to 43,370 of our outstanding shares were “restricted” shares, as that term is defined in Rule 144 under the Securities Act. Until we file a registration statement on Form S-8 to register our issuance of common shares under our 2005 equity incentive plan, any restricted shares of common stock that we may issue under the 2005 equity incentive plan will also be “restricted” shares. The resale restrictions applicable to “restricted” shares are described below. We intend to file a registration statement on Form S-8 to register our issuance of common shares under our 2005 equity incentive plan.
      We cannot assure you of:

•	the likelihood that an active market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their common stock; or

•	the prices that our stockholders may be able to obtain for their common stock.
Rule 144
      In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1.0% of the shares of our common stock then outstanding, which will equal approximately 160,113 shares; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.
Redemption Rights
      Under the partnership agreement, limited partners have the right, commencing on or after the first anniversary of becoming a holder of OP units, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for cash in an amount equal to the value of their OP units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of our common stock based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. Each limited partner may effect a redemption of OP units only once in each fiscal quarter, unless otherwise permitted by us, in our sole and absolute discretion, and may not effect a redemption for less than 1,000 OP units unless such lesser amount is the limited partner’s entire holding.
Registration Rights
      In connection with our March 2005 private offering, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co. on behalf of the holders of common stock issued in the private offering. Pursuant to that agreement, we have agreed to file a shelf registration statement of which this prospectus is a part for the benefit of the holders of 16,011,269 shares of our common stock issued in the private offering within 240 days after the date of our March 16, 2005 offering memorandum, or November 11, 2005. We also agreed to use our commercially reasonable efforts to have the shelf registration declared effective as promptly as practicable and to maintain the resale registration statement’s continuous effectiveness under the Securities Act until the first to occur of (A) the sale of all the shares of common stock covered by an effective registration statement, (B) the sale, transfer or other disposition of all the shares of common stock pursuant to Rule 144 under the Securities Act, (C) such time as, in the opinion of counsel, all of the common stock not held by affiliates of us are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and the applicable legend is removed from the stock certificate and (D) the second anniversary of the effective date of the resale registration statement. Following effectiveness of this shelf registration statement, substantially all of the 16,011,269 shares sold in the private offering will be freely tradeable.
      In addition, pursuant to the OP unit holder registration rights agreement, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by the limited partners of our operating partnership holding OP units of any of our securities issued to the limited partners upon a redemption of their OP units. The registration statement must be filed no later than 60 days following the date when we first become eligible to use a registration statement on Form S-3, and we must use our commercially reasonable efforts to have it declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by the limited partners of our operating partnership upon redemption of their OP units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. We will use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right, in our sole discretion, based on valid business purposes, to delay the filing or amendment of the shelf registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that the aggregate number of days in all delay periods occurring in any period of 12 consecutive months shall not exceed 90 days. See “Description of Stock— Registration Rights.”
Stock Options and Incentive Plan
      We have issued from time to time, and may continue to issue additional shares of common stock or LTIP units, restricted stock or OP units exchangeable for shares of our common stock to our directors, officers and various key employees under our 2005 equity incentive plan. In addition, we have reserved 814,201 shares of our common stock for issuance under our 2005 equity incentive plan, of which 480,476 shares remain available for issuance.
      We anticipate that we will file a registration statement on Form S-8 with respect to the shares of our common stock issuable under the 2005 equity incentive plan following the consummation of this registration. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock or exchange of OP units, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. See “Management—2005 Equity Incentive Plan.”

VINTAGE WINE TRUST LP
      The following is a summary of the material terms of the partnership agreement. This summary is subject to and qualified in its entirety by reference to the partnership agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” All references to the “general partner” refer to us acting as the general partner of Vintage Wine Trust, LP through our wholly owned Maryland business trust subsidiary.
General; Management
      Vintage Wine Trust LP, our operating partnership, is a Delaware limited partnership that was formed on January 24, 2005. The initial partnership agreement was entered into on that date and amended and restated as of March 23, 2005. Through a wholly owned Maryland business trust subsidiary, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through our subsidiary’s role as the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions, including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.
      The limited partners of our operating partnership expressly acknowledge that, as general partner of our operating partnership through a wholly owned Maryland business trust subsidiary, we are acting for the benefit of the operating partnership, the limited partners and our stockholders, collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.
Management Liability and Indemnification
      The general partner of our operating partnership and its officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors and both our officers or employees and those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).
Fiduciary Responsibilities
      Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties as general partner, through our wholly owned Maryland business trust subsidiary, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our company.
      If in the future we issue limited partnership units to third parties who contribute real property to us, and we subsequently wish to sell or refinance the contributed property, the partners who contributed the property may recognize tax on any built-in gain that existed at the time the property was contributed to us. In addition, a sale of all or substantially all of our assets, or a merger or other business combination transaction, that we undertake in the future could result in adverse tax consequences to the limited partners of our operating partnership that are disproportionate to the tax consequences of the transaction to us or our stockholders. As a result, it is possible under certain circumstances that we could be required to obtain the consent of the limited partners of our operating partnership in order to proceed with one of the foregoing transactions. If we are unable to obtain the consent of our limited partners, we may be unable to proceed with the transaction even if our board of directors and our senior management team believe the transaction is in the best interests of our company and our stockholders.
      The partnership agreement expressly limits our liability by providing that we and our officers and directors are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, our directors and both our officers and employees and those of the operating partnership, to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.
Distributions
      The partnership agreement provides that holders of partnership units are entitled to receive quarterly distributions of available cash (1) first, with respect to any partnership units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any partnership units that are not entitled to any preference in distribution, in accordance with the rights of such class of partnership units (and, within such class, pro rata in accordance with their respective percentage interests). Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.
Allocations of Net Income and Net Loss
      Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of partnership units holding the same class of partnership units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. See “Management—2005 Equity Incentive Plan—Awards Under the 2005 Equity Incentive Plan—LTIP Units.” The partnership agreement also contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for income tax purposes under the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.
Redemption Rights
      After the first anniversary of becoming a holder of OP units, each limited partner of our operating partnership and certain transferees will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for cash in an amount equal to the value of their OP units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of our common stock based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. Each limited partner may effect a redemption of OP units only once in each fiscal quarter, unless otherwise permitted by us, in our sole and absolute discretion, and may not effect a redemption for less than 1,000 OP units unless such lesser amount is the limited partner’s entire holding.
Transferability of OP Units
      In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in our operating partnership except immediately after a merger of us into another entity or unless the limited partners entitled to vote consent by approval of a majority in interest. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.
Issuance of Our Stock
      Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, OP units, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.
Tax Matters
      Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership through our wholly owned Maryland business trust subsidiary, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.
Term
      The term of the operating partnership commenced on January 24, 2005 and will continue perpetually. However, the operating partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following:

•	the general partner’s bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal or bankruptcy, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•	the sale or other disposition of all or substantially all of the partnership’s assets;

•	redemption of all OP units held by the general partner and the parent limited partner; or

•	an election by the general partner in its capacity as the sole general partner and 1.0% owner of our operating partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Vintage Wine Trust Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).
      This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.
      THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH

NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of the Company
      We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code, commencing with our initial taxable year ended December 31, 2005. We believe that we have been organized and operated in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2005, and we intend to continue to be organized and operate in such a manner.
      The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with this registration. Prior to the effectiveness of this registration statement, we will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations, the amounts of rent we will receive from personal property and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we were organized, have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the application of interpretations of existing law to the unique and specialized nature of our assets and income for which no clear precedent is available, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
      Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain income and asset tests, which depend upon the fair market values of assets directly or indirectly owned by us and the relative allocation of such fair market values to real and personal property, both of which may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT. See “—Gross Income Test” and “—Asset Tests” below.

Taxation of REITs in General
      As indicated above, our qualification as a REIT depends on our ability to meet, on a continuing basis, various qualification requirements imposed on REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification— General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
      Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.
      For tax years through 2008, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.
      Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Stockholders.”
      If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than in the case of a de minimis failure of the 5% or 10% asset tests, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our TRS (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including our TRS, the earnings of which could be subject to U.S. federal corporate income tax.
      In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General
      The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.
      The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
      To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock, in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
      In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities
      Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, for purposes of the 10% value test only, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”
      Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
      In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value of voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”
      Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.
      A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”
      Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

      We and VWP Inc., a wholly owned subsidiary of our operating partnership, jointly made an election for VWP Inc. to be treated as our TRS for U.S. federal income tax purposes.

Gross Income Tests
      In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
      Rents from Real Property. Substantially all of our income will be derived from rents that we receive in connection with the net lease of our properties. Such rents received by us will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. First, if rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to differing interpretations. Counsel has advised us with respect to the legal considerations underlying this determination. Based on counsel’s advice, internal discussions and discussions with experts in the field, we have allocated the purchase price for each of our vineyards among the various components of such property, and we have determined that the rents attributable to personal property in connection with the lease of those vineyards will not exceed 15% of the total rent with respect to any particular lease of a vineyard. However, because there were no comparable allocations on which to base our purchase price allocations, and such allocations were not made by an independent appraiser, and due to the unique and specialized nature of our assets, there can be no assurance that the IRS will not assert that we should have allocated more value to the components of our vineyards that constitute personal property and, therefore, that the rent attributable to personal property with respect to any particular vineyard lease is greater than 15% of the total rent provided for in the lease. If the IRS were successful and the amount of this non qualifying income, together with any other non qualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT. See “—Failure to Qualify.”
      In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants or others through a

TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests. Fourth, rental income will qualify as rents from real property only to the extent that we do not directly or constructively own (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.
      We do not intend to and have represented to our counsel that we will not unless it would not adversely affect our qualification as a REIT:

•	charge rent for any property that is based, in whole or in part, on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.
      The REIT gross income tests described above prevent us from operating, directly or through a manager, our properties. Instead, we will net lease the properties to branded wineries, bulk wine producers and independent wine grape growers in exchange for their payment of rent. In order for the rent payable under these leases to constitute “rents from real property,” the lease must be respected as a true lease for U.S. federal income tax purposes and not treated as a service contract, joint venture, financing arrangement or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In addition, U.S. federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.
      We intend to treat our leases with respect to the properties as true leases for U.S. federal income tax purposes. Such belief is based, in part, on the following facts:

•	we and our tenants intend for our relationship to be that of a lessor and tenant, and such relationship will be documented by a lease agreement;

•	our tenants will have the right to the exclusive possession, use and quiet enjoyment of the vineyards during the term of the lease;

•	our tenants will bear the cost of and are responsible for day-to-day maintenance and repair of the vineyards, other than the cost of maintaining structural elements, and generally will dictate how the vineyards are operated, maintained and improved;

•	our tenants will bear all of the costs and expenses of operating the vineyards, including the cost of any property used in its operation, during the term of the lease, other than certain capital expenditures required by law or that are otherwise approved by us;

•	our tenants will benefit from any savings in the costs of operating the vineyards during the term of the lease;

•	our tenants generally will indemnify us against all liabilities imposed on us during the term of the lease by reason of (1) injury to persons or damage to property occurring at the vineyard or (2) our tenants’ use, management, maintenance or repair of the vineyard;

•	our tenants will be obligated to pay substantial fixed rent for the period of use of the vineyards;

•	our tenants will stand to incur substantial losses or reap substantial gains depending on how successfully they operate the vineyards; and

•	the rent payable under the leases will be equal to the arm’s-length rental for the terms of the lease.
      Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our net leases that discuss whether such leases constitute true leases for U.S. federal income tax purposes. If our net leases were characterized as a service contract or partnership agreement, rather than as a true lease, part or all of the payments that our operating partnership receives as rent from our tenants may not be considered rent or may otherwise satisfy the requirements for qualification as “rents from real property.” In that case, we may not be able to satisfy either the 75% or 95% gross income tests and, as a result, could fail to qualify as a REIT.
      We have entered into and may in the future enter into leases of properties where the fixed rents during the term of the lease are sufficient for us to receive a market based return on our purchase price, and we have grant the lessee a purchase option determined based on an agreed upon escalator provision. In such a case, although we believe that the purchase price exercisable pursuant to the option shall represent the fair market value of the property on the option exercise date, our ability to estimate the fair market value of our properties at a future date is limited, and in certain circumstances the purchase price could be less than the fair market value of the property at the time the purchase option is exercised. Factors such as these may result in such a lease being treated as a “financing lease” and not a true lease for U.S. federal income tax purposes. If such a lease were treated as a “financing lease,” then any “interest income” we were deemed to receive with respect to such a “financing lease” would be qualifying income for purposes of the 75% gross income test only to the extent that our “loan” did not exceed the fair market value of the real estate assets of the vineyard. Any such additional interest income would be qualifying income for purposes of the 95% gross income test but not the 75% gross income test and, accordingly, we believe the characterization of any of our leases as “financing leases” would not adversely affect our ability to meet the gross income and asset tests described above. See “—Interest Income” and “—Asset Tests” below. However, the classification of a lease as a “financing lease” would also increase the amount of net income that we would recognize in certain taxable years, in some cases by a significant amount. If we were not considered the owner of a property for U.S. federal income tax purposes, our depreciation deductions would be reduced, and we could also be required to accrue, as original issue discount, certain amounts of interest income prior to the actual receipt of cash. This could result in us failing to meet the distribution requirements applicable to REITs for such taxable years and would require us to pay a deficiency dividend, together with applicable interest, with respect to any undistributed income for such years in order to maintain our qualification as a REIT and avoid the payment of corporate income and excise taxes on such undistributed income. See “—Annual Distribution Requirements” below. In order to pay such a deficiency dividend, we could be forced to incur indebtedness or sell properties at a time when markets may not be favorable to take such action. If we were unable to distribute a sufficient deficiency dividend, we would fail to qualify as a REIT. See “—Failure to Qualify” below.
      Dividend Income. We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.
      Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
      To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.
      To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests
      We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. We anticipate that, as of the closing of the formation transactions, substantially more than 75% of the fair market value of the assets we own will consist of interests in real property. We anticipate that, at all times, substantially more than 75% of the assets we own will consist of interests in real property. Accordingly, we believe that we will be able to meet the 75% test described above at the time of the offering and on a going forward basis. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
      Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.
      The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
      After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of this amount, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.
      We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual Distribution Requirements
      In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

•	90% of our REIT taxable income (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.
      These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

      In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.
      To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
      If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
      It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. Such a circumstance could also arise if one or more of our leases were recharacterized as a financing transaction for U.S. federal income tax purposes. See “—Asset Tests” above. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to sell assets or pay dividends in the form of taxable in-kind distributions of property.
      We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify
      In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Prohibited Transactions
      Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property
      Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions
      We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us to acquire or carry real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
Tax Aspects of Investments in Partnerships

General
      We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partner-

ships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code). See “—Taxation of the Company—Effect of Subsidiary Entities—Ownership of Partnership Interests” above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification
      The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Taxation of the Company—Asset Tests” and “—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Taxation of the Company—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Allocations with Respect to Partnership Properties
      The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations promulgated under this section of the Internal Revenue Code.
      Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. To the extent that our subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions in exchange for partnership interests (or, in the case of our operating partnership, OP units), allocations would need to be made in a manner consistent with these requirements. As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of such contributed properties than would have been the case if all of our assets had been acquired in exchange for cash at their agreed upon fair market value.
      In connection with the formation transactions, appreciated property was contributed to our operating partnership by certain of our officers and third parties in exchange for OP units. This could cause us to recognize, over a period of time, (i) lower amounts of depreciation deductions for tax purposes than if the contributed properties had a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (ii) taxable income in excess of economic or book income as a result of a sale of such property, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.
Taxation of Stockholders

Taxation of Taxable U.S. Stockholders
      This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
      If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.
      Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.
      In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-

term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.
      Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
      With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became exdividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT corporations (including our TRSs);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation over the U.S. federal income tax paid by us with respect to such built-in gain.
      Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation, such as our TRS, and specified holding period requirements and other requirements are met.
      To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.
      Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are to urged consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations
      Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders
      U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.
      Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
      In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities) by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders
      The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.
      Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.
      In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
      Non-Dividend Distributions. Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
      Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30%

branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).
      Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect more than 50% of our assets will consist of interests in real property located in the United States.
      Still, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because we expect that our common stock will be publicly traded, no assurance can be given that we will be or will remain a domestically controlled REIT.
      In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.
      If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
      Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting
      We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.
      We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
      Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
      Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes
      Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

ERISA CONSIDERATIONS
      A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (the “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of such Plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction.
      The Department of Labor (the “DOL”) has issued final regulations (the “Regulations”) as to what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the Plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.
      The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The company expects the common stock to be “widely held” upon the completion of the offering.
      The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” The company believes that the restrictions imposed under its articles of incorporation on the transfer of the common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.
      Assuming that the common stock will be “widely held” and “freely transferable,” the company believes that the common stock will be publicly offered securities for purposes of the Regulations and that the assets of the company will not be deemed to be “plan assets” of any Plan that invests in the common stock.

PLAN OF DISTRIBUTION
      This prospectus relates to the possible offer and sale from time to time of any shares of common stock by the selling stockholders. We are registering these shares of common stock to provide the selling stockholders with freely tradeable shares. However, registration of the shares of common stock does not necessarily mean that the selling stockholders will offer or sell any of the shares. We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.
      Any selling stockholders may from time to time, in one or more transactions, sell all or a portion of the shares registered hereby in the over-the-counter market, on any national securities exchange on which our common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares registered hereby from time to time will be determined by the selling stockholders. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares registered hereby for whom they may act as agents, and underwriters may sell shares registered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The maximum commission or discount to be received by any member of the National Association of Securities Dealers or independent broker/dealer will not be greater than 8.0% for the sale of any securities being registered hereunder pursuant to Rule 415 under the Securities Act. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares registered hereby may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares registered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares registered hereby may be sold include: (A) a block trade in which the broker-dealer so engaged will attempt to sell the shares registered hereby as agent but may position and resell a portion of the block as principal to facilitate the transaction; (B) a purchase by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; (C) an ordinary brokerage transaction and a transaction in which the broker solicits purchasers; (D) privately negotiated transactions; and (E) an underwritten transaction.
      Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act.
      To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, any additional terms constituting compensation, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

      In order to comply with state securities laws, if applicable, the shares registered hereby may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the shares registered hereby may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.
      We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the shares registered hereby.

LEGAL MATTERS
      Certain legal matters, including our qualification as a REIT, will be passed upon for us by Clifford Chance US LLP, New York, New York. Venable LLP, Baltimore, Maryland will issue an opinion to us with respect to matters of Maryland law. Clifford Chance US LLP may rely on the opinion of Venable LLP.
EXPERTS
      Our consolidated financial statements and financial statement schedule as of December 31, 2005 and for the period from inception (January 25, 2005) through December 31, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein and are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the shares of our common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information concerning us and the shares of our common stock to be offered by the selling stockholders from time to time, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E. Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website, www.sec.gov.
      As a result of the filing of the registration statement of which this prospectus is a part, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year, and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Vintage Wine Trust Inc.
San Rafael, California
      We have audited the accompanying consolidated balance sheet of Vintage Wine Trust Inc. and its subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from inception (January 25, 2005) through December 31, 2005. Our audit also included the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Vintage Wine Trust Inc. and its subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the period from inception (January 25, 2005) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/
San Francisco, CA
May 11, 2006

VINTAGE WINE TRUST INC.
CONSOLIDATED BALANCE SHEET
December 31, 2005
(In thousands, except per share data)

ASSETS
Real estate:
Land	$50,041
Vineyards, buildings and improvements	47,866
Accumulated depreciation	(1,927)

95,980
Short-term investments	55,599
Cash and cash equivalents	17,930
Other assets, net	2,293

Total assets	$171,802

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Mortgage debt	$23,725
Deferred rental income	1,022
Accounts payable and accrued expenses	2,028

Total liabilities	26,775

Minority Interest	3,355
Shareholders’ equity:
Common shares, par value $0.01 per share; 200 million shares authorized, 16,011,269 shares issued and outstanding	160
Additional paid-in capital	142,911
Accumulated other comprehensive income (loss)	(224)
Distributions in excess of accumulated earnings	(1,175)

Total shareholders’ equity	141,672

Total liabilities and shareholders’ equity	$171,802

See accompanying notes to the consolidated financial statements.

VINTAGE WINE TRUST INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (JANUARY 25, 2005) THROUGH DECEMBER 31, 2005
(In thousands, except per share data)

Revenues:
Rental	$6,012

Total revenues	6,012

Expenses:
Depreciation and amortization	1,964
General and administrative	4,048

Total expenses	6,012

Non-operating items:
Investment income	1,518
Net unrealized gain on derivative instruments	410
Interest expense	(318)

Total non-operating items	1,610

Income before Minority Interest	1,610
Minority Interest	(55)

Net income	$1,555

PER SHARE DATA:
Basic net income	$0.10
Diluted net income	$0.10
Dividends declared	$0.17
See accompanying notes to the consolidated financial statements.

VINTAGE WINE TRUST INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM INCEPTION (JANUARY 25, 2005) THROUGH DECEMBER 31, 2005
(In thousands, except per share data)

					Accumulated	Distributions
		Common Stock		Additional	Other	in excess of
	Comprehensive			Paid-in	Comprehensive	Accumulated
	Income	Shares	Amount	Capital	Loss	Earnings	Total

Balance at January 25, 2005		—	$—	$—	$—	$—	$—
Shares issued under Rule 144A Offering		16,011,269	160	159,200	—	—	159,360
Offering, formation and registration costs		—	—	(14,229)	—	—	(14,229)
Allocation of Minority Interest		—	—	(2,168)	—	—	(2,168)
Recognition of vested shares		—	—	108	—	—	108
Common share dividends		—	—	—	—	(2,730)	(2,730)
Net income	$1,555	—	—	—	—	1,555	1,555
Unrealized loss on short-term investments, net of amounts attributable to Minority Interest	(40)	—	—	—	(40)	—	(40)
Unrealized loss on hedging instruments, net of amounts attributable to Minority Interest	(184)	—	—	—	(184)	—	(184)

Total comprehensive income	$1,331

Balance at December 31, 2005		16,011,269	$160	$142,911	$(224)	$(1,175)	$141,672

See accompanying notes to the consolidated financial statements.

VINTAGE WINE TRUST INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (JANUARY 25, 2005) THROUGH DECEMBER 31, 2005
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,555
Adjustments to reconcile net income to cash provided by operating activities:
Compensation expense related to stock awards	1,064
Depreciation and amortization	1,964
Unrealized gain on derivative instruments	(496)
Minority Interest	55
Increase in deferred rental income	1,022
Increase in accounts payable and accrued expenses	2,028
Net change in other assets and other liabilities	70

Net cash provided by operating activities	7,262

CASH FLOWS FROM INVESTING ACTIVITIES:
Property acquisitions	(97,522)
Increase in short-term investments	(55,640)
Acquisition of VWP LLC	(385)
Leasehold improvements and furniture and equipment purchases	(425)

Net cash used in investing activities	(153,972)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	159,360
Offering, formation and registration costs	(14,229)
Proceeds from borrowings under credit facility	23,725
Deferred loan costs	(1,391)
Dividends and distributions paid	(2,825)

Net cash provided by financing activities	164,640

Net increase in cash and cash equivalents	17,930
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$17,930

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Non-cash activity:
Additional paid-in-capital allocated to Minority Interest in OP Units	$2,168
Unrealized loss on short-term investments	$(40)
Unrealized loss on derivatives	$(184)
See accompanying notes to the consolidated financial statements.

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     ORGANIZATION AND BASIS OF PRESENTATION

Organization
      Vintage Wine Trust Inc., which we refer to as the Company, is a Maryland real estate investment trust which was formed on January 25, 2005, and commenced operations on March 23, 2005, concurrent with the closing of a private placement of common stock (see Note 6. Common Stock). We own interests in wine related real estate and conduct our operations, directly or indirectly, through Vintage Wine Trust LP, which we refer to as the Partnership, and its subsidiaries. We are the sole general partner of the Partnership and, as of December 31, 2005, owned approximately 96.6% of the common units of limited partnership interest in the Partnership, which we refer to as Operating Partnership Units (“OP Units”). In connection with the closing of our 144A Offering, we acquired the equity interest in VWP LLC from our founders for $385,000 in cash and 272,750 OP Units. References to “we,” “us” and “our” refer to the Company or, if the context requires, the Partnership and our business and operations conducted through the Partnership and/or directly or indirectly owned subsidiaries.
      Our primary business strategy is to purchase real estate (land, vines, processing facilities, wineries and other improvements), which we simultaneously lease to operators of vineyards, wineries, wine processors and other related businesses under long-term, triple-net leases. Triple-net leases typically require the tenant to pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. We use (i) the terms “vineyards” and “wine related assets” to refer to these types of businesses that are operated on our properties and (ii) the terms “tenant,” “growers” or “branded wineries” to refer to the persons and entities that lease our properties from us.
      As of December 31, 2005, we have completed real estate investments totaling approximately $98 million, consisting of six properties located in California and representing a winery facility and approximately 3,167 acres of planted vineyards and 100 acres of plantable land. Currently, our tenants operate the vineyards and the winery in the following locations: Napa County; Sonoma County; Monterey County and San Luis Obispo County (which are typically referred to as the “Central Coast”); and Madera County (which is typically referred to as the “Central Valley”). The initial lease terms range from 2 to 11 years with a weighted average initial lease term of approximately 6 years. The leases typically have options to renew upon generally the same terms and conditions for one or more additional periods of five years each, exercisable at the option of the tenants.

Basis of Presentation
      The accompanying consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
      Our accompanying consolidated financial statements include the accounts of our Company, our wholly-owned subsidiaries, and other entities where we have majority ownership, all of which we control. The equity interests of other limited partners are reflected as minority interest. All significant inter-company transactions and balances have been eliminated in consolidation. There are no unconsolidated entities that we have direct or indirect control over or that would be considered a variable interest entity.

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real Estate and Depreciation
      The purchase price of real estate properties acquired is allocated to the various components, such as land, vines, buildings and improvements in accordance with the Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, Nos. 141, “Business Combinations” and 142, “Goodwill and Other Intangible Assets.” The purchase price is allocated based on the fair value of each component at the time of acquisition. We believe the fair value of the vines, buildings and improvements approximates their replacement costs. We generally do not acquire real estate assets that have existing leases. We typically execute our leases simultaneously with the purchase of the real estate, and because of this, no value has been ascribed to any existing leases because they do not exist at the time the real estate assets are acquired. Therefore, we have not recorded any lease intangible assets or liabilities on our consolidated balance sheet as of December 31, 2005.
      Depreciation is computed on our vines, buildings and improvements using the straight-line method over the estimated useful life, generally 10 to 40 years. Real estate depreciation expense was approximately $1.9 million for the period ended December 31, 2005.
      We will periodically assess our real estate assets for permanent impairment when events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. Management considers current market conditions and tenant credit analysis in determining whether the recoverability of the carrying amount of an asset should be assessed. When an assessment is warranted, management determines if it is probable that the sum of the expected undiscounted future cash flows is less than the carrying amount of the property being assessed. If the undiscounted future cash flows are less than the carrying amount, then an impairment loss would be recognized equal to the amount of the difference between the fair value of the property and its carrying amount. We had no asset impairments as of December 31, 2005.

Capital Expenditures
      From time to time we will fund capital improvements on our existing properties. Improvements generally include costs incurred on vineyards or facilities during which the tenant’s business continues to operate, and will generally be comprised of planting fallow land, replacing existing vines, or other vineyard or facility related improvements. Capital improvements are recorded as improvements to leased real estate assets on our consolidated balance sheet and the rents charged to the tenant on these improvements during the project are recorded as rental revenue. Once the project is completed, the useful life of the associated assets is determined and depreciation expense is recognized on a prospective basis.

Furniture, Fixtures and Equipment
      Furniture, fixtures and equipment are recorded at cost and are included in other assets. Depreciation is calculated on a straight-line basis over their estimated useful lives, ranging from three to seven years. Total depreciation expense related to our furniture, fixtures and equipment was approximately $37,000 for period ended December 31, 2005.

Cash and Cash Equivalents
      Cash and cash equivalents include highly liquid instruments purchased with original maturities of three months or less.

Short-Term Investments
      Short-term investments have maturities of less than 12 months when purchased and are designated as available-for-sale and, accordingly, are carried at fair value. As of December 31, 2005, our short-term investments had a fair value of $55.6 million, an amortized cost of $55.6 million, and were exclusively

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
comprised of mortgaged-backed securities issued by government sponsored entities, Fannie Mae and Freddie Mac, with maturities extending to February 7, 2006. The weighted-average yield on the portfolio was 3.90% at December 31, 2005. Unrealized gains and losses are reported in comprehensive income in the consolidated statement of shareholders’ equity. Realized gains and losses on sales of investments, if any, are recorded on a specific identification basis. Interest income is recorded on an accrual basis.

Deferred Loan Costs
      Certain costs incurred in connection with the establishment of our credit facility and subsequent debt fundings (see Note 5. Credit Facility) are capitalized and generally amortized over the terms of the respective borrowing or estimated life on a straight-line basis, which approximates the effective interest method. Deferred loan costs include lender fees and other third party costs incurred by us to date in connection with this credit facility. These costs are included in other assets and total approximately $1.4 million as of December 31, 2005. We expect loan costs to increase as we utilize our credit facility. Loan cost amortization expense related to the debt funding of Terra Ventosa in the amount of $23.7 million was approximately $2,000 for the period ended December 31, 2005.

Income Taxes
      We intend to elect and qualify as a real estate investment trust, commonly referred to as a REIT, under the provisions of the Internal Revenue Code of 1986, as amended. As a REIT, we are required to distribute at least 90% of our taxable income (excluding any net capital gains) to our stockholders and comply with certain other requirements. We generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We are subject to certain state and local income and franchise taxes.

Rental Revenue Recognition
      We lease our real estate pursuant to long-term, triple-net leases, under which the tenants typically pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other governmental charges, insurance, utilities, repairs and maintenance. Our leases are recorded as operating leases under SFAS No. 13, “Accounting for Leases,” for financial reporting purposes. As such, the leased assets remain on our balance sheet, and we depreciate them over their estimated useful lives. Rental income attributable to the leases is recorded monthly when due from tenants. Rental income attributable to our leases is generally fixed by the lease agreement.
      Our leases typically provide for contractual annual increases of 2.0% in base rent due from our tenants. In addition, our leases are generally subject to initial additional rent payments at inception, typically representing 1.0% of the purchase price. Our leases typically reset to fair market value of the underlying assets during renewal periods. The fixed minimum rent escalations and any additional rent payments at inception are recognized as rental income over the initial lease term on a straight-line basis. Any rent adjustments above the fixed minimum escalations are recorded as revenue in the period they are due from the tenants. As of December 31, 2005, cash received for contractual rent payments were in excess of the amount recorded as rental revenue for the period ended December 31, 2005, of $1.0 million, which is recorded as deferred rental income on our consolidated balance sheet.

Interest Rate Swaps
      During the normal course of business, we expect to be exposed to certain financial market risks, including fluctuations in interest rates, particularly when we become a substantial borrower. In general, our strategy of match funding of our long-term debt to our leases reduces our exposure to interest rate fluctuations by substantially locking in our investment spreads during the initial term of the leases. As part of this strategy, we expect to use interest rate swap arrangements to manage or hedge our risk related to the effect of interest rate

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fluctuations on our investment spreads. We do not intend to enter into interest rate swap arrangements for speculative purposes. We will generally hedge variable rate debt to convert it to a fixed interest rate, designating such hedge as a cash flow hedge.
      On June 30, 2005, we entered into two interest rate swaps that were executed in anticipation of entering into variable rate debt on certain investments. On June 30 and December 28, 2005, the Company designated these swaps as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
      Prior to their designation and effectiveness as cash flow hedges, the swaps were classified as free-standing derivatives and we recognized in income cumulative unrealized gains from changes in fair value of the interest rate swaps of approximately $496,000 and interest payments of $86,000 in our consolidated statement of operations. The table below sets forth a summary of the terms of these swaps (dollars in thousands) as of December 31, 2005:

Notional Amount	Fixed Interest Rate	Maturity

$19,500	6.07%	1/10/2016
3,055	6.34%	1/10/2016

$22,555

Earnings Per Share
      We calculate basic and diluted earnings per share in accordance with SFAS No. 128 “Earnings per Share.” Basic earnings per share excludes dilution and is based on consolidated net income available to common stockholders and the weighted-average common shares that are outstanding during the period. Diluted earnings per share includes the dilutive effect of common stock equivalents and is based on consolidated net income available to common stockholders and the weighted-average common shares and dilutive common stock equivalents outstanding during the period. The weighted-average dilutive common shares reflect the potential increase of common shares if outstanding securities were converted into common stock, or if contracts to issue common stock were exercised. As of December 31, our dilutive shares of common stock outstanding included 43,370 shares of unvested common stock.
      The following is a reconciliation of net income used to calculate basic and diluted earnings per share for the period ended December 31, 2005 (in thousands):

Net income	$1,555
Minority Interest	55

Net income for diluted EPS	$1,610

      The following is a reconciliation of the weighted-average common shares used to calculate basic and diluted earnings per share for the period ended December 31, 2005 (in thousands):

Common shares outstanding	16,011
OP Units outstanding	273
Unvested common share grants	43

Common shares outstanding for diluted EPS	16,327

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation
      We account for share-based compensation in accordance with SFAS No. 123R “Share-Based Payment,” which establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. Compensation expense related to grants of stock, stock options and other equity instruments is recognized over the vesting period of such grants based on the estimated fair value on the grant date.

Fair Value of Financial Instruments
      In the normal course of business, we invest in various financial instruments and incur various financial liabilities. The estimated fair value of the financial instruments indicated below has been determined by available market information and appropriate valuation methodology. Considerable judgment is required in interpreting market data to develop the estimates of fair value and, therefore, changes in the assumptions may have a material effect on the fair value estimates. Other significant assets and liabilities, including real estate investments and deferred rental income are not considered financial instruments.

•	The carrying value of cash and cash equivalents approximate their fair values primarily due to their liquidity and short-term nature.

•	The carrying value of short-term investments of $55.6 million represents fair value, with an amortized cost of $55.6 million.

•	The carrying value of mortgage debt of $23.7 million represents fair value, based on the nature, rate and term of the instrument.

•	The carrying value of interest rate swaps of approximately $306,000 represents fair value, and is recorded in other assets in our consolidated balance sheet.

Use of Estimates
      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	REAL ESTATE INVESTMENTS
      Since inception, we acquired vineyards and related assets totaling $97.9 million. The following is a summary of our real estate investments (dollars in thousands):

Property			Purchase		Total/ Planted
Name	Location	Tenant	Price	Lease Term	Acres

Terra Ventosa	Central Coast	The Robert Mondavi Corporation	$37,103	11 years	1,408/1,216
Huichica Hills	Napa and Sonoma Counties	The Robert Mondavi Corporation	$30,081	2 years	589/383
Iron Corral	Napa Valley	Foster’s Wine Estates Americas	$9,539	2 years	424/142
Edna Valley	Central Coast	The Wine Group LLC	$8,045	2 years	100/60
Gravelly Ford	Central Valley	Carson Smith Farming Company	$7,049	7 years	769/769
Pope Creek	Central Valley	Brar & Dellavalle	$6,090	5 years	624/597
      On December 21, 2005, the Company purchased a winery facility and vineyards for a total cost of approximately $8 million. The facility and vineyards were purchased from The Wine Group, Inc. (“TWG”), and is leased-back to the TWG for a two-year term, expiring December 31, 2007. The lease contains 3 five-year options to renew. A portion of the equipment purchased, totaling $0.9 million, was acquired by our taxable REIT subsidiary. The remaining assets were acquired by the Partnership.

4.	OPERATING LEASES
      Contractual future minimum lease payments due from our tenants are as follows (in thousands):

For the year ended December 31,
2006	$8,172
2007	5,162
2008	4,552
2009	4,643
2010	4,182
2011 and thereafter	18,706

$45,417

      Property under operating leases and held for lease consists of the following at December 31, 2005 (in thousands):

Land	$50,041
Vines	32,656
Buildings and improvements	13,537
Equipment	1,673

97,907
Less accumulated depreciation	(1,927)

$95,980

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	CREDIT FACILITY
      On September 27, 2005, the Company entered into a Credit Agreement (the “Agreement”) with Bank of the West, as Administrative Agent, and a number of other lenders as the Party Lenders (collectively, the “Lenders”).
      Pursuant to the Agreement, the Lenders have provided us with an 18 month commitment period to draw down on the facility. The aggregate commitment of the Lenders under the credit facility is $150 million, which may be increased up to $250 million at our request subject to, among other things, there existing no event of default and the agreement by one or more Lenders to the requested increase. In addition to applicable utilization fees and facility fees, loans made to us by the Lenders pursuant to the Agreement will bear interest, at our option, at a rate equal to either: (i) the Eurodollar Rate plus an applicable margin (as defined by the Agreement), or (ii) the Federal Funds Rate plus an applicable margin (as defined by the Agreement). We may repay outstanding principal and interest in whole or in part without penalty, subject to reimbursement of certain costs of the Lenders.
      The use of any proceeds from the Agreement is restricted to the funding of investments in vineyards and other wine related assets. The loan terms will coincide with the underlying asset lease terms.
      The Agreement provides for customary representations, warranties, negative and affirmative covenants (including certain financial covenants relating to the Company’s adjusted consolidated net worth, consolidated total indebtedness to consolidated total assets, and certain other leverage and coverage ratios), and includes customary events of default and certain cross default provisions.
      On November 15, 2005, the Company mortgaged the Terra Ventosa property with borrowings under its existing credit facility in the amount of $23.7 million (“the Loan”). The Loan has a maturity date of January 10, 2016, and bears interest at a rate of LIBOR plus 1.5%. The proceeds of the Loan will be used for future property acquisitions.
      Prior to the Loan funding, on June 30, 2005, the Company designated its existing swap with a notional amount of $19.5 million as a forecasted cash flow hedge transaction, with $19.5 million of the Loan representing the hedged transaction. The interest rate swap provides a fixed rate of 6.07%. Additionally, on December 28th, 2005, the Company restructured its existing interest rate swap of $3.1 million to extend its maturity date to January 10, 2016, and designated the corresponding amount as a cash flow hedge, with $3.1 million of the Loan representing the hedged transaction. The interest rate swap provides a fixed rate of 6.34%. The combined interest rate swaps hedge $22.6 million of the Loan amount at an effective weighted-average fixed rate of interest of 6.11%, with the remaining $1.1 million of the Loan amount at a variable interest rate.
      The Company had no other outstanding debt as of December 31, 2005.

6.	COMMON STOCK
      In March and April, 2005, the Company sold 16.0 million shares of its common stock through transactions which were exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 144A, Regulation S and Regulation D (the “144A Offering”). Gross proceeds were $159.4 million. Net proceeds, after deducting the underwriter’s discount and other offering and formation expenses were $145.9 million. As of December 31, 2005, the Company issued restricted shares of 43,370 to independent directors, certain officers and employees of the Company and issued 290,355 LTIP Units, which are a special class of partnership interest in our operating partnership, to certain officers of the Company. As of December 31, 2005, the Company has a total of 16,011,269 common shares outstanding. In addition, certain officers and founding members of the Company own OP Units and LTIP Units totaling 563,105 units which are convertible into common shares under certain circumstances.

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At the time of the 144A Offering, the Company entered into a Registration Rights Agreement which required, among other things, that the Company file with the Securities and Exchange Commission (“SEC”) no later than 240 days of the date of the 144A Offering Memorandum, or November 11, 2005, a resale shelf registration statement providing for the resale of the shares of our common stock. We are also required to use our commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable after the filing and to become listed on the Nasdaq National Market or the New York Stock Exchange if we meet the criteria for listing.
      On November 10, 2005, the Company filed a Registration Statement on Form S-11 (the “S-11”) with the Securities and Exchange Commission pursuant to our Registration Rights Agreement. The S-11 was filed as a resale shelf registration statement providing for the resale of shares of our common stock issued under the 144A Offering. The Company can not predict when, if at all, the S-11 will be deemed effective. Costs associated with registering these shares will be recorded as a reduction to Stockholders’ Equity and charged to additional paid in capital when incurred. As of December 31, 2005, the Company incurred costs totaling $0.7 million, which were charged to additional paid in capital.

7.	MINORITY INTEREST
      Concurrent with the closing of our 144A Offering, the holders of the membership interests in VWP LLC contributed their membership interests to our operating partnership for cash and OP Units. The assets of VWP LLC consisted primarily of deferred costs associated with properties under a signed letter of intent for acquisition. The aggregate value allocated to these OP Units was $2.2 million based on the net book value of the common stock issued under our 144A offering. This allocation was reported as a reduction to additional paid-in capital. Net equity allocated to the limited partners (other than the Company), which we describe as the Minority Interest, is based on their ownership percentage of the Partnership at the end of the period. The ownership percentage is determined by dividing the number of OP Units held by the Minority Interest at the end of the period by the total OP Units outstanding at the end of the period. The Minority Interest ownership percentage in the Partnership’s equity was 3.4% (including unvested LTIP Units) as of December 31, 2005.
      Income before minority interest is allocated to the limited partners based on their weighted-average ownership during the period. The ownership percentage is determined by dividing the weighted-average number of OP Units held by the Minority Interest by the total weighted-average number of OP Units outstanding during the period. The Minority Interest ownership percentage in income of the Partnership was 3.4% (including unvested LTIP Units) for the period ended December 31, 2005.
      Holders of OP Units and unvested LTIP Units in the Partnership, which we refer to as Unitholders, are entitled to quarterly distributions which are equivalent to the quarterly dividend distributions received by holders of common shares. There were 563,105 OP Units and LTIP Units in the Partnership as of December 31, 2005 not held by the Company, which were outstanding and could be exchanged for common shares of the Company on a one-for-one basis under certain circumstances.

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	DIVIDENDS DECLARED
      The following table summarizes our dividend activity for the period ended December 31, 2005:

	Declaration		Per
	Date	Date Payable	Share	Total

				($000)
Common Shares:
Second Quarter 2005	5/24/2005	7/15/2005	$0.03	$482
Third Quarter 2005	9/12/2005	10/15/2005	$0.04	$642
Fourth Quarter 2005	11/30/2005	12/27/2005	$0.10	$1,606
OP Units not held by the Company:
Second Quarter 2005	5/24/2005	7/15/2005	$0.03	$17
Third Quarter 2005	9/12/2005	10/15/2005	$0.04	$22
Fourth Quarter 2005	11/30/2005	12/27/2005	$0.10	$56

9.	EQUITY INCENTIVE PLAN
      The Company adopted the Vintage Wine Trust 2005 Equity Incentive Plan (the “Plan”) to provide for awards in the form of stock options, restricted stock and other equity-based incentive awards, including interests in our operating partnership. Directors, officers and employees of the Company are eligible to receive awards under the Plan, and the Plan limits awards granted to a maximum of 814,201 common shares or common share equivalents.
      In accordance with the Plan, as of December 31, 2005, 43,370 common shares were issued to directors, officers and employees in the form of unvested share grants. These shares had a value of $433,700 ($10 per share), which was the fair market value of the Company’s common stock at grant date, and vest ratably over three years on the anniversary date. Compensation expense related to the issuance of these unvested common shares was approximately $108,000 for the period ended December 31, 2005. As of December 31, 2005, unamortized deferred compensation expense related to those unvested common shares was $325,700, and have a remaining estimated amortization period of 27 months.
      In addition, 290,355 common share equivalents were issued to officers in the form of LTIP Units. The LTIP Units were issued in March and May, 2005, at a value of $2.9 million ($10.00 per share). An LTIP Unit is generally the economic equivalent of a share of common stock in the Company. The aggregate value of the LTIP Units is not included within Stockholders’ Equity as such securities are those of the Operating Partnership and have been included in Minority Interest in the Consolidated Balance Sheet. The LTIP Units vest over a two-year term for the CEO and a three-year term for all other employees who received a grant. Compensation expense related to the issuance of these LTIP Units was approximately $956,000 for the period ended December 31, 2005. As of December 31, 2005, unamortized deferred compensation expense related to those unvested LTIP units was $1.9 million, and have a remaining estimated amortization period of 15 to 27 months.
      Both unvested stock grants and LTIP Units are measured at fair value on the date of grant based on the number of shares or units granted and the price of the Company’s Common Stock on the date of grant. We determined that the share price of common stock sold under our 144A offering at $10.00 per share represents fair value. Such value is recognized as an expense ratably over the corresponding employee service (vesting) period. Dividends paid on both vested and unvested shares of common stock are charged directly to Distributions in excess of accumulated earnings in the Consolidated Balance Sheet. Distributions paid on both vested and unvested LTIP Units are charged directly to Minority Interest in the Consolidated Balance Sheet. We do not expect any material forfeitures over the vesting-term of the grants.

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following is a summary of activity for unvested common shares and LTIP Units for the period ended December 31, 2005:

		Weighted		Weighted
		Average		Average
		Exercise	Common	Exercise
	LTIP Units	Price	Shares	Price

Outstanding at beginning of year	—	—	—	—
Granted	290,355	$10.00	43,870	$10.00
Exercised	—	—	—	—
Forfeited	—	—	(500)	$10.00
	—

	290,355	$10.00	43,370	$10.00

      None of the grants vested during 2005. A schedule for vesting of unvested common shares and LTIP Units appears below:

Year	LTIP Units	Common Shares	Total

2006	121,944	14,456	136,067
2007	121,944	14,456	136,067
2008	46,467	14,458	60,590
      Total shares under the Plan remaining for future grant are 480,476.

10.	COMMITMENTS AND CONTINGENCIES
      As of December 31, 2005, the Company had contractual obligations under an operating lease for our office facilities that expires on November 30, 2007. Minimum lease payments are approximately $156,000 and $147,000 in 2006 and 2007, respectively.
      The Company also has obligations under employment agreements with certain officers of the Company, which, among other items, provides for minimum bonus payments each year of approximately $482,000 in 2006, 2007 and 2008.
      The Company also has obligations under the Credit Agreement (Note 5. Credit Facility) which requires us to pay unused commitment fees of 0.035% on our unused committed borrowing. Fees are calculated and payable quarterly. As of December 31, 2005, our unused committed borrowing was approximately $126.3 million.
      We are not aware of any other material commitments or contingencies, or any threatened or pending litigation.

11.	SEGMENT INFORMATION
      SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” provides standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker or decision making group in deciding how to allocate resources and in assessing performance. The Company’s chief decision maker is the Chief Executive Officer.
      The Company has only one operating segment. This operating segment engages in the purchase of real estate (land, buildings and other improvements), which we simultaneously lease to operators under long-term,

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
triple-net leases. We focus on leasing properties to wineries and growers in the wine growing regions in the United States, principally in California.

12.	TENANT AND GEOGRAPHIC CONCENTRATION
      For the period ended December 31, 2005, our largest lessee, Constellation Brands, Inc. and its Subsidiaries (“Constellation”), accounted for approximately 80% of our total rental revenue. Constellation is the parent company of the operating subsidiary, The Robert Mondavi Corporation, who is the named tenant, and is the guarantor of the leases. Constellation leases two of our vineyards, totaling 1,599 planted acres. Constellation is a publicly traded company that files all necessary reports with the SEC. Relevant information regarding Constellation may be found at the SEC’s website www.sec.gov. As a result of the concentration of revenue generated from a single lessee, a default on its respective lease obligations would have a material adverse effect on our financial condition, results of operations and cash flows until the defaults were cured or the properties could be leased to a new tenant or tenants. Summary financial information of Constellation obtained from their most recent Form 10-K filing is as follows:

	As of and for the
	Years Ended February 28,

	2005	2004	2003

	(In millions)
Sales	$5,140	$4,469	$3,583
Gross profit	$1,141	$976	$761
Net income	$276	$220	$203
Total assets	$7,804	$5,559
Long-term debt, including current maturities	$3,273	$2,046
Total stockholders’ equity	$2,780	$2,378
      As of December 31, 2005, all of our investments were located in the State of California, which is the primary grape growing region in the United States. Within our portfolio, we have significant geographic dispersion among the California wine regions, with 44% of our planted acres in the Central Valley, 39% in the Central Coast and 17% in Napa and Sonoma Counties. In addition, we have significant diversity of grape varietals.

13.	SUBSEQUENT EVENTS

Dividend Declaration
      On February 22, 2006, the Board of Directors of the Company declared a 2006 first quarter dividend of $0.06 per common share, totaling approximately $963,000. The dividend was paid on March 31, 2006 to stockholders of record on March 16, 2006. In addition, OP Units not held by the Company also received a $0.06 distribution, totaling approximately $34,000.
      The pro forma effect of this dividend payment on cash and net equity as of December 31, 2005 is as follows (in thousands):

	Actual	Adjustment	Pro Forma

Cash and Equivalents	$17,930	$(997)	$16,933
Total Stockholders’ Equity	$141,672	$(997)	$140,675

VINTAGE WINE TRUST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vineyard Acquisition
      On March 30, 2006 the Company purchased the San Mateo vineyard for a total cost of approximately $7.2 million. The vineyard was purchased from Donald J. Peracchi, (“DJP”), an independent grape grower, and was concurrently leased-back to DJP for a seven year term, expiring December 31, 2012. The lease contains 3 five-year options to renew.

Winery Acquisition
      On March 30, 2006, the Company purchased the Hopland winery facility and vineyards for a total cost of approximately $6.1 million. The facility and vineyards were purchased from Ste. Michelle Wine Estates LTD, and was concurrently leased-back to the Weibel Family Wine Group for a six year term, expiring June 30, 2012. The lease contains 3 five-year options to renew. A portion of the equipment purchased totaling $1.6 million, representing personal property, was acquired by our taxable REIT subsidiary. The remaining assets were acquired by the Partnership.

Credit Facility Borrowings
      Concurrent with the property acquisitions on March 30, 2006, the Company mortgaged the San Mateo vineyard and Hopland winery with borrowings under its existing facility. Terms of the borrowings are as follows (in thousands):

	Principal	Maturity	Interest Rate

San Mateo vineyard	$4,680	12/31/2012	LIBOR + 1.375%
Hopland winery	$3,916	6/30/2012	LIBOR + 1.375%
The proceeds of the borrowings will be used for future property acquisitions.
      Concurrent with these borrowings, the company entered into interest rate swaps to fix the interest rate and designated these swaps as cash flow hedges. The terms of the swaps are as follows (in thousands):

	Notional Amount	Maturity	Interest Rate

San Mateo vineyard	$4,680	12/31/2012	6.49%
Hopland winery	$3,916	6/30/2012	6.71%

Vintage Wine Trust, Inc.
Schedule III—Real Estate and Accumulated Depreciation
(Dollars in thousands)

	December 31, 2005

						Costs		Development
					Vineyards,	capitalized		and
					Buildings and	subsequent to	Land held for	construction		Accumulated	Date	Depreciable
Property Name	Location	Type	Encumbrances	Land	Improvements	acquisition	development	in progress	Total	Depreciation	acquired	Lives (Years)

Terra Ventosa	Monterey County, CA	Vineyard	$23,725	$14,165	$22,938	$—	$—	$—	$37,103	$955	3/24/2005	(4)
Huichica Hills	Napa and Sonoma County, CA	Vineyard	—	22,908	7,173	—	—	—	30,081	401	3/24/2005	(4)
Iron Corral	Napa Valley, CA	Vineyard	—	6,168	3,371	—	—	—	9,539	90	6/28/2005	(4)
Gravelly Ford	Madera County, CA	Vineyard	—	2,921	4,128	—	—	—	7,048	197	6/28/2005	(4)
Pope Creek	Madera County, CA	Vineyard	—	2,492	3,585	13	—	—	6,090	255	3/24/2005	(4)
SLO — Edna Valley	San Luis Obispo County, CA	Winery & Vineyard	—	1,386	6,658				8,045	28	12/21/2005	(4)

			$23,725	$50,041	$47,853	$13	$—	$—	$97,907	$1,927

(1) Reconciliation of ending balance:
	Balance beginning of period		$—
	Acquisitions in the period ended December 31, 2005		97,907
	Deductions in the period ended December 31, 2005		—

	Balance at the end of the period		$97,907

(2) The aggregate costs for Federal income tax purposes is $97.9 million.
(3) Reconciliation of ending balance:
	Balance beginning of period		$—
	Additions in the period ended December 31, 2005		1,927
	Deductions in the period ended December 31, 2005		—

	Balance at the end of the period		$1,927

(4) Depreciation of the vineyard, buildings and improvements are calculated over lives ranging from 10 to 40 years.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.     Other Expenses of Issuance and Distribution
      The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock registered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission		$18,850
Accounting fees and expenses		*
Legal fees and expenses		*
Printing fees and expenses		*
Miscellaneous		*

Total	$

*	To be filed by amendment.
      All expenses in connection with the registration of the common stock being registered hereby shall be borne by the registrant and are included in the table above.
Item 32.     Sales to Special Parties
      None.
Item 33.     Recent Sales of Unregistered Securities
      The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided by Section 4(2) for transactions not involving a public offering:

•	On March 23 and April 20, 2005, we sold 14,836,000 shares of common stock in a private unregistered offering to Friedman, Billings, Ramsey & Co. Inc., or FBR, pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the common stock sold to FBR was $9.30, net of FBR’s discount, for an aggregate offering price of approximately $138.0 million, and the per share offering price to investors was $10.00.

•	On March 23, 2005, we sold 1,075,269 shares of common stock in a private unregistered offering to Friedman, Billings, Ramsey Group, Inc., the parent company of FBR, pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. The per share purchase price of the common stock sold to Friedman, Billings, Ramsey Group, Inc. was $9.30, for an aggregate offering price of approximately $10.0 million.

•	On March 23, 2005, we sold 100,000 shares of common stock to our senior officers, directors and certain other parties in connection with our directed share program, each of whom returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were accredited investors, pursuant to the exemption from registration set forth in section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The per share purchase price of the common stock sold to our senior officers, directors and certain other parties was $10.00, for an aggregate offering price of approximately $1.0 million.

•	On March 23, 2005, we issued an aggregate of 290,355 LTIP units exchangeable, under certain circumstances, for 290,355 OP units, which OP units are exchangeable for 290,355 shares of our common stock on a one for one basis, under the 2005 equity incentive plan pursuant to the exemptions from registration set forth in Section 4(2) of the Securities Act and in Rule 701 under the Securities Act. Of these 290,355 LTIP units, 150,953 were issued to Mr. Ciatti, 86,718 were issued to Mr. Shell, 35,329 were issued to Ms. Fischer and 17,355 were issued to Mr. Shea.

•	In connection with our formation transactions, on March 23, 2005, we issued an aggregate of 272,750 OP units exchangeable for 272,750 shares of our common stock to the former members of our predecessor, VWP LLC, in exchange for their ownership interests in VWP LLC pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of the former members of VWP LLC returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were accredited investors. Of these 272,750 OP units, 24,000 were issued to Mr. Ciatti, 25,000 were issued to Mr. Shell, 11,250 were issued to Ms. Fischer, 12,500 were issued to Mr. Don Green, and 200,000 were issued to First Banc Mortgage LLC. The per unit price of the OP units sold to the members of VWP LLC was $10.00 per unit.

      We have issued from time to time securities exchangeable for shares of our common stock to our directors, officers and various key employees of the under the 2005 equity incentive program. These securities were issued at no cost to the holder and in reliance upon an exemption from the registration provisions of the Securities Act pursuant to Rule 701 thereunder.
Item 34.     Indemnification of Directors and Officers
      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of financial disposition of a proceeding to any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of the company. The charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.
      Maryland law requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in the right of the company or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on the directors or officers behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
      The foregoing summaries are necessarily subject to the complete text of the Maryland General Corporation Law, our charter and bylaws, the indemnity agreements entered into between us and each of our directors and officers and our directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.
Item 35.     Treatment of Proceeds from Stock Being Registered
      Not applicable. The registrant will not receive any proceeds from the sale of the stock by the selling stockholders. This registration is solely for the benefit of the selling stockholders.
Item 36.     Exhibits and Financial Statement Schedules

(a)	Exhibits
      The exhibits listed on the Exhibit Index following the signature page are included in this registration statement.

(b)	Financial Statement Schedules
      See Index to Financial Statements.
Item 37.     Undertakings
      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director or officer of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be bound by the final adjudication of such issue.
      (b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (c) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant, Vintage Wine Trust Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Marin, State of California, on this 12th day of May 2006.

VINTAGE WINE TRUST INC.
(registrant)

By:	/s/ Tamara D. Fischer

Name: Tamara D. Fischer

Title:	Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Signature	Title	Date

/s/ Joseph W. Ciatti Joseph W. Ciatti	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 12, 2006

/s/ Tamara D. Fischer Tamara D. Fischer	Chief Financial Officer (Principal Financial Officer)	May 12, 2006

/s/ Brian P. Shea Brian P. Shea	Senior Vice President and Corporate Controller (Principal Accounting Officer)	May 12, 2006

/s/ Richard N. Shell Richard N. Shell	Chief Operating Officer and Director	May 12, 2006

/s/ Irwin L. Gubman Irwin L. Gubman	Director	May 12, 2006

/s/ Walter Klenz Walter Klenz	Director	May 7, 2006

/s/ Stephen P. Wallace Stephen P. Wallace	Director	May 12, 2006
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Tamara D. Fischer and Richard N. Shell, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to sign any and all registration statements relating to the same registration and offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, the NASDAQ Stock Market and such other authorities as he deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ W. Scott Hedrick W. Scott Hedrick	Director	May 12, 2006

EXHIBIT INDEX

Exhibit
Number	Description

3.1**	Articles of Amendment and Restatement of Vintage Wine Trust Inc.
3.2**	Bylaws of Vintage Wine Trust Inc.
3.3**	First Amended and Restated Agreement of Limited Partnership of Vintage Wine Trust LP
3.4**	Declaration of Trust of Vintage Wine Business Trust I
3.5**	Bylaws of Vintage Wine Business Trust I
3.6**	Declaration of Trust of Vintage Wine Business Trust II
3.7**	Bylaws of Vintage Wine Business Trust II
3.8**	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Vintage Wine Trust LP
3.9***	Amended and Restated Bylaws of Vintage Wine Trust Inc.
4.1*	Specimen Common Stock Certificate
4.2**	Registration Rights Agreement dated as of March 23, 2005, between Vintage Wine Trust Inc. and Friedman, Billings, Ramsey & Co., Inc.
4.3**	Registration Rights Agreement dated as of March 23, 2005, among Vintage Wine Trust Inc., Joseph W. Ciatti, Richard N. Shell, Tamara D. Fischer, Don Green and First Banc Mortgage LLC
5.1*	Opinion of Clifford Chance US LLP
8.1*	Tax Opinion of Clifford Chance US LLP
10.1**	Vintage Wine Trust Inc. 2005 Equity Incentive Plan
10.2**	Vintage Wine Trust Inc. 2005 Incentive Bonus Plan
10.3(a)**	Form of Restricted Stock Award Agreement for directors
10.3(b)**	Form of Restricted Stock Award Agreement for employees
10.4**	Form of Long-Term Incentive Plan Unit Vesting Agreement
10.5**	Employment Agreement dated as of March 23, 2005, between Vintage Wine Trust Inc. and Joseph W. Ciatti
10.6**	Employment Agreement dated as of March 23, 2005, between Vintage Wine Trust Inc. and Richard N. Shell
10.7**	Employment Agreement dated as of March 23, 2005, between Vintage Wine Trust Inc. and Tamara D. Fischer
10.8**	Employment Agreement dated as of March 23, 2005, between Vintage Wine Trust Inc. and Andrew Bledsoe
10.9**	Employment Agreement dated as of May 5, 2005, between Vintage Wine Trust Inc. and Brian P. Shea
10.10**	Form of Indemnification Agreement, entered into by Vintage Wine Trust Inc. and each of Brian Shea, Andrew Bledsoe, Charles Johnson, Tammy Fischer, Stephen Wallace, Scott Hedrick, Irv Gubman, Walter Klenz, Richard Shell, and Joe Ciatti
10.11**	Credit Agreement dated as of September 28, 2005, between Bank of the West and Vintage Wine Trust LP
10.12**	Form of Lock-Up Agreement entered into by Vintage Wine Trust Inc. and each of Joseph W. Ciatti, Richard N. Shell, Irwin L. Gubman, W. Scott Hedrick, Stephen P. Wallace, Tamara D. Fischer, Andrew Bledose, Charles A. Johnson, First Banc, Don Green, and Eamonn Keegan
10.13**	Irrevocable Contribution Agreement dated as of February 18, 2005, among First Banc Mortgage LLC, Vintage Wine Trust LP, Vintage Wine Trust Inc. and VWP LLC
10.14**	Irrevocable Contribution Agreement dated as of February 18, 2005, among Don Green, Richard N. Shell, Shell Investors LLC, Vintage Wine Trust LP and Vintage Wine Trust Inc.

Exhibit
Number	Description

10.15**	Irrevocable Contribution Agreement dated as of February 18, 2005, among Richard N. Shell, Ciatti Shell LLC, Vintage Wine Trust LP and Vintage Wine Trust Inc.
10.16**	Irrevocable Contribution Agreement dated as of February 18, 2005, among Tamara D. Fischer, Ciatti Shell LLC, Vintage Wine Trust LP and Vintage Wine Trust Inc.
10.17**	Irrevocable Contribution Agreement dated as of February 18, 2005, among Joseph W. Ciatti, Ciatti Shell LLC, Vintage Wine Trust LP and Vintage Wine Trust Inc.
10.18**	Purchase Agreement dated as of February 18, 2005, among Eamonn Keegan, Joseph W. Ciatti, Ciatti Investors LLC, Vintage Wine Trust LP and Vintage Wine Trust Inc.
10.19**	Purchase Agreement dated as of February 18, 2005, among Jeffrey O’Neill, Joseph W. Ciatti, Ciatti Investors LLC, Vintage Wine Trust LP and Vintage Wine Trust Inc.
10.20**	Purchase/Placement Agreement dated as of March 16, 2005, among Friedman, Billings, Ramsey & Co., Inc., Vintage Wine Trust LP and Vintage Wine Trust Inc.
21.1**	List of Subsidiaries of Vintage Wine Trust Inc.
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3***	Consent of Deloitte & Touche LLP
23.4**	Consent of George Schofield & Associates
24.1***	Power of Attorney (included on the signature page of the prior and current filing)

*	To be filed by amendment.

**	Previously filed.

***	Filed herewith.